Rule 424(b)(3)
                                                              File No. 333-23137
                                  [SONUS LOGO]

                                   SONUS CORP.

                             3,744,492 COMMON SHARES



         This Prospectus relates to 3,744,492 common shares (the "Shares") of the capital stock of Sonus Corp. (the "Company") which may be offered for sale from time to time by the selling shareholders identified under "Selling Shareholders." The expenses of the offering, estimated at $270,000, will be borne by the Company.

         The Company is an Alberta, Canada corporation. Effective February 9, 1998, the Company changed its name from HealthCare Capital Corp. to Sonus Corp. The Company's common shares, without nominal or par value (the "Common Shares"), began trading on the American Stock Exchange ("AMEX") on February 10, 1998. The last reported sale price of the Common Shares on AMEX on June 5, 1998, was $7.5625 per share. Until February 10, 1998, the Common Shares were traded in Canada on The Alberta Stock Exchange (the "ASE").

         The Company has been advised that the selling shareholders expect to offer the Shares from time to time at prices and on terms then prevailing on AMEX or at prices related to the then-current market prices, or in negotiated transactions. See "Selling Shareholders" and "Plan of Distribution."

         The Shares covered by this Prospectus include approximately 1.5 million Common Shares issuable upon the exercise of warrants or convertible securities acquired by certain selling shareholders prior to the date of this Prospectus. This Prospectus relates only to the Shares issuable upon the exercise of such warrants or convertible securities and not to the warrants or convertible securities themselves.

         The selling shareholders and any broker-dealers who may participate in sales of Shares covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES.


================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                  The date of this Prospectus is June 9, 1998.

              [Map of United States and Canada Showing Sonus Corp.
                         Hearing Care Clinic Locations]

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY..........................................................  1

RISK FACTORS................................................................  4

SERVICE AND ENFORCEMENT OF LEGAL PROCESS.................................... 10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................... 10

PRICE RANGE OF COMMON SHARES................................................ 11

DIVIDEND POLICY............................................................. 11

CAPITALIZATION.............................................................. 12

ACQUISITION OF SECURITIES BY WARBURG........................................ 13

SELLING SHAREHOLDERS........................................................ 14

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................... 23

BUSINESS ................................................................... 29

MANAGEMENT.................................................................. 38

EXECUTIVE COMPENSATION...................................................... 40

CERTAIN TRANSACTIONS........................................................ 45

PRINCIPAL SHAREHOLDERS...................................................... 48

DESCRIPTION OF CAPITAL STOCK................................................ 49

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.................................. 52

INVESTMENT CANADA ACT....................................................... 54

TRANSFER AGENT.............................................................. 54

PLAN OF DISTRIBUTION........................................................ 54

LEGAL MATTERS............................................................... 55

EXPERTS  ................................................................... 55

ADDITIONAL INFORMATION...................................................... 55

PRO FORMA FINANCIAL INFORMATION............................................. 57

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Additionally, investors should carefully consider the information set forth under "Risk Factors" beginning on page 4. All dollar amounts, unless otherwise indicated, are expressed in United States dollars and, if converted from Canadian dollars, have been so converted using the spot exchange rate on the date indicated as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.

                                   THE COMPANY

         The Company, through its primary operating subsidiaries Sonus-Canada Ltd., a British Columbia corporation ("Sonus-Canada"), and SONUS-USA, INC., a Washington corporation ("Sonus-USA"), currently owns and operates a network of 69 hearing care clinics in the United States and Western Canada. The clinics are located primarily in the metropolitan areas of Tucson, Arizona; Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Portland, Oregon; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets. From August 1, 1996, to May 31, 1998, the Company acquired 60 hearing care clinics.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. Substantially all of the Company's hearing care clinics are staffed by audiologists. The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.

         The Company was incorporated under the laws of the Province of Alberta, Canada in July 1993, under the name "575035 Alberta Ltd." The Company changed its name to HealthCare Capital Corp. in October 1994. On February 9, 1998, the Company changed its name to Sonus Corp. The Company's executive offices are located at 111 S.W. Fifth Avenue, Suite 2390, Portland, Oregon 97204 (telephone
(503) 225-9152), and an additional corporate office is located at Suite 1120, 595 Howe Street, Vancouver, B.C. V6B 1NZ (telephone (604) 685-4854).

                               RECENT DEVELOPMENTS

         On December 24, 1997, the Company completed the sale of 13,333,333 shares of the Company's Series A Convertible Preferred Shares, without nominal or par value (the "Convertible Shares"), together with warrants to purchase an additional 2,000,000 Common Shares at an exercise price of $12.00 per share (the "Warrants"), to Warburg Pincus Ventures, L.P., a Delaware limited partnership ("Warburg"), for an aggregate price of $18,000,000 (the "Warburg Sale"). See "Acquisition of Securities by Warburg." As a result of the Warburg Sale, Warburg, Pincus & Co., the general partner of Warburg, holds voting power with respect to 33% of the outstanding voting securities of the Company. See "Risk Factors--Concentration of Share Ownership." Including the Common Shares issuable upon exercise of the Warrants, Warburg, Pincus & Co. beneficially owns approximately 46% of the Company's outstanding voting securities. The Convertible Shares have the rights, privileges, and preferences set forth in the section of this Prospectus entitled "Description of Capital Stock--Convertible Shares." The Company has granted Warburg certain registration rights with respect to Common Shares issuable upon conversion of the Convertible Shares.

         Under the terms of the Warburg Sale, the Company is required to nominate and use its reasonable best efforts to cause to be elected and remain as directors two persons designated by Warburg, subject to certain conditions. See "Description of Capital Stock--Convertible Shares." On December 24, 1997, Gene K. Balzer, Ph.D., resigned as a director of the Company and Warburg's designee, Joel Ackerman, was appointed to fill the resulting vacancy. See "Management." Because of certain restrictions on the appointment of additional non-Canadian directors under Alberta corporate law, Warburg has agreed to defer designation of a second nominee. The Company is presently investigating alternatives that may allow additional non-Canadian residents to be elected as directors. See "Acquisition of Shares by Warburg."

         Also on December 24, 1997, the Company finalized employment contracts with certain of its executive officers who were not previously parties to employment agreements with the Company, including Brandon M. Dawson, President and Chief Executive Officer, Edwin J. Kawasaki, Vice President-Finance and Chief Financial Officer, and Randall E. Drullinger, Vice President-Marketing. See "Executive Compensation--Employment and Consulting Agreements." In addition, effective February 2, 1998, the Company granted stock options for a total of 800,000 Common Shares to the foregoing executive officers pursuant to the terms of the Company's 1996 Stock Award Plan.

         On February 9, 1998, the Company's shareholders approved a one-for-five reverse stock split of the Common Shares, and on February 10, 1998, the Common Shares became listed on AMEX. All share and per share values in this Prospectus have been restated to reflect the effect of the reverse split.

                 SUMMARY FINANCIAL, OPERATING AND PRO FORMA DATA

         The summary historical financial data presented below for the years ended July 31, 1996 and 1997 has been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The summary historical financial data presented below for the six months ended January 31, 1997 and 1998, has been derived from the unaudited financial statements of the Company. All summary historical financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

         The summary pro forma data for the fiscal year ended July 31, 1997 reflects the acquisition of 11 clinics operated by the Hearing Care Associates Group ("HCA") as of October 1, 1996, and 14 clinics comprising the Midwest Division of Hearing Health Services, Inc. (the "Midwest Division"), as of October 31, 1996, as if such acquisitions had occurred on August 1, 1996. Such data should be read in conjunction with the information presented under "Pro Forma Financial Information" herein.

                                         (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
                                                           Year ended July 31,                         Six months January 31,
                                                ---------------------------------------               ------------------------
                                                                                                          1997           1998
                                                                                     Pro Forma            ----           ----
                                                  1996              1997               1997
                                                  ----              ----               ----
STATEMENT OF OPERATIONS DATA:
Operating revenue                             $  2,389          $ 13,462           $ 15,027           $  4,202         $  9,416
Cost of sales                                    1,017             5,010              5,527              1,547            3,119
Operating expenses                               1,961            10,185             11,279              3,611            7,511
                                               -------           -------            -------            -------          -------
Loss from operations                              (589)           (1,733)            (1,779)              (956)          (1,214)
Other income (expense), net                          8                32                 40                  9               33
                                               -------           -------            -------            -------          -------
Loss before income taxes                          (581)           (1,701)            (1,739)              (947)          (1,181)
Income tax expense (benefit)                        --                --                (31)                --               --
                                               -------           -------            -------            -------          -------
         Net loss                             $   (581)         $ (1,701)          $ (1,708)          $   (947)        $ (1,181)
                                               =======           =======            =======            =======          =======
Net loss per common share, basic              $  (0.27)         $ (0.42)           $  (0.42)          $  (0.27)        $   (.26)
                                               =======           =======            =======            =======          =======
  and diluted
Weighted average number of
  shares outstanding                             2,120             4,010              4,091              3,520            4,595
                                               =======          ========            =======            =======          =======





                                                 July 31,          January 31,
                                                   1997               1998
                                                   ----               ----
      BALANCE SHEET DATA:
      Cash and cash equivalents                 $ 1,099          $  6,150
      Investments available for sale                                8,815
      Working capital                            (1,900)           11,807
      Total assets                               16,544            31,770
      Long-term debt, net of current portion        765               590
      Convertible debt                            2,600             2,600
      Shareholders' equity                        8,835            23,427

                                  RISK FACTORS

         The Shares offered hereby should be considered a highly speculative investment. Prospective investors should carefully consider the following factors, in addition to the other information contained herein, before deciding to purchase Shares. This Prospectus contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements involve risks and uncertainties, and actual results may differ from those projected due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

SHORT OPERATING HISTORY

         The Company has a limited history of operations consisting primarily of operating a small number of hearing care clinics in British Columbia beginning in October 1994. The Company did not begin operating in the United States until it purchased two hearing care clinics in Santa Maria, California, in July 1996. The Company currently operates 57 hearing care clinics in the United States and 12 clinics in Canada.

OPERATING LOSSES

         For the fiscal year ended July 31, 1997, the Company sustained a net loss of $1,701,000. For the three months ended January 31, 1998, the Company's net loss was $1,085,000, as compared to a loss of $649,000 for the three months ended January 31, 1997. For the six months ended January 31, 1998, the Company sustained a net loss of $1,181,000, as compared to a loss of $947,000 in the equivalent period ended January 31, 1997. Further losses are anticipated as a result of planned increases in the executive and general management staff of the Company to support the Company's expansion plans, additional advertising and public relations costs, amortization of goodwill related to past and future acquisitions, and the continued development of an information management system. There can be no assurance that the Company will achieve profitability in the near or long term.

EXPANSION PROGRAM

         Much of the Company's future success is dependent upon acquiring hearing care clinics in new markets in which the Company has no previous presence. There can be no assurance that the Company will be able to complete acquisitions consistent with its expansion plans, that such acquisitions will be on terms sufficiently favorable to enable the Company to operate profitably or that the Company will be able to successfully integrate the hearing care clinics that it acquires into its business. Successful integration of purchased clinics will be dependent upon maintaining payor and customer relationships and converting the information management systems of the clinics the Company acquires to the Company's systems. Significant expansion could place a strain on the Company's managerial and other resources and could necessitate the hiring of a number of new managerial and administrative personnel. Unforeseen problems with future acquisitions or failure to manage expansion effectively may have a material adverse effect on the business, financial condition, and results of operations of the Company.

         The Company intends to issue additional Common Shares in payment of all or a portion of the purchase price of certain acquisitions. There can be no assurance that fluctuations in the market price of the Common Shares will not adversely affect the Company's ability to use its Common Shares for acquisitions. The Company also uses cash to fund acquisitions pursuant to its business strategy. The Company's ability to use cash to make acquisitions is dependent upon having available cash balances. Inadequate access to cash could result in delays and have a negative effect on the Company's acquisition strategy.

IMPACT OF POLICY CHANGES BY THIRD-PARTY INSURERS

         A portion of the hearing instruments sold by the Company are paid for by third-party insurers. Many of such insurers impose restrictions in their health insurance policies on the frequency with which hearing instruments may be upgraded or replaced on a reimbursable basis. Such restrictions have a negative impact on hearing instrument sales volume. There can be no guarantee that such insurers will not implement other policy restrictions in the future in order to further minimize reimbursement for hearing care. Such restrictions could have a material adverse effect on the Company's business, financial condition, and results of operations.

MANAGED CARE

         Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. With respect to hearing care, such limits could result in reduced payments for services or restrictions on the types of services for which reimbursement is available or the frequency of replacements or upgrades of equipment. If managed care arrangements become more prevalent in the hearing care field in the future, or the downward pressures on fees associated with managed care increase, the Company's business, financial condition, and results of operations may be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent to a significant degree on the services of Brandon M. Dawson, president and chief executive officer of the Company, and on the other members of its executive management team. The loss of the services of any of these key personnel could have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company's success is also substantially dependent upon its ability to identify, attract and retain qualified employees, particularly audiologists, who are primarily responsible for clinic profitability as well as for attracting and retaining customers. The Company recruits such personnel from a limited pool of available applicants. Although the Company attempts to enter into employment contracts with its audiologists that contain covenants not to compete, such audiologists may become competitors of the Company. The Company's failure to attract and retain audiologists and other key employees would have a material adverse effect on the business, financial condition, and results of operations of the Company.

CONCENTRATION OF SHARE OWNERSHIP

         Warburg, by virtue of its ownership of 13,333,333 Convertible Shares, holds approximately 33% of the outstanding voting securities of the Company. Including the shares issuable upon exercise of the Warrants to purchase 2,000,000 Common Shares, Warburg "beneficially owns" approximately 46% of the voting securities of the Company. See "Principal Shareholders." As a result of Warburg's significant percentage share ownership, as well as its right to designate two nominees for director, Warburg will be able to exercise substantial influence and control over the Company's affairs, including the election of directors and any significant corporate transactions.

         Furthermore, under the Securities Purchase Agreement dated December 24, 1997, between Warburg and the Company, certain corporate transactions by the Company require Warburg's prior consent. For as long as Warburg beneficially owns at least 666,667 outstanding Common Shares (including for this purpose Convertible Shares convertible into such number of Common Shares), the Company may not, without Warburg's consent, (i) sell, lease, exchange, or transfer all or substantially all of its assets to any third party, (ii) amalgamate the Company with another corporation such that the then existing shareholders of the Company hold less than 51% of the combined voting power of the amalgamated corporation, (iii) materially change the nature of the Company's business, (iv) effect a liquidation, amalgamation, or sale of the Company or sell substantially all of its or its subsidiaries' assets, or (v) with certain exceptions, redeem or pay a dividend or distribution on its Common Shares. See "Acquisition of Securities by Warburg."

         In addition, at June 1, 1998, the executive officers and directors of the Company beneficially owned 1.5 million Common Shares (not including Common Shares subject to options). Consequently, officers and directors retain voting power with respect to approximately 18% of the voting securities presently outstanding. Accordingly, these individuals, acting in concert, have substantial influence over most matters requiring shareholder approval.

Such concentration of ownership could also enable management to delay or hinder a change in control of the Company and may discourage third parties from attempting to acquire such control.

PUBLIC MARKET; VOLATILITY OF STOCK PRICE

         The Common Shares began trading on AMEX on February 10, 1998. Prior to listing on AMEX, there was no public market for the Common Shares in the United States. The Common Shares were traded on the ASE in Canada until their delisting on February 11, 1998. The Common Shares were delisted from the ASE at the Company's request because the Company believed that any advantages gained by continuing to be listed on the ASE as well as AMEX were outweighed by the regulatory burdens imposed by the ASE. In order to maintain the listing of the Common Shares on AMEX, the Company will be required to comply with certain minimum listing standards imposed by AMEX. There can be no assurance that the Company will continue to meet such standards or that an active trading market in Common Shares will be sustained.

         The market price of the Company's Common Shares may be significantly affected by such factors as the Company's operating results and seasonality therein, changes in any earnings estimates publicly announced by the Company or by analysts, announcements of technological or surgical innovations affecting hearing care, the introduction of new hearing care products or changes in existing hearing care products, the entry of competitors into the hearing care markets or into retail hearing instrument sales, and various factors affecting the economy in general. In addition, the U.S. stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

POTENTIAL FOR FUTURE SALES OF SHARES

         This Prospectus relates to the offering for sale of a total of 3,744,492 Shares from time to time by one or more persons identified under the caption "Selling Shareholders" (the "Selling Shareholders"), of which (i) 2.2 million Shares are presently outstanding, (ii) 1.1 million Shares are issuable upon the exercise of purchase warrants, and (iii) 400,000 Shares are issuable upon the exercise of convertible notes. See "Selling Shareholders," "Principal Shareholders," and "Plan of Distribution." Of the 3.7 million Shares being offered hereunder, approximately 540,000 Shares are held by executive officers, directors or founding shareholders of the Company. Each such person intends to offer his or her shares for sale from time to time during the next 18 months as his or her individual circumstances dictate.

         An additional 6.1 million Common Shares which are not covered by this Prospectus are issuable upon the exercise of options, purchase warrants, and convertible securities, of which 5.1 million were exercisable at June 1, 1998. Also, 2.2 million outstanding Common Shares which are not covered by this Prospectus are freely transferable under the Canadian and U.S. federal securities laws. Sales of any significant number of Common Shares, or the potential for such sales, in the public market could adversely affect the prevailing market price of the Common Shares. See "Price Range of Common Shares."

         Warburg holds Convertible Shares immediately convertible into 2,666,666 Common Shares. Although there are certain restrictions on the sale of shares by Warburg, the sale of such shares or the threat of such sale could adversely affect the market price of the Common Shares. See "Acquisition of Securities by Warburg."

COMPETITION

         The market in which the Company operates is intensely competitive, highly fragmented, and characterized by intense price competition and an increasing number of new audiologists entering the market. The Company has numerous competitors in each of the markets in which it operates hearing care clinics. Some of its competitors are better known and have substantially greater financial and marketing resources than the Company. In addition, other persons or entities may seek to acquire hearing care clinics in the markets in which the Company hopes to operate, thereby creating competitive pressures in connection with the acquisition of hearing care clinics by the Company.

RESTRICTION ON DIVIDENDS

         Under the terms of the Warburg Sale, the Company's ability to pay dividends to its shareholders is restricted. In addition, as a result of its ownership of the Convertible Shares, Warburg has certain preferential rights upon the payment of dividends. See "Acquisition of Securities by Warburg" and "Description of Capital Stock -- Convertible Shares -- Dividends." The payment of dividends on the Common Shares is solely within the discretion of the Board, subject to the right of Warburg, for as long as it beneficially owns at least 666,667 outstanding Common Shares (including for this purpose Convertible Shares convertible into such number of Common Shares), to veto any proposed payment of dividends on the Common Shares. Since its inception the Company has not paid cash dividends on its Common Shares. The Company intends to retain any future earnings for further development and growth of its business and does not anticipate paying cash dividends on the Common Shares in the foreseeable future.

LABOR UNIONS

         Although there are no collective bargaining agreements in place with respect to the Company's operations, there can be no assurance that the Company's employees will not attempt to unionize. Certain individuals have attempted to unionize the employees of Sonus-Canada, the Company's primary Canadian operating subsidiary, in the past. Any unionization of the Company's employees could have a material adverse effect on the business, financial condition, and results of operations of the Company.

ADDITIONAL FINANCING

         The Company's strategy to acquire additional hearing care clinics will require substantial additional funding. The Company recently completed the Warburg Sale for an aggregate purchase price of $18,000,000 in cash. See "Acquisition of Securities by Warburg." The net proceeds from the Warburg Sale of approximately $15.8 million are expected to be sufficient to finance operations and the Company's acquisition strategy over the next 12 months. Funding will, however, continue to be needed to finance future acquisitions, for the continued development of information management systems that will link each clinic with the Company's corporate headquarters, and as additional working capital. These funding requirements may result in the Company incurring long-term and short-term indebtedness and in the public or private issuance, from time to time, of additional equity or debt securities. Any such issuance of equity may be dilutive to current shareholders and debt financing may impose significant restrictive covenants on the Company. There can be no assurance that financing will be available to the Company or will be available on terms acceptable to the Company.

REPUTATION OF THE INDUSTRY

         Certain segments of the hearing care industry, in particular the sale and fitting of hearing instruments, have been the subject of governmental investigation and adverse publicity due to unscrupulous sales practices by certain organizations. Adverse publicity concerning the hearing care industry could have a material adverse effect on the Company's business, financial condition, and results of operations.

REGULATION

         The sale of hearing aid devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry. Under federal law, hearing instruments may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing instruments provide customers with certain warning statements and notices in connection with the sale of hearing instruments and that dispensers meet certain labeling requirements.

         Most states in the United States and many provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or hearing instrument specialists ("HISs"). Although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company operates its hearing care clinics through its wholly owned subsidiaries, Sonus-USA, which is a Washington general business corporation, and Sonus-Canada, a British Columbia corporation. The subsidiary corporations employ licensed audiologists who offer and perform audiology services on behalf of the Company.

         In certain states in the United States, business corporations such as Sonus-USA may not be authorized to employ audiologists and offer audiology services. For example, in California, where the Company operates 34 clinics, although the performance of audiology services by professional corporations owned solely by licensed audiologists is expressly authorized under California law, it is unclear whether general business corporations such as Sonus-USA may employ licensed audiologists to perform audiology services. However, the California Department of Consumer Affairs has indicated by memorandum that speech-language pathologists, which are regulated under statutes and regulations similar to those governing audiologists, may practice in a general business corporation and that a general business corporation may provide speech-language pathology services through licensed speech pathologists. In Illinois, where the Company has six hearing care clinics, it is also unclear whether general business corporations may employ licensed audiologists to perform audiology services. Under Illinois law, only professional corporations and individuals are authorized to obtain licenses to practice audiology.

         The laws and regulations governing the practice of audiology are enforced by regulatory agencies with broad discretion. If the Company were found to be in violation of such laws and regulations in one or more states, the consequences could include the imposition of fines and penalties upon the Company and its audiologists as well as the issuance of orders prohibiting the Company from operating its clinics under its present structure. In that event, among the solutions the Company might consider would be the restructuring of all or a portion of its operations in a manner similar to that used by certain medical and dental clinic networks. Under such a structure, professional corporations owned by licensed audiologists would contract with the Company to perform professional services and the Company would contract with the professional corporations to provide management services. A restructuring of this nature would result in material additional costs to the Company.

         No assurance can be given that the Company's activities will be found to be in compliance with laws and regulations governing the corporate practice of audiology or, if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

ISSUANCE OF PREFERRED SHARES AND ADDITIONAL COMMON SHARES

         The Board of Directors of the Company (the "Board") has the authority to issue an unlimited number of preferred shares of the Company ("Preferred Shares") in one or more series and to fix the number of shares of any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, without any further vote or action by the shareholders of the Company other than as may be necessary to comply with the AMEX listing requirements. The Board recently designated the Convertible Shares for issuance in connection with the Warburg Sale. See "Description of Capital Stock--Convertible Shares." The future issuance of other series of Preferred Shares could adversely affect the rights of holders of Common Shares. For example, the designation and issuance of additional series of Preferred Shares could result in securities, similar to the Convertible Shares, that would have preference over the Common Shares with respect to dividends and in liquidation and that could (upon conversion or otherwise) have all of the rights of the Common Shares. The Board also has the authority to issue an unlimited number of additional Common Shares without any further vote or action by the Company's shareholders, except as required by AMEX, possibly causing the interests of the existing shareholders to suffer substantial dilution. See "Description of Capital Stock--Common Shares." The issuance of additional series of Preferred Shares or additional Common Shares could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation, or otherwise by making such attempts more costly or more difficult to achieve.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

         The Company is incorporated under the laws of the Province of Alberta, Canada. Some of the directors, controlling persons and officers of the Company, as well as certain of the experts named herein and 10 of the Selling Shareholders, are residents of Canada and all or a portion of the assets of such persons and of the Company are located outside of the United States. As a result, it may be difficult for holders of the Common Shares to effect service within the United States upon those directors, controlling persons, officers, experts and Selling Shareholders hereunder who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws to the extent such judgments exceed such person's United States assets. The Company has been advised by its Canadian counsel, Ballem MacInnes, that there is doubt as to the enforceability in Canada against the Company or against any of its directors, controlling persons, officers or experts or any Selling Shareholders hereunder who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. The Company's agent for service of process in the United States is MN Service Corp. (Oregon), 111 S.W. Fifth Avenue, Suite 3500, Portland, Oregon 97204, telephone (503) 224-5858.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements in this Prospectus, to the extent they are not based on historical events, are forward-looking statements. Forward-looking statements include, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import. Investors are cautioned that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from those described herein. Factors that may result in such variance, in addition to those accompanying the forward-looking statements, include economic trends in the Company's market areas, the ability of the Company to manage its growth and integrate new acquisitions into its network of hearing care clinics, development of new or improved medical or surgical treatments for hearing loss or of technological advances in hearing instruments, changes in the application or interpretation of applicable governmental laws and regulations, the ability of the Company to complete additional acquisitions of hearing care clinics on terms favorable to the Company, the degree of consolidation in the hearing care
industry,   the  Company's   success  in  attracting  and  retaining   qualified
audiologists and staff to operate its hearing care clinics, product and professional liability claims brought against the Company that exceed its insurance coverage, and the availability of and costs associated with potential sources of financing. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                          PRICE RANGE OF COMMON SHARES

         The Common Shares were traded on the ASE until February 10, 1998, at which time they began trading on AMEX. The following table sets forth the reported high and low sales prices in Canadian and United States dollars for the Common Shares for the periods indicated:


                                                              CANADIAN $(1)                    UNITED STATES $(1)
FISCAL YEAR                  PERIOD                         HIGH              LOW               HIGH              LOW
1996                      First Quarter                    1.50              0.70              1.10             0.55
                          Second Quarter                   3.50              1.40              2.55             1.05
                          Third Quarter                   20.00              3.10             14.75             2.25
                          Fourth Quarter                  20.00             10.00             14.70             7.25

1997                      First Quarter                   14.25             10.00             10.40             7.30
                          Second Quarter                  12.90              9.30              9.45             7.00
                          Third Quarter                   12.25              6.25              8.95             4.45
                          Fourth Quarter                   9.85              6.25              7.10             4.50

1998                      First Quarter                   10.75              7.75              7.75             5.60
                          Second Quarter                  13.00              8.50              9.05             6.00
                          Third Quarter                   13.64             10.84              9.50             7.63
                          Fourth Quarter(2)               12.38             10.74              8.63             7.38

(1) For reported prices prior to February 10, 1998, the high and low sales prices were converted to United States dollars as of the date of sale. For reported prices after February 10, 1998, the high and low sales prices were converted to Canadian dollars as of the date of sale.

(2) Through May 31, 1998.

         As of March 31, 1998, there were 86 holders of record of Common Shares.

                                 DIVIDEND POLICY

         The payment of dividends on the Common Shares is solely within the discretion of the Board, subject to the right of Warburg, for as long as it beneficially owns at least 666,667 outstanding Common Shares (including for this purpose Convertible Shares convertible into such number of Common Shares), to veto any proposed payment of dividends on the Common Shares. In addition, Warburg has certain preferential rights upon payment of dividends by the Company. See "Acquisition of Securities of Warburg" and "Description of Capital Stock-Convertible Shares--Dividends." Since its inception the Company has not paid cash dividends on its Common Shares. The Company intends to retain any future earnings for further development and growth of its business and does not anticipate paying cash dividends on the Common Shares in the foreseeable future.

                                 CAPITALIZATION

         The   following   table  sets  forth  the   short-term   debt  and  the
capitalization of the Company at January 31, 1998.

                                                          As of January 31, 1998
                                                          ----------------------
                                                                  (in thousands)

Short-term debt and capital lease obligations:
  Bank loans and short-term notes payable                                 $   89
  Convertible notes payable (1)                                            2,600
  Current portion of long-term debt and capital lease obligations            603
                                                                      ----------
  Total short-term debt and capital lease obligations                     $3,292

Long-term debt and capital lease obligations:
  Long-term debt and capital lease obligations, non-current
   portion                                                                $  897

Shareholders' equity:
  Preferred  shares,  without nominal or par value,
   unlimited  number of shares authorized;
   Convertible Preferred Shares, 13,333,333 shares
   issued and outstanding                                                 15,752
  Common shares, without nominal or par value,
   unlimited number of shares authorized;
   5,460,583 shares issued and outstanding (3)                            11,268
  Notes receivable from shareholders                                       (124)
  Accumulated deficit                                                    (3,298)

  Treasury shares, 6,960 shares at cost                                     (58)
  Cumulative translation adjustment                                        (113)
                                                                      ----------
     Total shareholders' equity                                           23,427
                                                                      ----------
     Total capitalization                                               $ 27,616
                                                                          ======


(1) Convertible debt consists of $2,600,000 principal amount of convertible subordinated notes due July 31, 1998. The notes do not bear interest and are immediately convertible into Common Shares at the conversion price of $6.50 principal amount per share.

(2) Shares issued and outstanding do not include the following: (i) 3,566,661 Common Shares issuable upon the exercise of share purchase warrants outstanding at January 31, 1998; (ii) 400,000 Common Shares issuable upon the conversion of convertible subordinated notes; (iii) 2,666,666 Common Shares issuable upon conversion of the Convertible Shares; and (iv) 305,500 Common Shares issuable upon the exercise of vested stock options held by employees, directors, and officers of, and consultants to, the Company.

                      ACQUISITION OF SECURITIES BY WARBURG

         On December 24, 1997, the Company completed the Warburg Sale. The Convertible Shares issued in the Warburg Sale are entitled to one-fifth of a vote per share (or such other number of votes equal to the number of Common Shares into which a Convertible Share shall be convertible from time to time) in the election of directors and any other matters presented to the shareholders of the Company for action or consideration. See "Description of Capital Stock--Convertible Shares." Warburg's Convertible Shares represent approximately 33% of the outstanding voting securities of the Company. Including the Common Shares issuable upon exercise of the Warburg Warrants, Warburg "beneficially owns" approximately 46% of the voting securities of the Company. See "Risk Factors--Concentration of Share Ownership."

         The Convertible Shares may be converted at any time, in whole or in part, into Common Shares. The conversion rate is currently one Common Share for every five Convertible Shares surrendered for conversion, subject to further adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and other anti-dilution adjustments.

         As long as Warburg beneficially owns a number of outstanding Common Shares constituting at least 10% of the outstanding Common Shares (including for this purpose the Common Shares issuable upon conversion of the Convertible Shares (the "Conversion Common Shares") but not the Common Shares issuable upon exercise of the Warrants), the Company will be required to nominate and use its reasonable best efforts to cause to be elected and to remain as directors two persons, reasonably satisfactory to the Company, designated by Warburg. On
December 24, 1997, in partial satisfaction of this requirement, the Board elected Joel Ackerman, a managing director of E. M. Warburg, Pincus & Co., LLC, as a director of the Company, filling the vacancy created by the resignation of Gene K. Balzer, Ph.D. See "Management." Warburg, Pincus & Co. is the general partner of Warburg.

         Alberta corporate law requires that a majority of the board of directors of an Alberta corporation be Canadian residents. As a result of this restriction and the current composition of the Board, no additional individuals may be appointed or elected to the Board unless they are Canadian residents. Warburg has agreed to defer designating a second nominee until the Company has had an opportunity to consider alternatives that may enable the Company to have additional non-Canadian directors, including re-incorporation in another Canadian jurisdiction or in the United States.

         The number of directors as to which Warburg has the right to designate nominees will increase to three if and for so long as the number of positions on the Board exceeds eight. Such number will decrease by one if Warburg beneficially owns a number of outstanding Common Shares constituting less than 10% of the outstanding Common Shares (including Conversion Common Shares) and will further decrease to none if Warburg beneficially owns less than 666,667 outstanding Common Shares (including Conversion Common Shares). As long as Warburg beneficially owns at least 666,667 outstanding Common Shares (including Conversion Common Shares), the number of positions on the Board may not exceed
11. The right to designate one nominee for director may be transferred by Warburg to a single purchaser of at least 6,666,667 Convertible Shares or the Common Shares issued upon conversion thereof.

         Prior to consummation of the transaction with Warburg, control of the Company was effectively in the hands of the Company's directors, particularly Douglas F. Good, Chairman of the Board, and Brandon M. Dawson, President, Chief Executive Officer and Director, who together owned 20% of the outstanding Common Shares. Messrs. Good and Dawson now hold a total of 13% of the voting securities of the Company.

         As a result of Warburg's significant percentage share ownership, as well as its right to designate nominees for director as discussed above, Warburg will be able to exercise substantial influence and control over the Company's affairs. See "Risk Factors--Concentration of Share Ownership." For as long as Warburg beneficially owns at least 666,667 outstanding Common Shares (including Conversion Common Shares), the Company may not, without Warburg's consent, (i) sell, lease, exchange or transfer all or substantially all of its assets to any third party, (ii) amalgamate the Company with another corporation such that the then existing shareholders of the Company hold less than 51% of the combined voting power of the amalgamated corporation,
(iii) materially change the nature of the Company's business, (iv) effect a liquidation, amalgamation or sale of the Company or sell substantially all of its or its subsidiaries' assets, or (v) with certain exceptions, redeem or pay a dividend or distribution on its Common Shares.

         The net proceeds of the Warburg Sale totaled approximately $15.8 million and will be used to make acquisitions of additional audiology-related businesses and for working capital. In the event that Warburg exercises the Warrants in full, the Company will receive additional net proceeds of up to $23.5 million.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each Selling Shareholder, any position, office or other material relationship of such Selling Shareholder with the Company within the past three years, the number of Common Shares owned by such Selling Shareholder at December 31, 1997, the number of shares to be offered by the Selling Shareholder and the amount of Common Shares to be owned by such Selling Shareholder after completion of the offering assuming all the offered shares are sold. Figures representing the number of shares owned by each Selling Shareholder are based on records available to the Company and in some cases, representations made by such Shareholders, and the Company makes no representations as to the accuracy of such figures.

         Of the 5,859,917 Common Shares outstanding at June 1, 1998, 2.2 million, or 38%, have been registered for resale pursuant to this Prospectus. In addition, 1.5 million Common Shares issuable upon the exercise of purchase warrants or convertible notes have been registered for resale, representing 20% of the approximately 7.7 million Common Shares issuable upon the exercise of all options, purchase warrants, and other convertible securities outstanding at June 1, 1998.

         Virtually all of the shares held by Selling Shareholders are restricted securities within the meaning of Rule 144 under the Securities Act of 1933 (the "Securities Act"). Restricted securities may not be sold under Rule 144 until a one-year holding period has been satisfied. In addition, shares held by executive officers or directors of the Company are "control shares" subject to the provisions of Rule 144 other than the holding period requirements. Sales under Rule 144 are, among other matters, subject to manner of sale requirements and provisions limiting the number of shares which may be sold during any three-month period. Restricted or control shares may also be sold in private transactions outside the requirements of Rule 144 or pursuant to a registration statement.


                                                NUMBER OF SHARES
                                                  OWNED PRIOR TO                                    SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER                             OFFERING              SHARES OFFERED          AFTER OFFERING
---------------------------                     ----------------              --------------        ----------------

Abbingdon Venture Partners                            148,720(1)                   148,720                       --
Limited Partnership

Abbingdon Venture Partners                             14,256(2)                    14,256                       --
Limited Partnership II

Aho, Donald J.                                          3,200(3)                     3,200                       --

Alfa Life Insurance Co.                                80,000(3)                    80,000                       --

Alfa Mutual Fire Insurance                            120,000(3)                   120,000                       --
Co.

Alfa Mutual Insurance Co.                             120,000(3)                   120,000                       --

Angus, Richard(4)                                      14,300                       14,300                       --

                                                       - 14 -


                                                NUMBER OF SHARES
                                                  OWNED PRIOR TO                                    SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER                             OFFERING              SHARES OFFERED          AFTER OFFERING
---------------------------                     ----------------              --------------        ----------------

Art, Barbara Holley V Trust                             8,000(3)                     8,000                        --

Art, Barbara Holley VII Trust                          19,200(3)                    19,200                        --

Aspen Limited Partnership(5)                          152,060(6)                   136,600                    15,460

Aspen Partners, Inc. (7)                               29,260                       29,260

Bennett, Carissa(8)                                    50,618                       50,618                        --(8)

Bickford, Michael D. &                                 16,000(3)                    16,000                        --
Lisbeth H.

Business Development Capital                           57,024(9)                    57,024                        --
Limited Partnership III

Caldwell, Derek(10)                                    17,840(11)                   17,840                        --

Campbell, Murray T.A.(12)                               6,340                        6,340                        --

Cass, Baron & Darlene                                   8,000(3)                     8,000                        --
"Family Foundation"

Cass, A. Baron III "Childrens                          32,000(3)                    32,000                        --
Trust"

Cass, A. Baron III                                    278,902(13)                  173,532                   105,370

Clark, Dr. Jim & Valerie                                  200                          200                        --

Cohen, Barton J.                                      112,000(14)                   32,000                    80,000

Cohen, Barton J. "Family                                8,000(3)                     8,000                        --
Foundation"

Collins, William                                       30,000(3)                    30,000                        --

Cross, Deborah Law(15)                                 81,600                       81,600                        --

Dawson, James W.(16)                                    1,320                        1,320                        --

Dawson, Brandon M.(17)                                850,000                      100,000                   750,000(17)

DeJong, William(18)                                    16,440                       16,440                        --(18)

Downey, Gary B.                                         3,200(3)                     3,200                        --

Drullinger, Randall E.(19)                             50,000                       50,000                        --(19)

Feinberg, Hill A.                                       8,000(3)                     8,000                        --

Ferrer, Christine                                      32,000(3)                    32,000

Finney, Stanford C., Jr.                              129,200(20)                   32,000                    97,200

Frazer, Gregory(21)                                   243,093                      149,381                    93,712(21)

Friedman, Theodore                                     16,000(3)                    16,000                        --

                                                       - 15 -


                                                NUMBER OF SHARES
                                                  OWNED PRIOR TO                                    SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER                             OFFERING              SHARES OFFERED          AFTER OFFERING
---------------------------                     ----------------              --------------        ----------------

Gabbert, Jerome                                         9,600(3)                     9,600                       --

Good, Douglas F.(22)                                  241,912                      100,000                  141,912(22)

Gross Foundation Inc.                                  80,000(3)                    80,000                       --

Hill, Mark W.                                          20,000(3)                    20,000                       --

Holley, John W. and Wilson,                            11,200(3)                    11,200                       --
Barbara

Holley, John W. Grantor                                48,000(3)                    48,000                       --
Trust

Jacobson, Eli                                          12,800(3)                    12,800                       --

Judge, James P.                                        16,000(3)                    16,000                       --

Kanuk, Alan R.                                         14,400(3)                    14,400                       --

Kaplan, Howard                                         16,000(3)                    16,000                       --

Kawasaki, Edwin J.(23)                                 20,000                       20,000                       --(23)

Kigler, Marvin                                          1,600(3)                     1,600                       --

King, Gail                                              8,000(3)                     8,000                       --

King, Netta Sue Q-Tip Trust                             8,000(3)                     8,000                       --

Lappetito, Paul                                         4,000(3)                     4,000                       --

Lemak, John                                            16,000(3)                    16,000                       --

Lieberman, John R.                                      1,600(3)                     1,600                       --

Low, Nathan(24)                                        53,827(25)                   53,827                       --

Mabry, Philip H.                                        8,000(3)                     8,000                       --

Marshall, Marilyn E.(26)                              270,007                      100,000                  170,007(26)

Mathis, James T.                                        2,000(3)                     2,000                       --

McKnight, Charles                                       3,200(3)                     3,200                       --

McNight, Netta Sue King                                 3,200(3)                     3,200                       --

Miller, Dwight(24)                                     45,545(27)                   45,545                       --

Milstein, Edward                                       32,000(3)                    32,000                       --

Milstein, Howard                                       32,000(3)                    32,000                       --

Mutz, Marcus R.                                        16,000(3)                    16,000                       --

C. M. Oliver & Company                                 61,720(29)                   61,720                       --
Limited(28)

                                                       - 16 -


                                                NUMBER OF SHARES
                                                  OWNED PRIOR TO                                    SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER                             OFFERING              SHARES OFFERED          AFTER OFFERING
---------------------------                     ----------------              --------------        ----------------

Pinnacle Hotel Associates                              90,000(30)                   90,000                       --
Limited Liability Company

Pretlow, Joe                                            8,000(3)                     8,000                       --

Rachofsky, Howard E.                                  169,000(31)                  160,000                    9,000

Rainbow Trading Partners,                              42,000(32)                   32,000                   10,000
Ltd.

Rainbow Trading Venture                                45,200(33)                   35,200                   10,000
Partners, L.P.

Ramsay, Bruce A.(34)                                    6,680                        6,680                       --

Reik, William J. III                                   16,000(3)                    16,000                       --

Riggs, Leonard M., Jr.,                                26,666(3)                    26,666                       --
M.D.

Riggs, Peggy A.                                        13,333(3)                    13,333                       --

Rutledge, Stephen                                       2,000(3)                     2,000                       --

Sagit Investment Management                           286,000                      286,000                       --
Ltd.

Saito, Karen D.                                         1,320                        1,320                       --

Saito, Kenneth O.                                         400                          400                       --

Saito, Linda N.                                         1,320                        1,320                       --

Saito, Stephanie N.                                       200                          200                       --

Sands Partnership No. 1                                53,532                       53,532                       --
Money Purchase Pension Plan

Scharfer, Paul(35)                                      8,920(36)                    8,920                       --

Schlosberg, Paul E.                                     7,592(37)                    7,592                       --

State Capital Partners                                 16,000(3)                    16,000                       --

Still, Marc R. IRA(38)                                 30,420(39)                   27,200                    3,220

Stinson, John C.                                       10,000(3)                    10,000                       --

Stone, David                                           32,000(3)                    32,000                       --

Stone, Richard(24)                                     14,536(40)                   14,536                       --

Strauss, John L.                                      253,147(41)                  213,147                   40,000

Swerdoff, Alan(24)                                      3,675(42)                    3,675                       --

Tanihana, Jami(43)                                    179,875                      181,195                       --(43)

                                                       - 17 -


                                                NUMBER OF SHARES
                                                  OWNED PRIOR TO                                    SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER                             OFFERING              SHARES OFFERED          AFTER OFFERING
---------------------------                     ----------------              --------------        ----------------

Thau, Andrea, Money                                     1,600(3)                     1,600                       --
Purchase Plan

Thau, Andrea P., Profit                                 3,200(3)                     3,200                       --
Sharing Plan

The Curran Companies, Inc.                             93,533(44)                   93,533                       --

Thomson, Craig R.(45)                                  13,780                       13,780                       --

Thomson, Michael G.(46)                                25,740                       25,740                       --


-------------------------

(1) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $966,680 in connection with its acquisition of the Midwest Division on October 31, 1996.

(2) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $92,664 in connection with its acquisition of the Midwest Division on October 31, 1996.

(3) One-half of the number of shares shown are issuable to the Selling Shareholder upon the exercise of the Company's September Warrants (as defined below). Each September Warrant is exercisable for one Common Share at an exercise price of $10.00 until August 31, 1998. See "Description of Capital Stock-- Warrants."

(4) Richard Angus, through Wood Gundy, Inc., assisted in the private placement of the Company's special warrants issued in February 1996, and received 7,150 shares and 7,150 February Warrants (as defined below) in partial payment for such placement services. See "Description of Capital Stock--Warrants."

(5) Aspen Limited Partnership received 92,800 of the shares shown as the designee of Dallas Research & Trading, Inc. ("Dallas Research"), which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. Dallas Research received a selling commission equal to 9% of the gross proceeds of the offering that was paid through the issuance of 36,000 September Warrants. Dallas Research also received an additional 4,000 September Warrants in payment of its corporate finance fee and an option to acquire 40,000 share purchase warrants. See "Description of Capital Stock--Warrants."

(6) The number of shares shown includes 43,800 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 33,600 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(7) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued to Brown's Creek, Inc., by the Company in the amount of $1,170,000 (the "Brown's Creek Note") in connection with its acquisition of the Midwest Division on October 31, 1996. Aspen Partners, Inc., purchased a portion of the Brown's Creek
         Note in December 1997.

(8) Ms. Bennett has entered into a five-year employment contract with the Company as an area administrator. She is married to Gregory Frazer, an officer and director of the Company. She acquired her Common Shares in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. The shares to be owned by Ms. Bennett after the offering do not include Mr. Frazer's shares or 20,000 shares which Ms. Bennett will have the right to acquire upon the exercise of stock options, half of which are currently vested. See note 21 below and "Management," "Principal Shareholders," and "Certain Transactions."

(9) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $370,656 in connection with its acquisition of the Midwest Division on October 31, 1996.

(10) Mr. Caldwell received 1,840 of the shares shown as the designee of Sunrise Securities Corporation ("Sunrise"), which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. Sunrise received a selling commission equal to 9% of the gross proceeds of the offering that was paid through the issuance of 38,682 September Warrants. Sunrise also received a $25,000 corporate finance fee and an option to acquire 42,980 share purchase warrants. See "Description of Capital Stock--Warrants."

(11) The number of shares shown includes 8,560 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 720 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(12) Mr. Campbell was one of the Company's original shareholders and a former director of the Company. See "Certain Transactions."

(13) The number of shares shown includes 60,000 shares issuable upon the exercise of the Company's September Warrants. See "Description of Capital Stock--Warrants."

(14) The number of shares shown includes 16,000 shares issuable upon the exercise of the Company's September Warrants. See "Description of Capital Stock--Warrants."

(15) Ms. Cross has entered into a three-year employment contract with the Company as an area administrator. She acquired her Common Shares in connection with the acquisition by the Company of Hearing Dynamics in December 1996. Of the shares shown, a total of 15,732 shares are subject to restrictions on sale or transfer. Such restrictions will lapse as to one-half of such shares on November 30 in each of 1998 and 1999. In addition, 16,000 of the shares are being held by the Company (the "Contingent Shares"). If for any of the 12-month periods ending on November 30, 1997, 1998 or 1999, the income of Hearing Dynamics before interest, taxes, depreciation and amortization and after a corporate overhead allocation falls below 20% of the net revenues of the business for such year, Ms. Cross may elect to pay the Company $1.00 for each $1.00 of shortfall or cancel one-fifth of a Contingent Share for each $1.72 of shortfall.

(16) James W. Dawson is the father of Brandon M. Dawson, who is president, chief executive officer, and a director of the Company.

(17) Brandon M. Dawson is president, chief executive officer, and a director of the Company. The number of shares to be owned by Mr. Dawson after the offering, which represents 13.7% of the Common Shares presently outstanding, does not include 590,000 shares which Mr. Dawson has the right to acquire pursuant to the exercise of stock options, 60,000 of which are currently vested. See "Management," "Principal Shareholders," and "Certain Transactions."

(18) Mr. DeJong is a director of the Company. The shares to be owned by Mr. DeJong after the offering do not include 15,000 shares which Mr. DeJong has the right to acquire pursuant to the exercise of stock options. See "Management," "Principal Shareholders," and "Certain Transactions."

(19) Mr. Drullinger is an officer of the Company. The shares to be owned by Mr. Drullinger after the offering do not include 120,000 shares which Mr. Drullinger has the right to acquire pursuant to the exercise of stock options, 40,000 of which are currently vested. See "Management."

(20) Includes 16,000 shares issuable upon the exercise of the Company's September Warrants.

(21) Mr. Frazer is an officer and director of the Company and acquired his shares in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. The number of shares to be owned by Mr. Frazer after the offering, which represents 1.7% of the Common Shares presently outstanding, does not include 80,000 shares which Mr. Frazer will have the right to acquire pursuant to the exercise of stock options, half of which are currently vested. See note 8 above and "Management," "Principal Shareholders," and "Certain Transactions."

(22) Mr. Good is a director of the Company. The number of shares to be owned by Mr. Good after the offering represent 2.6% of the Common Shares presently outstanding. See "Management," "Principal Shareholders," and "Certain Transactions."

(23) Mr. Kawasaki is an officer of the Company. The shares to be owned by Mr. Kawasaki after the offering do not include 230,000 shares which Mr. Kawasaki will have the right to acquire pursuant to the exercise of stock options, 20,000 of which are currently vested. See "Management."

(24) The Selling Shareholder received the shares shown as the designee of Sunrise. See note 10 above.

(25) The number of shares shown includes 17,958 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 17,911 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(26) The number of shares to be owned by Ms. Marshall after the offering represents approximately 3% of the Common Shares presently outstanding. See "Certain Transactions."

(27) The number of shares shown includes 14,067 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 17,411 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(28) C.M. Oliver & Company Limited acted as placement agent in connection with the private placement of the Company's September Warrants in Canada in September 1996 and received a selling commission that included $48,625 in cash and 6,800 September Warrants. C.M. Oliver & Company Limited also received a $61,987 syndication fee, a $37,097 corporate finance fee, and an option to acquire 16,200 share purchase warrants. See "Description of Capital Stock--Warrants."

(29) The number of shares shown includes 6,800 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 16,200 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(30)     Consists of shares  issuable  upon the  conversion of the Brown's Creek
         Note issued by the Company in connection with its acquisition of the Midwest Division on October 31, 1996. Pinnacle Hotel Associates Limited Liability Company purchased a portion of the Brown's Creek Note in December 1997.

(31) Includes 80,000 shares issuable upon the exercise of the Company's September Warrants.

(32) Includes 16,000 shares issuable upon the exercise of the Company's September Warrants.

(33) Includes 17,600 shares issuable upon the exercise of the Company's September Warrants.

(34) Mr. Ramsay was one of the Company's original shareholders. See "Certain Transactions."

(35) Mr. Scharfer received 920 of the shares shown as the designee of Sunrise. See note 10 above.

(36) The number of shares shown includes 4,280 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 360 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(37)     Consists of shares  issuable  upon the  conversion of the Brown's Creek
         Note issued by the Company in connection with its acquisition of the Midwest Division on October 31, 1996. Mr. Schlosberg purchased a portion of the Brown's Creek Note in December 1997.

(38) Mr. Still was president of Dallas Research and received the shares shown as the designee of Dallas Research. See note 5 above.

(39) The number of shares shown includes 10,400 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 6,400 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(40) The number of shares shown includes 4,424 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 5,688 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(41)     Includes  80,000  shares  issuable  upon the exercise of the  Company's
         September Warrants as well as 53,747 shares issuable upon the conversion of the Brown's Creek Note issued by the Company in connection with its acquisition of the Midwest Division on October 31, 1996. Mr. Strauss purchased a portion of the Brown's Creek Note in December 1997.

(42) The number of shares shown includes 1,392 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 890 shares issuable upon the exercise of share purchase warrants at an exercise price of $6.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(43) Ms. Tanihana has entered into a five-year employment contract with the Company as an area administrator. She acquired her shares in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. The shares to be owned by Ms. Tanihana after the offering do not include 20,000 shares which Ms. Tanihana will have the right to acquire upon the exercise of stock options, half of which are currently vested. See "Certain Transactions."

(44) The number of shares shown includes 20,000 shares issuable upon the exercise of the Company's September Warrants. See "Description of Capital Stock--Warrants."

(45) Craig R. Thomson was one of the Company's original shareholders and a former officer and director of the Company. See "Certain Transactions."

(46) Michael G. Thomson is employed by and a member of the capital markets group of C.M. Oliver & Company Limited, which acted as placement agent in connection with the private placement of the Company's September Warrants in Canada in September 1996, and is a wholly owned subsidiary of C.M. Oliver, Inc. See note 28 above. In addition, Mr. Thomson was one of the Company's original shareholders and a former officer and director of the Company. See "Certain Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Since 1996, the Company has achieved significant growth in revenues, primarily due to the acquisition and operation of additional hearing care clinics. For the fiscal year ended July 31, 1997, and the six months ended January 31, 1998, the Company generated total revenues of $13.5 million and $9.4 million, respectively. As of January 31, 1998, the Company's cumulative deficit was $3.3 million and its total shareholders' equity was $23.4 million. For the fiscal year ended July 31, 1997, and the six months ended January 31, 1998, the Company incurred net losses of $1.7 million and $1.2 million, respectively.

RECENT ACQUISITIONS

         On August 1, 1996, Sonus-USA acquired the assets of Santa Maria Hearing Associates. Consideration for acquisition of the single clinic consisted of $50,000 in cash paid at closing and $25,000 for a covenant not to compete which was paid on January 5, 1997. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $76,000.

         On October 1, 1996, HCA, consisting of 11 hearing care clinics located in Los Angeles, California, merged with Sonus-USA. The consideration paid by the Company consisted of $314,724 in cash and 477,907 Common Shares. An additional $350,861 in cash was paid for covenants not to compete. The intangible assets recorded in the transaction, including the covenants not to compete, amounted to $2,831,000.

         On October 31, 1996, Sonus-USA acquired the assets of the Midwest Division, consisting of 14 hearing care clinics located in the Chicago, Illinois, and Lansing, Michigan metropolitan areas. The consideration paid by the Company consisted of a subordinated convertible note in the principal amount of $2,600,000, which is convertible into 400,000 Common Shares at $6.50 per share, and the assumption of certain liabilities in the amount of $360,000. The intangible assets recorded in the transaction, including a covenant not to compete, amounted to $2,441,500.

         On December 6, 1996, Sonus-USA completed a merger with Hearing Dynamics ("HD"), which operated four hearing care clinics in the San Diego, California, area. Cash in the amount of $102,600 and 81,600 Common Shares were exchanged for all of the issued and outstanding shares of HD in connection with the merger. An additional $25,000 was paid to the seller for a covenant not to compete. The intangible assets recorded in the transaction, including the covenant not to compete, amounted to $840,000.

         On December 17, 1996, Sonus-USA acquired all of the Common Shares of FHC, Inc., doing business as Family Hearing Centers ("FHC"). Consideration for acquisition of the single clinic consisted of cash in the amount of $150,000, the issuance of a promissory note in the amount of $150,000 and the assumption and repayment of $100,000 in FHC corporate debt. An additional $112,223 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the transaction, including the covenant not to compete, amounted to $472,000.

         On January 9, 1997, Sonus-USA purchased all of the outstanding shares of Hearing Care Associates-Los Angeles, Inc., for $301,000 in cash. An additional $112,500 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $466,000.

         On February 28, 1997, Sonus-USA acquired all of the outstanding shares of Hearing Care AssociatesArcadia, Inc., for $410,338 in cash. An additional $130,170 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $404,000.

         On March 6, 1997, Sonus-USA acquired all of the outstanding shares of Hearing Care Associates-Sherman Oaks, Inc., for $26,568 in cash. An additional $33,783 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $103,000.

         On March 14, 1997, Sonus-USA acquired all of the outstanding shares of Auditory Vestibular Center, Inc., for $84,306 in cash. An additional $28,580 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $67,000.

         On April 8, 1997, Sonus-USA acquired all of the outstanding shares of Hearing Care Associates-Lancaster, Inc., for $136,751 in cash. An additional $61,877 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $140,000.

         On June 6, 1997, Sonus-USA acquired all the outstanding shares of Hearing Improvement Center, Inc., a California corporation operating two hearing care clinics, in exchange for $500,000 in cash, 28,368 Common Shares, a two-year promissory note in the amount of $132,624 payable in equal quarterly installments including interest at 6% per annum, and a three-year promissory note in the amount of $282,036 with accrued interest at the rate of 6% per annum payable at the end of the first year and the balance of the note, including interest, payable in equal monthly installments over the remaining term. An additional $50,000 was paid to the sellers for covenants not to compete. The intangible assets recorded in the acquisition of the two clinics, including covenants not to compete, amounted to $1,108,000.

         On July 8, 1997, Sonus-USA acquired certain assets of Dakota Hearing Aid Service for $40,000 in cash. An additional $10,000 was paid to the seller for a covenant not to compete. The intangible assets recorded in the acquisition, including the covenant not to compete, amounted to $31,000.

         On August 27, 1997, Sonus-USA acquired all the outstanding shares of Hearing Care Associates-Santa Monica, Inc., for $258,268 in cash. An additional $114,135 was paid to the sellers for covenants not to compete. The intangible assets recorded in the acquisition of the clinic, including covenants not to compete, amounted to $260,000.

         On January 5, 1998, Sonus-USA acquired all the outstanding shares of Hearing Care Associates-Inglewood, Inc., for $100,000 in cash and a three-year promissory note in the amount of $97,000 which bears interest at the rate of 6 percent per annum and is payable in 12 equal quarterly installments. An additional $23,040 is payable in 12 equal quarterly installments to the sellers for covenants not to compete. The intangible assets recorded in the acquisition of the clinic, including covenants not to compete, amounted to $60,000.

         On January 30, 1998, Sonus-USA acquired certain assets of HearCare Corp. for $90,000 in cash and the assumption and repayment of $138,120 in debt. An additional $25,000 was paid to the seller for a covenant not to compete. The intangible assets recorded in the acquisition of the clinic, including the covenant not to compete, amounted to $200,000.

         On February 12, 1998, Sonus-USA acquired all of the outstanding shares of Hearing Care Associates- Montclair, Inc., for $50,000 in cash, the issuance of a three-year promissory note in the amount of $26,000 and the assumption and repayment of $15,000 in debt. An additional $15,000 was paid to the sellers for covenants not to compete. The intangible assets recorded in the acquisition of the clinic, including the covenant not to compete, amounted to $50,000.

         On February 27, 1998, Sonus-USA acquired certain assets of Metropolitan Hearing Clinics, Inc., consisting of five hearing care clinics in the Portland and Eugene, Oregon, metropolitan areas. Consideration for the acquisition consisted of $500,000 in cash, the issuance of a five-year promissory note in the amount of $560,000 and the assumption of current liabilities in the amount of $70,500. An additional $190,000 is payable to the seller in 12 equal quarterly installments for a covenant not to compete.

         On February 27, 1998, Sonus-USA acquired certain assets of Tucson Audiology Institute, Inc., consisting of one hearing care clinic in Tucson, Arizona. Consideration for the acquisition consisted of $294,000 in cash, the issuance of a three-year promissory note in the amount of $120,000, contingent payments of $100,000 payable over three years and the assumption of current liabilities in the amount of $92,000. An additional $50,000 is payable to the seller in 12 equal quarterly installments for a covenant not to compete.

         On February 27, 1998, Sonus-USA acquired certain assets of Katz Hearing Aid & Audiology, Inc., consisting of three hearing care clinics in the Tucson, Arizona metropolitan area. Consideration for the acquisition consisted of $250,000 in cash, the issuance of a three-year promissory note in the amount of $85,000, contingent payments of $115,000 payable over four years and the assumption of current liabilities in the amount of $24,000. An additional $75,000 is payable to the seller in 12 equal quarterly installments for a covenant not to compete.

         On March 31, 1998, Sonus-USA acquired all the outstanding shares of Hearing & Speech Associates, Inc. and Tri-County Hearing Aid Center, Inc., consisting of four hearing care clinics in Southern California. Consideration for the acquisition consisted of $400,000 in cash, 22,936 Common Shares and a three-year promissory note in the amount of $235,336.

         On April 13, 1998, Sonus-USA acquired all the outstanding shares of Burton Associates Hearing Aid Specialists, Inc., consisting of two hearing care clinics in Southern California. Consideration for the acquisition consisted of $100,000 in cash, a three-year promissory note in the amount of $50,000 and contingent payments of $75,000 payable over four years.

         On April 30, 1998, Sonus-USA acquired certain assets of Hamel Hearing Aids, consisting of one hearing clinic in Portland, Oregon. Consideration for the acquisition consisted of $190,000 in cash. An additional $10,000 was paid to the seller for a covenant not to compete.

         On May 1, 1998, Sonus-USA acquired all the outstanding shares of H.E.&A.R., Inc., consisting of one hearing care clinic in Los Angeles, California. Consideration for the acquisition consisted of $17,500 in cash and a promissory note due October 31, 2000, in the amount of $72,500.

         The 21 hearing care clinics acquired by the Company since August 1, 1997, have combined historical revenues for their prior fiscal years of approximately $8.3 million. The Company expects these clinics to contribute to the Company's future revenues consistent with their historical revenues, as well as to have a positive effect on cash flow and future liquidity.

Acquisition Summary

         As of February 28, 1998, the Company had recorded $12,467,590 in intangible assets, including $1,447,000 in covenants not to compete, which represented approximately 36% of the Company's total assets. The amortization of the unamortized balance of $11,825,000 at February 28 will result in an annual non-cash charge to earnings of approximately $640,000 in each of the next 20 years. If all of the covenants not to compete referred to above were currently in effect, an additional non-cash charge to earnings of approximately $391,000 in each of the current and next two fiscal years would also be incurred.

RESULTS OF OPERATIONS

Six Months Ended January 31, 1998 Compared to Six Months Ended January 31, 1997

         Revenues. Total revenues for the six months ended January 31, 1998, were $9,416,000, representing a 124% increase over revenues of $4,202,000 for the comparable period in fiscal 1997. The increase was primarily attributable to the 41 clinics acquired by the Company since October 1, 1996. Product revenues were $8,101,000 for the six months ended January 31, 1998, up 118% from $3,712,000 for the same period in 1997. Audiological service revenues of $1,315,000 represented 14% of total revenues for the six months ended January 31, 1998, as compared to $490,000 or 12% of total revenues for the comparable period in 1997. This increase is due to the fact that substantially all of the clinics acquired in the United States separately charge for the performance of audiological services when a hearing instrument is purchased. A large proportion of the revenue base in the six-month period ended January 31, 1997, was attributable to the Company's Canadian clinics where the policy was to waive the fee for audiological services if a hearing instrument was purchased.

         Gross Profit. Gross profit for the six months ended January 31, 1998, was $6,297,000 or 67% of revenues, compared to $2,655,000 or 63% of revenues for the comparable period in fiscal 1997. The increase in gross profit percentage was primarily due to higher volume discounts and improved product sales management.

         Clinical Expenses. Clinical expenses for the six months ended January 31, 1998, were $4,523,000 representing an increase of 115% over clinical expenses of $2,102,000 for the comparable period in fiscal 1997. This increase was attributable to the 41 additional clinics acquired by the Company since October 1, 1996.

         General and Administrative Expenses. General and administrative expenses increased 93% from $1,240,000 for the six months ended January 31, 1997, to $2,388,000 for the six months ended January 31, 1998, due to planned increases in corporate staff and other corporate expenses related to the operation of a larger organization. As a percentage of revenues, general and administrative expenses decreased to 25% for the six month period ended January 31, 1998, from 30% for the same period in the prior fiscal year. Management anticipates that general and administrative expenses will continue to decrease as a percentage of revenues as the Company establishes a larger revenue base through its strategic acquisition program and enhanced marketing efforts.

         Depreciation and Amortization Expense. Depreciation and amortization expense for the six months ended January 31, 1998, was $600,000, an increase of 123% over the depreciation and amortization expense of $269,000 for the same period in the prior fiscal year. The increase resulted from the depreciation of fixed assets and amortization of goodwill and covenants not to compete associated with 41 additional clinics operated by the Company during the six month period ended January 31, 1998.

Year Ended July 31, 1997, Compared to Year Ended July 31, 1996

         Accounts Receivable Turnover. The Company's accounts receivable turnover increased to 74 days for the fiscal year ended July 31, 1997 from 61 days in the prior fiscal year. The Company's accounts receivable balances consisted primarily of insurance proceeds to be received from managed care and third party insurance providers.

         Revenues. Total revenues for the fiscal year ended July 31, 1997, were $13,462,000, representing a 463% increase over revenues of $2,389,000 for the prior fiscal year. Of this increase, $10,015,000 was attributable to the 39 clinics acquired during fiscal 1997. Product sales revenues were $11,627,000 for the 1997 fiscal year, up 395% from the $2,345,000 for fiscal 1996. Audiological service revenues increased from $44,000, or 2% of total revenues in fiscal 1996, to $1,835,000, or 14% of total revenues, for the 1997 fiscal year. Substantially all of the clinics acquired in the United States separately charge for the performance of audiological services when a hearing instrument is purchased. The Company's policy in the past was to waive the fee if a hearing instrument was purchased.

         Gross Profit on Product Sales. Product gross profit for the fiscal year ended July 31, 1997, was $6,617,000 compared to $1,328,000 for the prior fiscal year. Gross profit percentage was 58% for both fiscal 1997 and fiscal 1996. The Company expects its gross profit percentage to improve in fiscal 1998 due to higher volume discounts and improved product sales management.

         Operating Expenses. Operating expenses for the fiscal year ended July 31, 1997, were $10,185,000, representing an increase of 419% over operating expenses of $1,961,000 for the prior fiscal year. As a percentage of total revenues, operating expenses decreased to 76% for the fiscal year ended July 31, 1997, from 82% for fiscal 1996, primarily due to fixed costs being spread over a larger revenue base.

LIQUIDITY AND CASH RESERVES

         During September 1996, the Company issued special warrants for 178,200 Common Shares in a private placement in Canada at a price of $5.68 per share for gross proceeds of $1,012,500. In December 1996, the Company issued special warrants for 829,800 Common Shares in a private placement in the United States at a price of $6.25 per share for gross proceeds of $5,186,250. The net proceeds from the sale of the special warrants in September and December 1996 were $5,529,000. The special warrants issued in Canada were accompanied by share purchase warrants to acquire a total of 178,200 additional Common Shares at a price of $10.00 per share. The special warrants issued in the United States were accompanied by share purchase warrants to acquire a total of 829,800 additional Common Shares at a price of $10.00 per share. The share purchase warrants expire on August 31, 1998. However, if the closing bid for the Common Shares is in excess of $15.00 per share for a period of 20 consecutive trading days, the Company has the option upon 45 days' prior written notice to the holders to force the exercise or cancellation of the share purchase warrants. The actual uses of the proceeds of the September and December 1996 private placements are as follows (in thousands):

         Working capital                             $  1,500
         Capital expenditures                             600
         Acquisitions                                   3,400
         Offering and registration costs                  700
                                                     --------
                                                     $  6,200
                                                     ========

         During the fiscal year ended July 31, 1997, the Company acquired 39 hearing care clinics located in California, Illinois, Michigan, New Mexico and North Dakota. The acquisitions were funded primarily through the issuance of Common Shares valued at $3.3 million, the issuance of convertible subordinated notes in an aggregate principal amount of $2.6 million, the issuance of $565,000 in promissory notes, cash payments totaling $2.1 million, and the assumption of debt totaling $460,000. Consideration paid for covenants not to compete amounted to $955,000. From August 1, 1997, to March 31, 1998, the Company acquired 19 hearing care clinics located in Arizona, California, Michigan, and Oregon. These acquisitions were funded primarily through the issuance of $1.0 million in promissory notes, cash payments of $1.9 million, the assumption of liabilities totaling $440,000, contingent payments of $290,000, and the issuance of Common Shares valued at $200,000. Consideration for covenants not to compete amounted to $154,000 in cash and $338,000 in deferred payments over the next three years.

         Sonus-Canada, the Company's Canadian operating subsidiary, has a revolving demand loan with the Royal Bank of Canada, providing for borrowings up to $171,000 at January 31, 1998. As of January 31, 1998, $89,000 was outstanding against this line. Advances under the line of credit bear interest at 1% above the Royal Bank of Canada prime rate, are secured by all the assets of Sonus-Canada, and are personally guaranteed by a shareholder.

         Sonus-USA has a $500,000 line of credit from a hearing instrument manufacturer, none of which was outstanding at January 31, 1998. The line of credit is secured by a portion of Sonus-USA's accounts receivable, is guaranteed by the Company and bears interest at the prime rate on a fully floating basis. Debt service is interest only payable monthly until July 16, 1998, when all amounts outstanding under the line of credit will be due.

         On December 24, 1997, the Company consummated the sale of 13,333,333 Series A Convertible Preferred Shares together with warrants to purchase 2,000,000 Common Shares for $12 per share, in a private placement to Warburg for an aggregate purchase price of $18 million. The Company believes that the net proceeds of $15.8 million from the Warburg Sale and cash generated from operations will provide it with sufficient capital to fund its operations and planned acquisitions over the next 12 months.

         In February 1997, the Company received proceeds of $1,970,000 from the exercise of warrants issued in connection with the Company's special warrant offering in February of 1996.

NEW ACCOUNTING PRONOUNCEMENTS

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 supersedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares or resulted in the issuance of Common Shares that would then share in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB Opinion No. 15. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS No. 128 as of January 31, 1998, for the quarter then ended. All prior period EPS data have been restated to conform with SFAS No. 128.

         In June 1997, the FASB also issued SFAS No. 130, "Reporting Comprehensive Income," which established requirements for disclosure of comprehensive income. The objective of SFAS No. 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. The statement is effective for financial statements for fiscal years beginning after December 15, 1997. The Company does not anticipate any significant impact on reported results of operations due to the adoption of SFAS No. 130.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way segment information is reported for public companies and requires those companies to report selected segment information in interim financial reports to shareholders. The statement is effective for financial statements for fiscal years beginning after December 15, 1997. Although the Company has not fully determined its complete impact, the Company does not foresee any material change due to adoption of this statement on its financial presentation to shareholders.

                                    BUSINESS

OVERVIEW

         The Company, through its primary operating subsidiaries Sonus-USA and Sonus-Canada, currently owns and operates a network of 69 hearing care clinics in the United States and Western Canada. In September 1997, Sonus-USA and Sonus-Canada changed their names from HealthCare Hearing Clinics, Inc., and HC HealthCare Hearing Clinics Ltd., respectively. By vote of the shareholders, the Company changed its name to Sonus Corp. on February 9, 1998. Clinics owned by the Company are located primarily in the metropolitan areas of Tucson, Arizona; Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing,
Michigan; Albuquerque, New Mexico; Portland, Oregon; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. During the fiscal year ended July 31, 1997, approximately 86% of the Company's revenues were derived from product sales, including hearing instruments, batteries, and accessories, while the remaining 14% of the Company's revenues were derived from audiological services. Substantially all of the Company's hearing care clinics are staffed by audiologists. The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.

INDUSTRY BACKGROUND

         Professionals and Clinics. Hearing instruments may be dispensed by either a dispensing audiologist or an HIS. Although both audiologists and HISs may be licensed to dispense hearing instruments, audiologists have advanced training in audiology and hold either a masters or Ph.D. degree.

         Overall, dispensing audiologists are much younger than HISs. The March 1997 issue of The Hearing Review, a hearing industry trade journal, indicates that approximately 27% of HISs in the U.S. are at least 61 years of age, 37% are 51-60 years of age, 25% are 41-50 years of age and only 11% are age 42 or under, compared to 8%, 19%, 43% and 30%, respectively, for dispensing audiologists. The Company believes that many HISs are facing retirement with no formal "exit-strategy," a situation that creates an attractive investment opportunity for the Company.

         The typical hearing care practice wields little purchasing power with manufacturers, and must spread overhead over a relatively small revenue base. In addition, a typical hearing care practice often has insufficient capital to purchase new technologies and lacks the systems and size necessary to develop economies of scale. As a result, the Company believes that dispensing audiologists and HISs will find it increasingly attractive to sell their practices to or affiliate with larger organizations, such as the Company.

         Another factor that may favor the consolidation of hearing care practices is managed care. As managed care becomes more pervasive, hearing care professionals will have an even greater need for the information resources, management expertise, economies of scale, and access to managed care group contracts that larger organizations such as the Company may be better able to provide. However, managed care is not presently a large part of the hearing care market and hearing care products and services are likely to continue to be provided predominantly on a private pay basis for the next several years.

         Notwithstanding the factors favoring consolidation of hearing care practices, there are currently only a few multiple clinic networks operating in more than one state or province in the United States or Canada with combined annual revenues in excess of $5 million.

         Hearing Impaired Population. According to the 1996 edition of Communication Facts, published by the American Speech-Language Hearing Association, the number of persons in the United States who have hearing loss is estimated to be approximately 28 million and the percentage of individuals with a hearing loss relative to the general population is approximately 2% for those under 18 years of age, 5% for those between 18 and 44 years of age, 14% for those between 45 and 64 years of age, 23% for those between 65 and 74 years of age and 32% for those over 75 years of age. In addition, the American Tinnitus Association estimates that approximately 12 million American adults have tinnitus (a ringing sensation in the ears) that is severe enough to seek medical help.

         The Company believes that the widely recognized demographic trend toward an aging population will increase the demand for hearing instrument sales and audiological services and that the demand for hearing instruments that are less visible and for newer and superior hearing instrument technology, such as digital and programmable hearing instruments, will also contribute to market growth. In addition, the Company believes that some individuals forgo hearing care because of the stigma of aging that can be associated with wearing a hearing instrument and that the demand for hearing instrument sales and hearing care services can be increased by marketing and education designed to reduce that stigma.

         Hearing Health Care Industry Segments. The hearing health care industry serving patients with hearing and balance disorders is comprised of four distinct service segments:

         o hearing rehabilitation services, including the evaluation and rehabilitation of persons with hearing impairments by assessing communicative impairment and providing amplification;

         o advanced audio-diagnostic services, including the neuro-audiologic evaluation and non-medical diagnosis of hearing and balance disorders;

         o industrial and preventative audiological services, including noise level measurements, dosimetry, and hearing screenings; and

         o otolaryngologic services, including surgery and other medical treatment.

The Company's clinics primarily provide hearing rehabilitation services. The Company has one facility, the Rockyview Hearing and Balance Clinic located in Calgary, Alberta, that provides advanced audio-diagnostic services and one clinic located in San Diego, California, that provides evaluation and treatment for patients with tinnitus.

         Hearing rehabilitation services include the assessment and rehabilitation of persons with hearing impairments through the use of hearing instruments and counseling. Rehabilitation services, including amplification systems, are provided by audiologists and HISs. The services offered include the diagnostic audiological testing, fitting and dispensing of hearing instruments, follow-up rehabilitative assistance, the sale of hearing instrument batteries, hearing instrument repairs, and the sale of swim plugs, custom ear plugs, and assistive listening devices.

         Advanced audio-diagnostic services include the assessment and non-medical treatment of vestibular and balance disorders and the evaluation of patients with specific symptoms of an auditory or vestibular disorder, including hearing loss, tinnitus, and balance problems. In order to make a differential diagnosis of hearing disorders, an ear, nose and throat physician may employ or refer patients to an audiologist to conduct special diagnostic hearing tests to differentiate between conductive, sensory, and neural pathology. If the cause of the hearing loss is a medical disorder in either the nervous system (neural) or the middle ear (conductive), the physician proceeds with medical treatment. However, if a non-treatable conductive or sensory loss is found, the physician will generally refer the patient to an audiologist for rehabilitation.

GROWTH STRATEGY

         The Company's growth strategy is to expand its operations through the selective acquisition of hearing clinics located in existing as well as new geographic markets. The Company believes that the fragmented nature of the hearing care industry, the absence of industry-wide standards, and the inexperience and limited capital resources of many hearing care providers, combine to provide an opportunity to build an expanding network of hearing care clinics devoted to providing high-quality hearing health care services. See "Risk Factors--Expansion Program."

         The Company plans to expand its network of clinics in each new market by initially targeting for acquisition a significant hearing care practice in order to secure a solid foundation upon which to build a regional network of audiology practices. The Company will then seek to acquire additional individual or group practices in order to realize economies of scale in management, marketing, and administration, and hopes that its initial purchase in the region will attract other practitioners interested in selling their businesses. Due to the contacts of management with audiologists in the industry, the Company is frequently presented with opportunities to acquire hearing care clinics. Since August 1, 1996, the Company has acquired 60 clinics, all located in the United States.

         The Company looks at the following factors before acquiring clinics in a particular geographic market: (a) population size and distribution; (b) audiology practice density, saturation and average group size; (c) local competitors; (d) level of managed care penetration; and (e) local industry and economy. In acquiring particular clinics within a geographic market, the Company seeks clinics with the following characteristics: (a) an established patient base drawing from a substantial metropolitan population; (b) significant revenue and profitability prior to acquisition; (c) above-average potential to enhance clinic profitability after acquisition; and (d) if a clinic has an audiologist, a willingness by the audiologist to enter into an employment agreement with the Company in order to retain continuity in patient service and relationships and maintain the identity of the clinic in the community where it is located.

         Prior to acquiring a hearing care clinic, the Company conducts a due diligence investigation of the clinic's operations that includes an analytical review of the clinic's financial statements, tax returns, and other operating data, a review of patient files on a random sample basis, a review of credit reports, contracts, bank deposits, and other documents and information that the Company deems significant, and the preparation of financial projections. Based on the information collected and analyzed during the due diligence review, the Company determines an appropriate purchase price for the acquisition.

         The Company generally uses cash, Common Shares, promissory notes, assumption of debt, or a combination of the foregoing to fund acquisitions. See "Risk Factors--Additional Financing." The amount paid for each practice varies on a case-by-case basis according to historical revenues, projected earnings after integration into the Company, and transaction structure. In connection with each acquisition, the Company acquires substantially all of the assets of the practice, including its audiological equipment and supplies, office lease and improvements, receivables and patient files.

         At the time a practice is acquired, the audiologist associated with the practice typically becomes an employee of the Company and enters into an employment agreement with the Company with an initial term of three years and annual renewals thereafter. The employment agreement usually includes a three-year noncompete provision following termination of employment. If the office of a retiring HIS is acquired, a six- to 12-month transition plan is usually negotiated with the HIS. See "Risk Factors--Dependence on Key Personnel" and "Risk Factors--Expansion Program."

         There can be no assurance that the Company will be able to complete acquisitions consistent with its expansion plans, that such acquisitions will be on terms favorable to the Company, or that the Company will be able to successfully integrate the hearing care clinics that it acquires into its business. Successful integration will be dependent upon maintaining payor and customer relationships and converting the management information systems of the clinics the Company acquires to the Company's systems. Significant expansion could place a strain on the Company's managerial and other resources and could necessitate the hiring of a number of new managerial and administrative personnel. Unforeseen problems with future acquisitions or failure to manage expansion effectively may have a material adverse effect on the business, financial condition, and results of operations of the Company.

OPERATING STRATEGY

         The Company's operating strategy is to provide its patients with high quality and cost effective hearing care products and services while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts.

         Attracting and Retaining Patients. The Company seeks to attract new patients and retain existing patients at each clinic by providing patients with friendly, comprehensive, and cost-effective hearing care at convenient times and locations. In addition, by educating patients about hearing health issues and by providing quality service during office visits and consistent patient follow-up and support, the Company hopes to foster patient loyalty and increase the likelihood of obtaining referrals and repeat visits for examinations and product purchases. See "Risk Factors-- Competition" and "Risk Factors--Impact of Policy Changes by Third-Party Insurers."

         Recruiting Qualified and Productive Audiologists. Audiologists employed by the Company are primarily responsible for clinic profitability as well as for attracting and retaining customers. The Company seeks to employ audiologists who share the Company's goal of delivering high-quality hearing care service and who are also dedicated to expanding and enhancing their practices. The Company believes that it can offer significant benefits to audiologists by providing assistance in administrative tasks associated with operating an audiology practice, thereby allowing them to focus on serving patients and increasing productivity. The Company also believes that its size and structure enable it to offer financial resources for practice development and enhancement that solo and small group practitioners find difficult to obtain independently. See "Risk Factors--Dependence on Key Personnel."

         Achieving Economies of Scale and Administrative Efficiencies. A key operating strategy of the Company is to achieve increased economies of scale and administrative efficiencies at each of its clinics. When a clinic is acquired by the Company, it immediately has available to it terms and discounts with hearing instrument manufacturers that are generally more favorable than it could negotiate independently. In addition, the Company believes that by centralizing certain management and administrative functions such as marketing, billing, collections, human resources, risk management, payroll, and general accounting services, the profitability of a clinic can be improved by spreading the cost of such functions over a larger revenue base. The Company has developed an on-line management information system that links a substantial number of the Company's clinics with the Company's corporate headquarters in order to provide management with the ability to collect and analyze clinic data, control overhead expenses, allow detailed budgeting at the clinic level, and permit effective resource management. See "Risk Factors--Expansion Program" and "Risk Factors--Additional Financing."

         Pursue Large Group and Managed Care Contracts. Although the Company intends to continue to aggressively pursue private-payor business because it is presently more pervasive and profitable than managed care business, the Company believes that by providing comprehensive geographic coverage in a particular market, it will be strongly positioned to offer services to group hearing care plans in that market. Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. With respect to hearing care, such limits could result in reduced payments for services or restrictions on the types of services for which reimbursement is available or the frequency of replacements or upgrades of equipment. At the present time, managed care penetration of the hearing care market is limited. However, if managed care begins to play a larger role in hearing care, the Company plans to develop information systems to improve productivity, manage complex reimbursement methodologies, measure patient satisfaction and outcomes of care, and integrate information from multiple sources.

         Many third-party insurers impose restrictions in their health insurance policies on the frequency with which hearing instruments may be upgraded or replaced on a reimbursable basis. Such restrictions have a negative impact on hearing instrument sales volume. There can be no guarantee that such insurers will not implement other policy restrictions in the future in order to further minimize reimbursement for hearing care. Such restrictions could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Risk Factors--Competition" and "Risk Factors--Managed Care."

CLINIC STAFFING AND FACILITIES

         Typically, each Company hearing clinic is staffed with at least one audiologist and one patient care coordinator, who handles reception, clerical, and most bookkeeping functions. The Company currently employs approximately 95 audiologists. Where volume warrants, a clinic may also be staffed with additional audiologists and patient care coordinators. An audiologist employed by the Company has a masters or Ph.D. degree in audiology. The audiologist is licensed by the appropriate state or province to dispense hearing instruments and is a member of the Canadian Association of Speech/Language Pathologists and Audiologists or the American Speech-- Language Hearing Association.

         Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet depending on patient volume and the extent of services provided by the clinic. Clinics generally have a reception seating area, a reception work and filing area, an office for the audiologist, a laboratory for hearing instrument repairs and modifications, a technology demonstration room and an evaluation room. A properly equipped office offering only hearing rehabilitation services requires equipment that costs $50,000 to $75,000. The cost of equipment for a clinic offering advanced audio-diagnostic services is much greater and ranges from $225,000 to $250,000.

         The table below shows the location of each of the Company's hearing care clinics at January 31, 1998, the date the clinic was acquired by the Company, and the revenues generated by each clinic for the periods indicated:


                                                       Revenues         Revenues             Revenues           Revenues
                                       Date          for 3 months     for 3 months        for fiscal year     as of latest
Clinic and Location              Purchased/Opened    ended 1/31/98    ended 1/31/97       ended 7/31/97        fiscal year
-------------------              ----------------    -------------    -------------       --------------       -----------

Alberta
-------
Rockyview, Calgary(3)               April 1996        $106,352         $ 96,796             $503,789      $           -
T.H. Moore, Calgary                 April 1995          60,019           51,113              199,173            383,423
British Columbia
----------------
Fraserview, Abbotsford              October 1994        19,672           19,292              127,076             91,343
Fraserview, Chilliwack              October 1994        52,878           66,485              286,428            228,405
Kamloops, Kamloops                  October 1994        74,638           58,504              283,699            205,394
Langley, Langley                    January 1996        58,767           77,207              369,943            285,611
Fraserview, Maple Ridge             October 1994        37,315           45,801              170,661            145,742
Fraserview, New Westminster         October 1994        51,143           87,139              276,017            288,459
Pacific, North Vancouver(6)         April 1996          39,757           45,027              218,465                  -
Fraserview, Richmond                October 1994        35,669           47,684              169,075            152,771
Fraserview (2 clinics), Vancouver   October 1994       107,428          122,049              570,306            653,590
California
----------
HCA, Alhambra                       October 1996       153,511          175,896              872,677            515,144
Hearing Dynamics, Alvarado          December 1996      144,116          117,331              664,677            597,221
HCA, Arcadia                        February 1997      130,028          105,128              544,870            508,329
Allied, Arroyo Grande(1)            July 1996           18,359           39,232               84,297            119,647
HCA, Burbank                        October 1996        45,379           73,107              262,314            280,643
Hearing Dynamics, Chula Vista       December 1996       57,522           53,600              309,374            284,335
Hearing Dynamics, Coronado(1)       December 1996       63,466           21,154              159,417            106,160
HCA, Fountain Valley(1)(5)          December 1996       10,165            1,107               71,631                  -
HCA, Glendale                       October 1996       122,499          197,437              950,491            837,293
HCA, Glendora                       October 1996        58,440           91,969              343,885            267,568
HCA, Inglewood                      January 1998        43,882           37,568              400,999            323,854
HCA, Lancaster                      March 1997         108,969           67,255              390,353            453,939
HCA, Long Beach                     October 1996       154,011          140,469              604,692            393,353
HIC, Long Beach                     June 1997          246,589          220,950            1,267,750          1,208,117
HCA, Los Angeles(4)(6)              January 1997       211,111                -                    -            618,207
HCA, Mission Hills                  October 1996        95,514           92,253              425,625            341,935
HCA, Montrose(1)                    October 1996        17,720           16,120               54,964            105,861
HCA, Northridge                     October 1996       240,466          284,627            1,054,132          1,176,386
HCA, Oxnard                         October 1996        97,689           74,226              358,989            115,882
Hearing Dynamics, San Diego         December 1996      140,555           71,666              709,438            619,755
HCA, Santa Clarita Valley           October 1996        64,005           52,030              249,253            256,149
HCA, Santa Monica                   August 1997        138,932          104,260              417,144            415,559
Allied, Santa Maria                 July 1996           27,554           47,113              235,003            201,137
Santa Maria, Santa Maria(4)(6)      August 1996        100,579           85,555              228,385            157,714
HIC, Seal Beach(7)                  June 1997                -                -                    -                  -
HCA, Sherman Oaks                   March 1997          48,818           69,643              320,071            384,551
Illinois
--------
SONUS, Berwyn                       October 1996        88,596          118,696              569,652            736,632
SONUS, Chicago                      October 1996        34,957           33,716              170,901            244,355
SONUS, Hinsdale                     October 1996        59,618           86,650              319,287            240,647
SONUS, Lombard(1)                   October 1996        30,655           35,217              128,005            177,660
SONUS, North Cicero(1)(8)           October 1996             -                -                    -                  -
SONUS, Oak Lawn                     October 1996       102,261          113,429              558,765            667,515
SONUS, Oak Park                     October 1996        24,413           48,570              236,452            247,589
Michigan
--------
SONUS, Carson City(1)(2)            October 1996             -                -                    -                  -
SONUS, Charlotte(6)                 October 1996        26,170           21,739               71,181                  -
SONUS, Hayes Green Beach(1)(2)      October 1996             -                -                    -                  -
SONUS, Kalamazoo(4)(6)              January 1998             -                -                    -                  -
SONUS, Grand Ledge                  October 1996        82,896           69,603              414,689            437,636
SONUS, Lansing                      October 1996        95,594           86,295              365,011            310,851
SONUS, Okemos                       October 1996        79,344           74,737              301,993            241,558
New Mexico
----------
Family Hearing Centers, Albuquerque December 1996      194,806           95,973              969,930            991,923

North Dakota
------------
Dakota Hearing Aid Service(4)(6)    July 1997           19,644                -                    -                  -

----------------------------

   (1) Designates satellite clinic. Satellite clinics operate less than five days per week and are generally located in doctors' offices or hospitals.
   (2) Information  combined with SONUS, Grand Ledge.
   (3) Opened April 1996.
   (4) Quarterly comparative information unavailable.
   (5) Opened December 1996.
   (6) Annual comparative information unavailable.
   (7) Information  combined with Hearing  Improvement  Center,  Long Beach
   (8) Information combined with SONUS, Oak Lawn.

         "Revenues for fiscal year ended 7-31-97" represents clinic revenues for the full 12-month period ended July 31, 1997, and may include revenues prior to the date of acquisition by the Company. "Revenues as of latest fiscal year" represents clinic revenues for the most recently completed fiscal year prior to acquisition by the Company. The fiscal year-ends from which these revenues were derived vary from clinic to clinic depending on the acquisition date and the fiscal year ending date.

PRODUCTS AND SUPPLIERS

         The hearing instrument manufacturing industry is highly competitive with approximately 40 manufacturers serving the worldwide market. Few manufacturers offer significant product differentiation. The Company currently purchases hearing instruments from a number of manufacturers based upon criteria that include quality, price, and service. Over time, the Company intends to reduce the number of manufacturers from whom it purchases hearing instruments in order to achieve greater volume discounts. In addition to hearing instruments, the Company's clinics also offer a limited selection of other assistive listening devices and hearing instrument accessories.

MARKETING

         The Company's marketing program is designed to help its hearing care clinics retain existing patients and expand the services they receive, attract new patients, and develop contracts to serve large groups of patients.

         The Company believes that patient satisfaction is the key to retaining and expanding services to existing patients. The Company also believes that delivering comfortable, high quality hearing care at times and locations that are convenient for the patient will motivate patients to return to the Company's clinics for their future hearing care needs. Educating patients about hearing health, prescribing only necessary hearing enhancing products, ensuring that each patient leaves a clinic with a future visit already scheduled, and maintaining consistent patient follow-up and support are key elements of the Company's plan to build patient loyalty and patronage.

         After a patient has obtained a hearing instrument, ongoing revenues are generated from battery purchases and routine maintenance of the instruments. The Company believes that repeat revenues are attributable to the length of time that a clinic has been established and the effectiveness of its patient retention programs.

         The Company believes that the same aspects of the Company's approach that earn the loyalty of current patients will also generate new patients. The Company's new patient marketing programs are designed to help the Company generate referrals from physicians and existing patients and increase the Company's visibility in the community. The Company seeks to foster such visibility by developing marketing materials and information sources that communicate the Company's philosophy of high quality patient-oriented hearing care.

         The Company's large group marketing approach is designed to enable the Company to develop contacts with self-insured employers and with health plans in the metropolitan areas it serves and emphasizes the convenience, quality of care, and wide range of services offered by the Company. The economies of scale available to the Company may also allow health plans and self-insured employers served by the Company to reduce administrative burdens they might otherwise face. The Company believes that it is well positioned to respond to challenges presented by the growth of managed care arrangements as they arise.

COMPETITION

         The hearing care industry in the United States and Canada is highly fragmented and intensely competitive. Many of the Company's competitors are small retailers that focus primarily on the sale of hearing instruments. However, the Company also competes with other networks of hearing care clinics and with large distributors of hearing instruments such as Bausch & Lomb, a hearing instrument manufacturer that distributes its products through a national network of over 1,000 franchised stores (Miracle Ear), and Beltone Electronic Corp., a privately-owned hearing instrument manufacturer that distributes its products primarily through its nationwide network of approximately 600 franchised dealers. These competitors are in many cases better known and owned by companies having far greater financial and other resources than the Company. There can be no assurance that one or more of these competitors will not seek to compete directly in the markets targeted by the Company, nor can there be any assurance that the largely fragmented hearing care market cannot be successfully consolidated by other companies or through the establishment of co-operatives, alliances, confederations or the like. See "Risk Factors-- Competition."

REGULATION

         The sale of hearing instrument devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry. Under federal law, hearing instruments may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing instruments provide customers with certain warning statements and notices in connection with the sale of hearing instruments and that such sales be made in compliance with certain labeling requirements.

         Most states in the United States and many provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or HISs. Although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company operates its hearing care clinics through its wholly owned subsidiaries, Sonus-USA and Sonus-Canada. These subsidiary corporations employ licensed audiologists who offer and perform audiology services on behalf of the Company.

         In certain states in the United States, business corporations such as Sonus-USA may not be authorized to employ audiologists and offer audiology services. For example, in California, where the Company operates 34 clinics, although the performance of audiology services by professional corporations owned solely by licensed audiologists is expressly authorized under California law, it is unclear whether general business corporations such as Sonus-USA may employ licensed audiologists to perform audiology services. However, the California Department of Consumer Affairs has indicated by memorandum that speech-language pathologists, which are regulated under statutes and regulations similar to those governing audiologists, may practice in a general business corporation and that a general business corporation may provide speech-language pathology services through licensed speech pathologists. In Illinois, where the Company has eight hearing care clinics, it is also unclear whether general business corporations may employ licensed audiologists to perform audiology services. Under Illinois law, only professional corporations and individuals are authorized to obtain licenses to practice audiology.

         The laws and regulations governing the practice of audiology are enforced by regulatory agencies with broad discretion. If the Company were found to be in violation of such laws and regulations in one or more states, the consequences could include the imposition of fines and penalties upon the Company and its audiologists as well as the issuance of orders prohibiting the Company from operating its clinics under its present structure. In that event, among the solutions the Company might consider would be the restructuring of all or a portion of its operations in a manner similar to that used by certain medical and dental clinic networks. Under such a structure, professional corporations owned by licensed audiologists would contract with the Company to perform professional services and the Company would contract with the professional corporations to provide management services.

         No assurance can be given that the Company's activities will be found to be in compliance with laws and regulations governing the corporate practice of audiology or, if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

PRODUCT AND PROFESSIONAL LIABILITY; PRODUCT RETURNS

         In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of, or adverse effects claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance against such claims at a level that the Company believes is adequate. A customer may return a hearing instrument to the Company and obtain a full refund up to 30 days after the date of purchase. Some of the Company's clinics offer a 60-day refund period. In general, the Company can return hearing instruments returned by customers within 30 to 60 days to the manufacturer for a full refund. The Company maintains a reserve based on estimated returns to account for returns that cannot be passed through to the manufacturers and must be absorbed by the Company.

EMPLOYEES

         At April 1, 1998, the Company had 194 full-time and 43 part-time employees, of which 78 are audiologists practicing full time and 17 practicing part-time. None of the Company's employees are represented by a labor union. Management believes it maintains good relationships with its employees. See "Risk Factors--Labor Unions."

PROPERTIES

         The Company's principal executive offices are located in approximately 5,600 square feet of leased office space in downtown Portland, Oregon. The lease covering 2,600 square feet of such space expires in August 1998 and requires remaining rental payments totaling $20,736. The lease on the remaining 3,000 square feet expires in August 1999 and provides for an annual rent of $57,072. Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet. All of the locations are leased for one to six-year terms pursuant to generally non-cancelable leases (with renewal options in some cases). The aggregate committed rental expense as of July 31, 1997, for the subsequent five-year period is approximately $2.1 million.

                                   MANAGEMENT

         Information with respect to the directors and executive officers of the Company, including their age at March 31, 1998, position with the Company, and principal business experience during the previous five years, is set forth below:

        NAME                          AGE                                   POSITION
Brandon M. Dawson                      29         President, Chief Executive Officer and Director
Douglas F. Good                        56         Chairman of the Board and Director
Gregory J. Frazer, Ph.D.               45         Vice President, Business Development and Director
William DeJong                         40         Director
Hugh T. Hornibrook                     48         Director
Joel Ackerman                          32         Director
Randall E. Drullinger                  34         Vice President, Marketing
Edwin J. Kawasaki                      39         Vice President, Finance and Chief Financial Officer
Kathy A. Foltner                       44         Vice President, Operations


         BRANDON M. DAWSON. Mr. Dawson has served as President and Chief Executive Officer and as a director of the Company since December 1995. From May 1992 to December 1995, he was director of U.S. sales for Starkey Laboratories Inc. ("Starkey"), the largest custom "in-the-ear" hearing instrument manufacturer in the world. Prior to May 1992, Mr. Dawson held a number of positions with Starkey, including Assistant Sales Manager from December 1988 to October 1990 and National Sales Manager from November 1990 to April 1992.

         DOUGLAS F. GOOD. Mr. Good has served as a director of the Company since 1994, and as Chairman of the Board since August 1996. From December 1995 to July 1996, he served as the Company's chief financial officer and as President of the Company from October 1994 to December 1995. Prior to becoming President of the Company, Mr. Good was chief financial officer and a director of International Retail Systems Inc. of Dallas, Texas, a software and point of sale systems company.

         GREGORY J. FRAZER, PH.D. Mr. Frazer has served as Vice President - Business Development and as a director of the Company since October 1996, when the Company acquired 11 audiology based hearing clinics which were among 22 clinics in Southern California of which Mr. Frazer was part owner and operator. The Company has since acquired eight of the remaining 11 clinics. Mr. Frazer has spent his entire career as a hearing care professional since receiving his doctoral degree in audiology from Wayne State School of Medicine in 1981.

         WILLIAM DEJONG. Mr. DeJong is a partner in the Calgary, Alberta, law firm of Ballem MacInnes, which he joined in September 1987. He served as Secretary of the Company from shortly after its incorporation in 1993 until December 1997. He has been a director of the Company since 1994.

         HUGH T. HORNIBROOK. Mr. Hornibrook has been a director of the Company since April 1996. From April 1996 to January 1997, he was Vice President, Corporate Development of the Company, and from July 1994 to April 1996, he was an independent business consultant. He served as director of corporate development for The Loewen Group Inc., a large funeral home and cemetery operator with operations throughout North America, from 1988 to June 1994.

         JOEL ACKERMAN. Mr. Ackerman is a Managing Director of E.M. Warburg, Pincus & Co., L.L.C. From 1990 to 1993, Mr. Ackerman served as an associate at Mercer Consulting, a strategic management consulting company. Mr. Ackerman was appointed to the Board in December 1997 at the request of Warburg, the holder of all the outstanding Convertible Shares.

         RANDALL E. DRULLINGER. Mr. Drullinger has served as Vice President, Marketing of the Company since April 1996. From August 1990 to April 1996, he was director of financial management services at Starkey.

         EDWIN J. KAWASAKI. Mr. Kawasaki has served as Vice President, Finance of the Company since August 1996. Mr. Kawasaki was a principal of Stafford Capital Corp., an investment buy-out firm, from September 1995 to July 1996, and was a senior vice president at Peregrine Holdings Ltd., an investment banking boutique firm, from January 1994 to September 1995. From 1987 to 1993, he was the controller of Lewis and Clark College. Prior to 1987, Mr. Kawasaki was a supervising senior accountant with KPMG Peat Marwick LLP.

         KATHY A. FOLTNER. Ms. Foltner was appointed Vice President, Operations of the Company in November 1996, when the Company acquired substantially all of the assets of the Midwest Division from Hearing Health Services, Inc. Ms. Foltner had served as vice president of Hearing Health Services, Inc., since January 1995 and as director of Michigan operations, from July 1994 to December 1994. Prior to July 1994, Ms. Foltner was the owner and president of Audio-Vestibular Testing Center, Inc.

TERM OF DIRECTORS AND BOARD COMMITTEES

         The Company's articles of incorporation provide for six directors until the directors of the Company increase or decrease that number in accordance with the articles of incorporation. Directors are elected annually. The board of directors maintains an audit committee, consisting of Messrs. Ackerman, DeJong, and Hornibrook, which reviews services provided by the Company's independent auditors, makes recommendations concerning their engagement or discharge, and reviews with management and the independent auditors the annual financial statements of the Corporation, the results of the audit, the adequacy of internal accounting controls, and the quality of financial reporting.

COMPENSATION OF DIRECTORS

         The directors of the Company do not receive any fees for attending board meetings but are reimbursed for out-of-pocket and travel expenses incurred in attending board meetings. The Company has no other standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors. The Company may from time to time, as it has in the past, grant stock options to directors in accordance with the policies of AMEX, the Securities and Exchange Commission, and the securities laws and regulations of the jurisdictions where the directors reside. Options granted during the fiscal year ended July 31, 1997, are included in the table titled "Option Grants in Last Fiscal Year" under the caption "Executive Compensation."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth for the years indicated the compensation awarded or paid to, or earned by, the Company's chief executive officer and the Company's other executive officers whose salary level and regular bonus for the fiscal year ended July 31, 1997, exceeded $100,000.

                                                     Annual              Long-Term
                                                 Compensation          Compensation Awards
                                                 ------------          -------------------

                                                                        Number of Shares
Name and Principal Position                 Year       Salary          Underlying Options
---------------------------                 ----       ------          ------------------

Brandon M. Dawson                           1997      $130,000                  --
 President and Chief                        1996        86,667             130,000
 Executive Officer

Gregory J. Frazer, Ph.D.                    1997       110,000              80,000
 Vice President-Business
 Development

In addition, three other executive officers of the Company were paid an aggregate of $317,289 in cash compensation, including incentive compensation of $67,454 relating to acquisitions, during the 1997 fiscal year.

OPTION GRANTS

         During the fiscal year ended July 31, 1997, the Company granted stock options to employees and directors under its Stock Option Plan adopted effective November 18, 1993, and its Stock Award Plan adopted effective December 10, 1996. Options are granted at the discretion of the Board of Directors. Options granted to date have terms of five to ten years and generally vest in two or more equal annual installments. The options are not transferable or assignable.

         The following table sets forth certain information concerning grants of options to purchase Common Shares to individuals who were directors or executive officers of the Company during the fiscal year ended July 31, 1997:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                       Number of          Percentage of
                                         Shares           Total Options                      Market
                                       Underlying           Granted to         Exercise      Price on
                                         Options           Employees in          Price       Grant Date
Name                                    Granted            Fiscal Year         ($/share)     ($/share)        Expiration Date
----                                    -------            -----------         ---------     ---------        ---------------
Gene K. Balzer, Ph.D.                      --                        --                --              --              --
Brandon M. Dawson                          --                        --                --              --              --
William DeJong                             --                        --                --              --              --
Randall E. Drullinger                      --                        --                --              --              --
Kathy A. Foltner                       25,000(1)                     8.2%             $7.25           $7.25       Feb. 5, 2002
Gregory J. Frazer, Ph.D.               80,000(2)                    26.4               6.50            8.80       Oct. 1, 2001
Douglas F. Good                            --                        --                --              --              --
Hugh T. Hornibrook                         --                        --                --              --              --
Edwin J. Kawasaki                      34,000(3)                    11.2               5.60            5.60       May 8, 2002


--------------

(1) One-half of Ms. Foltner's options became exercisable on November 1, 1997, with the balance becoming exercisable on November 1, 1998.

(2) One-half of Mr. Frazer's options became exercisable on October 1, 1997, with the balance becoming exercisable on October 1, 1998.

(3) One-half of Mr. Kawasaki's options became exercisable on August 12, 1997, with the balance becoming exercisable on August 12, 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information regarding option exercises during the fiscal year ended July 31, 1997, and the fiscal year-end value of unexercised options held by individuals who were directors or executive officers of the Company during the 1997 fiscal year:

                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                              AND FISCAL YEAR-END OPTION VALUES

                                                                      Number of Securities
                                                                           Underlying
                                                                           Unexercised                    Value of Unexercised
                                                                           Options at                     In-the-Money Options
                                                                         July 31, 1997                     at July 31, 1997(2)
                                                                     ----------------------                -------------------
                               Shares
                             Acquired on            Value                                                                 Unexer-
Name                          Exercise           Realized(1)     Exercisable        Unexercisable        Exercisable      cisable
-----------------------      ----------          -----------     -----------        -------------        -----------      -------
Gene K. Balzer, Ph.D.           40,000          $ 170,741                 --                  --                  --          --
Brandon M. Dawson               50,000            211,420             60,000                  --            $275,687          --
William DeJong                      --                 --             15,000                  --              35,275          --
 Randall E. Drullinger              --                 --             40,000                  --                  --          --
Kathy A. Foltner                    --                 --                 --              25,000                  --          --
 Gregory J. Frazer,                 --                 --                 --              80,000                  --          --
Ph.D.
Douglas F. Good                 45,000            180,118                 --                  --                  --          --
Hugh T. Hornibrook                  --                 --             40,000                  --                  --          --
Edwin J. Kawasaki                   --                 --                 --              34,000                  --     $11,900


--------------

(1) The value realized was calculated based on the excess of the closing sale price of the Common Shares reported on the ASE on the date of exercise over the exercise price.

(2) The value shown was calculated based on the excess of the closing sale price of the Common Shares reported on the ASE on July 31, 1997, over the per share exercise price of the unexercised in-the-money options.


EMPLOYMENT AND CONSULTING AGREEMENTS

         The Company has entered into employment agreements with Brandon M. Dawson, its President and Chief Executive Officer, Edwin J. Kawasaki, its Vice President-Finance and Chief Financial Officer, and Randall E. Drullinger, its Vice President-Marketing, effective December 24, 1997. The term of each agreement expires on December 24, 2001, subject to automatic one-year extensions annually unless either party gives six months' prior written notice of non-extension. The agreements provide for annual base salaries of $195,000, $115,000, and $104,000 to Messrs. Dawson, Kawasaki, and Drullinger, respectively, subject to such increases (but not decreases) as are determined from time to time by the Board or a compensation committee designated by the Board. Each executive will be eligible to receive an annual incentive bonus beginning with the 1998 fiscal year in an amount to be determined by the Board up to a specified percentage of the executive's base salary as follows: Mr. Dawson, 100%; Mr. Kawasaki, 50%; and Mr. Drullinger, 50%. In addition, upon execution of his agreement, Mr. Kawasaki received a bonus for services performed in the 1997 fiscal year in the amount of $42,500. The agreements provide that the executives will be entitled to participate in all of the Company's compensation plans covering key executive and managerial employees, including, without limitation, medical, disability and life insurance benefits and vacation pay, as well as reimbursement for the lease of an automobile up to $12,000 per year for Mr. Dawson and $6,000 per year for each of Messrs. Kawasaki and Drullinger. The Company will also provide Mr. Dawson with an equity split-dollar life insurance policy with a face amount of $2,000,000, provided that the premiums paid by the Company per year will not exceed $20,000, to be recovered from the death benefits, surrender value or loan proceeds payable on the policy.

         In February 1998, the Company granted nonqualified stock options to the executives as contemplated by the employment agreements as follows:

         (a) Mr. Dawson--353,600 shares at an exercise price of $6.75, 78,400 shares at an exercise price of $10.00, and 98,000 shares at an exercise price of $12.00;

         (b) Mr. Kawasaki--121,600 shares at an exercise price of $6.75, 30,400 shares at an exercise price of $10.00, and 38,000 shares at an exercise price of $12.00;

         (c) Mr. Drullinger--44,000 shares at an exercise price of $6.75, 16,000 shares at an exercise price of $10.00, and 20,000 shares at an exercise price of $12.00.

Each of the options will vest in four equal annual installments beginning one year following the date of grant and will expire 10 years after the date of grant. The options will become exercisable in full in the event that, within one year (two years in the case of Mr. Dawson) following a change in control of the Company, the executive's employment is terminated by the Company without cause, or the executive experiences a material demotion in status or position or a material change in his duties that is inconsistent with his position at the Company, his base salary is reduced, or his participation in the Company's compensation plans is not continued on a level comparable with other key executives (each of the foregoing events constitutes "good reason"). A change in control of the Company will be deemed to occur if (i) a person acquires beneficial ownership of 50% or more of the combined voting power of the Company, with certain exceptions, (ii) the incumbent directors (or nominees approved by a majority of the incumbent directors, including subsequently approved directors) cease to constitute at least a majority of the directors of the Company, or
(iii) a reorganization, amalgamation or sale of all or substantially all the assets of the Company, with certain exceptions, is consummated. A portion of Mr. Dawson's options will also become exercisable based on the time elapsed following the date of grant in the event that his employment is terminated by the Company without cause or by Mr. Dawson for "good reason."

         The agreements with Messrs. Dawson, Kawasaki, and Drullinger include an agreement on the part of each executive not to compete with the Company for a period of two years (three years with respect to Mr. Dawson) after the executive's employment with the Company is terminated. If the executive's employment is terminated by reason of death, the Company will pay to the executive's personal representative his base salary through the date of death, together with any accrued benefits (including death benefits) to which the executive is entitled under the terms of the Company's compensation plans. In the event of the executive's termination due to disability, the executive will be entitled to receive his base salary reduced by any benefits paid under the Company's group long-term disability insurance plan for the remaining term of the agreement and the portion of his annual bonus relating to the period before his disability. If the executive's employment is terminated by the Company for cause or the executive terminates his employment voluntarily without good reason, the Company will pay the executive his base salary through the effective date of termination, together with any accrued benefits to which the executive is entitled under the terms of the Company's compensation plans. Cause includes a material act of fraud, dishonesty or moral turpitude, gross negligence or intentional misconduct. Good reason includes a material demotion in the executive's status or position, a material change in his duties that is inconsistent with his position, a reduction in his base salary, or a failure to continue his participation in the Company's compensation plans on terms comparable to other key executives. If the executive's employment is terminated by the Company without cause or by the executive with good reason, the Company will pay the executive's base salary through the termination date, plus an amount of severance pay equal to, with respect to Messrs. Kawasaki and Drullinger, one times the executive's base salary payable in 12 monthly installments and, with respect to Mr. Dawson, two times the sum of his base salary and his average annual bonus for the prior two fiscal years payable in 24 monthly installments. In addition, upon such termination without cause or with good reason, the Company will afford continued participation in the Company's compensation plans (or, if not permitted under the general provisions of any such plan, will provide a substantially equivalent benefit) for two additional years in the case of Mr. Dawson and for one year in the case of Messrs. Kawasaki and Drullinger.

         Effective January 1, 1997, the Company entered into a five-year consulting agreement with Hugh T. Hornibrook, a director of the Company, under which the Company pays Mr. Hornibrook a retainer of $71 per month and $88 per hour (each converted from Canadian dollars at April 1, 1998) for consulting services on an as-needed basis.

         Since January 1, 1997, the Company has retained NeuroDynamic Systems, Inc., at the rate of $6,000 per month, to provide consulting services in connection with the Company's Canadian operations and the development of a training program for audiologists. The consulting arrangement may be canceled at any time by the Company. Gene K. Balzer, Ph.D., a former director of the Company, is president and sole shareholder of NeuroDynamic Systems, Inc.

         On October 31, 1996, the Company entered into a three-year employment agreement with Kathy A. Foltner, its Vice President-Operations, that provides for a salary of $85,000 per year. The employment agreement also provides for certain employee benefits and options to purchase up to 25,000 Common Shares at $7.25 per share included in the table under "Option Grants" above. The agreement contains covenants not to compete with and not to solicit employees, clients, or customers of the Company during her period of employment and for 36 full calendar months following termination of her employment.

         On October 1, 1996, the Company entered into a five-year employment agreement with Gregory J. Frazer, its Vice President-Business Development, that provides for a base salary of $110,000 per year and for a bonus based on the aggregate net income of the hearing clinics acquired by the Company that were previously owned, in part, by Mr. Frazer. The employment agreement provides Mr. Frazer with certain fringe benefits such as medical and dental insurance, vacation, professional liability insurance, an automobile allowance, reimbursement of certain expenses, and options to purchase up to 40,000 Common Shares at $6.50 per share. Mr. Frazer also received an additional 40,000 options to purchase Common Shares at $6.50 per share upon his election as a director of the Company. Mr. Frazer has also entered into an agreement with the Company which contains covenants not to compete with and not to solicit employees, clients or customers of the Company on behalf of a competitor during his period of employment and for three years following termination of his employment.

OPTION PLANS

         Effective November 18, 1993, the Board adopted and the shareholders of the Company approved a stock option plan (the "1993 Plan"). Options to purchase 320,000 Common Shares were outstanding under the 1993 Plan at December 31, 1997. No additional stock options will be granted under the 1993 Plan.

         Effective December 10, 1996, the Board adopted a Stock Award Plan providing for the grant of options to employees of the Company. The Board subsequently amended and restated the Stock Award Plan effective February 5, 1997, and adopted a second amendment and restatement effective October 15, 1997, which was approved by the shareholders of the Company on December 5, 1997. On February 9, 1998, shareholders approved an amendment to the Stock Award Plan to increase the number of Common Shares which may be made the subject of awards from 600,000 to 1,800,000 Common Shares. At April 1, 1998, 2,400 options granted under the Stock Award Plan had been exercised, options to purchase a total of 1,420,000 Common Shares were outstanding, and 377,600 Common Shares were available for future grants of awards.

                              CERTAIN TRANSACTIONS

         On October 1, 1996, the Company acquired 11 hearing care clinics in Southern California through the acquisition of all of the outstanding shares of three companies owned by Gregory J. Frazer, Ph.D., who was subsequently appointed Vice President-Business Development and a director of the Company, his wife, Carissa Bennett, and Jami Tanihana (the "HCA Shareholders"). The consideration paid by the Company consisted of $314,724 in cash and 474,907 Common Shares of which Mr. Frazer and Ms. Bennett received a total of 294,071 shares. Mr. Frazer and Ms. Bennett also received a total of $196,294 in payment for covenants not to compete.

         The HCA Shareholders have the right, until September 30, 2001, to require the Company to redeem an aggregate of 3,000 of their Common Shares as of the last day of each calendar quarter at a price of $8.35 per share. The redemption rights are noncumulative and expire if not exercised as of the end of any calendar quarter as to such quarter. Pursuant to such redemption rights, the Company has redeemed a total of 5,280 Common Shares from Ms. Tanihana, 1,320 Common Shares from Ms. Bennett and 360 Common Shares from Mr. Frazer for consideration of $44,089, $11,022, and $3,006, respectively.

         During 1997, the Company acquired six additional hearing clinics in Southern California in which Mr. Frazer was part-owner. Of the aggregate cash purchase price of $1,217,231 for the six clinics, Mr. Frazer and Ms. Bennett received a total of $560,377. Mr. Frazer and Ms. Bennett also received the sum of $147,654 in payment for covenants not to compete in connection with the acquisitions. During 1998, the Company has acquired two additional clinics in California in which Mr. Frazer was part-owner. Mr. Frazer received $136,500 of the total purchase price of $237,000. He also received $19,020 in payment for covenants not to compete.

         On October 31, 1996, the Company acquired the Midwest Division in exchange for convertible subordinated notes made payable to certain affiliates of the seller, Hearing Health Services, Inc., in the aggregate amount of $2,600,000, convertible into 400,000 Common Shares, and the assumption of a promissory note with a balance of $360,000 payable to Kathy A. Foltner, Vice President-Operations of the Company. The promissory note is payable in equal annual installments of $120,000 that began on July 1, 1997, and bears interest at 6% per annum. The balance of the promissory note at December 31, 1997, was $240,000. In addition to the promissory note, the Company also agreed to assume an obligation of the Midwest Division to pay Ms. Foltner $50,000 in each of 1997, 1998, and 1999, if specified production goals are met. The Company paid Ms. Foltner $62,500 for the period from October 1, 1996 to March 31, 1998. The Company also agreed to register the shares issuable upon conversion of the convertible subordinated notes under the Securities Act. Such shares are covered by this Prospectus.

         Under the terms of an escrow agreement dated January 14, 1994, among the Company, Michael G. Thomson, Craig R. Thomson, Murray T.A. Campbell, Bruce
A. Ramsay and William DeJong (the "Founding Shareholders"), and a trustee, 600,000 Common Shares were issued to the Founding Shareholders in exchange for an aggregate of $100,000 in cash and deposited in escrow with the trustee. As of October 21, 1997, all of the shares had been released from escrow.

         Douglas F. Good, Marilyn Marshall, and Trudy McCaffery (the "Fraserview Shareholders"), the Company, and a trustee entered into an escrow agreement dated October 7, 1994, 850,000 shares of Common Stock (the "Performance Shares") that were issued to the Fraserview Shareholders in connection with the Company's acquisition of Fraserview Hearing & Speech Clinic Ltd. Pursuant to a purchase and sale agreement (the "Share Purchase Agreement") dated as of April 15, 1996, between the Fraserview Shareholder and Brandon M. Dawson, Roger W. Larose, Randall E. Drullinger and Hugh T. Hornibrook (the "Purchasers"), the Fraserview Shareholders sold all of the Performance Shares to the Purchasers for an aggregate consideration of $601,637 (converted from Canadian dollars at April 15, 1996). Pursuant to an assignment and novation agreement dated as of August 28, 1996, Roger W. Larose assigned all of his right, title and interest in the Share Purchase Agreement to Brandon M. Dawson. In addition, pursuant to an assignment and novation agreement dated as of February 27, 1997, Mr. Hornibrook assigned all of his right, title, and interest in the Share Purchase Agreement to Edwin J. Kawasaki.

As a result of the Share Purchase Agreement and assignments, Messrs. Dawson, Drullinger and Kawasaki hold 780,000, 50,000 and 20,000 Performance Shares, respectively. The Performance Shares were released from escrow effective February 11, 1998.

         From 1994 through July 31, 1996, Douglas F. Good, a shareholder and director of the Company and its former chief executive officer, advanced funds to the Company for short-term working capital and acquisitions. Interest on the advances accrued at 9% per annum. The Company paid Mr. Good aggregate interest of $43,001 for the three-year period ended July 31, 1996 and the highest outstanding balance during such period was $240,167 during January 1995. As of July 31, 1996, the total of the advances and all accrued interest had been repaid.

         On August 16, 1996, Douglas F. Good, a director of the Company, exercised options for 45,000 Common Shares at $3.65 per share (converted from Canadian dollars at August 16, 1996). In connection with such exercise, Mr. Good paid the Company $163,744.

         William DeJong is a partner in the Calgary, Alberta law firm of Ballem MacInnes. Mr. DeJong currently serves as a director of the Company. During the period from October 15, 1994, to May 31, 1998, total fees, disbursements and government sales tax paid to Ballem MacInnes by the Company for legal services were approximately $357,000. Mr. DeJong was granted options to purchase 10,000 Common Shares at $0.35 per share in November 1993, which he exercised on February 22, 1996.

         On January 11, 1996, Michael G. Thomson, a Founding Shareholder, exercised options for 40,000 Common Shares at $0.35 per share (converted from Canadian dollars at January 11, 1996). In connection with such exercise, Mr. Thomson paid the Company $14,657.

         On May 19, 1997, Gene K. Balzer, a former director of the Company, exercised options to purchase 40,000 shares of Common Stock at $1.40 per share (converted from Canadian dollars on May 19, 1997). In connection with such exercise, the Company loaned Mr. Balzer $56,000 to pay the aggregate exercise price of the options. Interest on the loan accrues at 10% per annum.

         Under a settlement agreement between the Company and Roger W. Larose, formerly the Company's chief operating officer, the Company agreed to pay the exercise price of 40,000 options to purchase Common Shares held by Mr. Larose. On April 1, 1996, Mr. Larose exercised options for 20,000 Common Shares at $1.40 per share and Douglas F. Good, as an advance to and on behalf of the Company, paid the exercise price of $28,048 to the Company. On September 30, 1996, Mr. Larose exercised options for an additional 20,000 Common Shares at $1.40 per share and Mr. Good, as an advance to and on behalf of the Company, paid the exercise price of $27,900 to the Company.

         Brandon M. Dawson subsequently executed promissory notes in favor of Mr. Good equal to the amounts advanced by Mr. Good in connection with the options exercised by Mr. Larose, and Mr. Dawson was substituted for Mr. Good as the obligee with respect to such advances. Interest on the advances accrued at the rate of 9% per annum. The advances were repaid to Mr. Good by the Company on December 26, 1997, along with interest in the amount of $7,147, thereby satisfying Mr. Dawson's obligations to Mr. Good.

         On October 5, 1997, the Company loaned Mr. Dawson $85,000 in connection with the purchase of his residence. The loan was repaid on April 10, 1998, along with interest at 10% per annum in the amount of $4,308. On December 26, 1997, the Company loaned Mr. Dawson $30,639 in order to allow Mr. Dawson to repay an advance from Mr. Good in connection with the exercise by Mr. Dawson of options to purchase 20,000 Common Shares. The loan bears interest at 7.75% per annum and is due on November 1, 1999.

         On April 1, 1996, Brandon M. Dawson exercised options for 20,000 Common Shares at $1.40 per share. In connection with such exercise, Mr. Dawson paid the Company $28,048. On March 19, 1998, the Company loaned Mr. Dawson $34,298 in order to pay taxes incurred as a result of Mr. Dawson's option exercises on April 1, 1996. The loan bears interest at 7.75% per annum and is due on November 1, 1999.

         On May 8, 1997, Mr. Dawson exercised options for 50,000 Common Shares at $1.35 per share in order to allow options for Common Shares to be granted to other employees. In connection with such exercise, the Company loaned Mr. Dawson $67,500 to pay the aggregate exercise price of the options. The loan, which bears interest at 10% per annum, is due on November 1, 1999. In addition, on April 24, 1998, the Company loaned Mr. Dawson $91,000 in order to pay taxes incurred as a result of Mr. Dawson's option exercise on May 8, 1997. The additional loan bears interest at 7.75% per annum and is due on November 1, 1999.

                                              PRINCIPAL SHAREHOLDERS

         The following table gives information regarding the beneficial ownership of Common Shares as of June 1, 1998, by each of the Company's directors, by certain of the Company's executive officers, and by the Company's present directors and executive officers as a group. In addition, it gives information, including addresses, regarding each person or group known to the Company to own beneficially more than 5% of the outstanding Common Shares or Convertible Shares. Information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power. The numbers in the table include Common Shares as to which a person has the right to acquire beneficial ownership through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after June 1, 1998.

=============================================================================================================================
                                                                     Amount and
                                                    Class               Nature                 % of               % of
                                                     of             of "Beneficial            Common            Preferred
                    Name                           Shares         Ownership"(1)(2)          Shares(1)(2)          Shares
-----------------------------------------------------------------------------------------------------------------------------
Joel Ackerman                                      Common                --                    --                      --
-----------------------------------------------------------------------------------------------------------------------------
A. Baron Cass III                                  Common                326,702(3)            5.5%                    --
5005 LBJ Freeway, Ste. 1130
Dallas, Texas 75244
-----------------------------------------------------------------------------------------------------------------------------
Brandon M. Dawson                                  Common                910,000              15.4%                    --
111 S.W. Fifth Ave., Ste. 2390
Portland, Oregon 97204
-----------------------------------------------------------------------------------------------------------------------------
William DeJong                                     Common                 31,440                  *                    --
-----------------------------------------------------------------------------------------------------------------------------
Gregory J. Frazer, Ph.D.                           Common                342,391(4)            5.8%                    --
18531 Roscoe Blvd., Ste. 201
Northridge, California 91324
-----------------------------------------------------------------------------------------------------------------------------
Douglas F. Good                                    Common                241,912               4.1%                    --
-----------------------------------------------------------------------------------------------------------------------------
Hugh T. Hornibrook                                 Common                 40,000                  *                    --
-----------------------------------------------------------------------------------------------------------------------------
Robertson Stephens Investment                      Common                764,800(5)           13.1%                    --
 Management Co.
555 California Street, Suite 2600
San Francisco, California 94104
-----------------------------------------------------------------------------------------------------------------------------
Warburg, Pincus & Co.(6)                           Common              4,666,666(6)           44.3%                    --
466 Lexington Avenue                              Preferred           13,333,333(6)           --                      100%
New York, New York 10017-3147
-----------------------------------------------------------------------------------------------------------------------------
All directors and executive officers as a          Common              1,709,544              28.0%                    --
group (9 persons)
=============================================================================================================================

--------------
*Less than 1% of the outstanding Common Shares.

         (1) "Beneficial ownership" includes Common Shares that the person has the right to acquire through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after June 1, 1998, as follows: A. Baron Cass III, 80,000 shares; Brandon M. Dawson, 60,000 shares; William

         DeJong, 15,000 shares; Gregory J. Frazer, Ph.D., 50,000 shares; Hugh T. Hornibrook, 40,000 shares; Warburg, Pincus & Co., 4,666,666 shares; and all directors and executive officers as a group, 237,500 shares.

(2) Calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, pursuant to which Common Shares as to which a person has the right to acquire beneficial ownership through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after June 1, 1998, have been included in shares deemed to be outstanding for purposes of computing percentage ownership by such person.

(3)      Includes   Common  Shares   beneficially   owned  by  the  Cass  Family
         Foundation, the Cass Childrens Trust, and the Prime Petroleum Profit Sharing Trust.

(4) Includes 49,298 Common Shares held by Carissa Bennett, Mr. Frazer's wife.

(5) Approximate number of shares publicly disclosed as held by investment funds managed by Robertson Stephens Investment Management Co.

(6)      Warburg,  Pincus  & Co.  is the  general  partner  of  Warburg,  Pincus
         Ventures, L.P., the record owner of 13,333,333 Convertible Shares, together with warrants to purchase 2,000,000 Common Shares. Each Convertible Share is entitled to one-fifth of a vote. The Convertible
         Shares vote together with the Common Shares as a single class. The Convertible Shares held by Warburg represent approximately 31% of the combined voting power of outstanding securities. Of the 4,666,666 Common Shares shown as beneficially owned by Warburg, 2,666,666 shares represent the Common Shares issuable upon conversion of the 13,333,333 Convertible Shares outstanding.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares. As of June 1, 1998, the Company had outstanding 5,859,917 Common Shares, 13,333,333 Convertible Shares, and certain options and warrants for the purchase of Common Shares and Convertible Securities, convertible into Common Shares as set forth in detail below. The Company is incorporated under the laws of Alberta, Canada.

         The Board has the authority to issue Preferred Shares in one or more series and to fix the number of shares comprising any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, including the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase, and/or conversion price or prices and the terms and conditions of any such redemption, purchase, and/or conversion, and any sinking fund or other provisions, without any further vote or action by the holders of Common Shares. The only outstanding series of Preferred Shares is the Convertible Shares, consisting of 13,333,333 Preferred Shares issued to Warburg on December 24, 1997. A summary of certain of the preferences, limitations and relative rights of the Convertible Shares is set forth below.

COMMON SHARES

         Voting  Rights.   Holders  of  Common  Shares  are  entitled  to  one
         --------------
vote per share at all meetings of shareholders of the Company. Except as otherwise required by law or unless the Board determines otherwise with respect to a particular series of Preferred Shares, the Common Shares and all series of Preferred Shares having voting rights will vote together as one class. Under the Business Corporations Act (Alberta), the holders of each class of shares are generally entitled to vote as a separate class (whether or not such class otherwise has voting rights) upon any proposal to amend the Company's articles of incorporation ("Articles") to (i) increase or decrease the maximum number of authorized shares of that class, (ii) increase the maximum number of authorized shares of another class having rights or privileges equal or superior to those of that class, (iii) effect an exchange, reclassification or cancellation of all or a portion of the shares of that class, (iv) add, change or remove the rights, privileges, restrictions or conditions attached to that class, (v) increase the rights or privileges of any class having rights or privileges equal or superior to those of that class, (vi) create a new class having rights or privileges equal or superior to those of that class, (vii) change the rights or privileges of any class with inferior rights or privileges such that they are equal to or superior to those of that class; (viii) effect an exchange of shares of another class into the shares of that class, or (ix) restrict the issue or transfer of the shares of that class or extend or remove that restriction.

         Other.  All Common Shares rank ratably with regard to dividends (if and
         -----
when declared by the Board). In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Shares. The Common Shares do not have preemptive rights. All outstanding Common Shares are fully paid and nonassessable.

CONVERTIBLE SHARES

         Certain of the preferences, limitations and relative rights of the Convertible Shares are summarized below.

         Voting  Rights.  Each Convertible  Share is entitled to one-fifth of a
         --------------
vote (or such other number of votes equal to the number of Common Shares into which such Convertible Share shall be convertible from time to time) in the election of directors and any other matters presented to the shareholders of the Company for their action or consideration. Except to the extent otherwise required by law or the Company's Articles, holders of Convertible Shares and of any other outstanding Series of Preferred Shares will vote together with the holders of Common Shares as a single class. Any change in the rights and preferences of the Convertible Shares will require the approval of the holders of at least 66-2/3% of the outstanding Convertible Shares, voting separately as a class.

         Dividends.  Each  Convertible  Share is entitled to receive,  when, as
         ----------
and if declared by the Board out of the Company's assets legally available for payment, cumulative dividends from the date of original issuance, payable annually at a rate of 5% per annum on a base amount of $1.35 per share (the "Base Amount"). All accrued and unpaid dividends will be forfeited upon the conversion of the Convertible Shares. The dividend rate will be subject to increase on specified dates in the event that certain conditions (the "Triggering Conditions") have not been met. The Triggering Conditions are as follows:

              (a) The Common Shares are listed on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market (each a "U.S. Principal Market");

              (b) The Common Shares are traded on a U.S. Principal Market at a daily closing price greater than $12.00 per Common Share on each of the ten consecutive trading days preceding the applicable date; and

              (c) The Company's net income before income taxes, dividends on the Convertible Shares, and amortization of goodwill and covenants not to compete for the three consecutive fiscal quarters preceding the applicable date shall have averaged at least $.35 per fully diluted Common Share per fiscal quarter (for purposes of making this calculation, the Common Shares issuable upon the exercise of the Warrants will not be counted).

         If the Triggering Conditions have not been met by:

              (x) January 1, 2003, the dividend rate will thereafter be 15% per annum of the Base Amount;

              (y) January 1, 2004, the dividend rate will thereafter be 18% per annum of the Base Amount; or

              (z) January 1, 2005, the dividend rate will thereafter be 21% per annum of the Base Amount.

As soon as the Triggering Conditions have been satisfied, the dividend rate will revert to 5% per annum of the Base Amount. All references to per share amounts or prices with respect to the Triggering Conditions will be adjusted for any subdivision, consolidation, or reclassification of the Common Shares.

         Dividends on the Convertible Shares may, in the discretion of the Board and subject to applicable regulatory approvals at the time of payment, be paid in Common Shares based on the market price of such shares. Accruals of dividends on the Convertible Shares will not bear interest.

         No dividends on the Common Shares or any other share capital ranking, as to dividends, equal to or junior to the Convertible Shares as to dividends may be declared or paid unless full accumulated dividends on the Convertible Shares have been paid or declared and sufficient funds set aside for such payment. The foregoing prohibition will not apply to dividends or distributions payable in Common Shares or certain other comparable actions.

         Liquidation  Preference.   In the event of any voluntary or involuntary
         -----------------------
liquidation, dissolution, or winding up of the Company subject to the rights of holders of any securities of the Company ranking senior to the Convertible Shares upon liquidation, the holders of Convertible Shares will be entitled to receive, out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other securities ranking junior to the Convertible Shares upon liquidation, a liquidating distribution in an amount equal to the greater of (i) $1.35 per share plus any accrued and unpaid dividends or (ii) the amount that would have been distributable to such holders if they had converted their Convertible Shares into Common Shares immediately prior to such dissolution, liquidation, or winding up, plus any accrued and unpaid dividends. The sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Company will be deemed to be a liquidation of the Company for purposes of the liquidation rights of the holders of Convertible Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Convertible Shares will have no right to any of the remaining assets of the Company.

         Optional Redemption.  The  Convertible  Shares  may  not  be  redeemed
         -------------------
before January 1, 2003. Thereafter, the Convertible Shares may be redeemed at the option of the Company, in whole or in part. The redemption price will be an amount equal to the greater of (i) $1.35 per share plus any accrued and unpaid dividends or (ii) the fair market value of a Convertible Share as determined by a nationally recognized independent investment banking firm selected by mutual agreement of the Company and the holder of a majority of the outstanding Convertible Shares. The Convertible Shares are not subject to mandatory redemption or any sinking fund provisions.

         Conversion Rights. The  Convertible  Shares  may be  converted  at any
         -----------------
time, in whole or in part, at the option of the holder thereof, into Common Shares. The conversion rate is presently equal to one Common Share for every five Convertible Shares surrendered for conversion. The conversion rate is subject to further adjustment for stock dividends, stock splits, recapitalizations, and other anti-dilution adjustments. Upon the conversion of any Convertible Shares, any accrued and unpaid dividends with respect to such shares will be forfeited. The Company has the right to force conversion of the Convertible Shares, in whole or in part, upon satisfaction of all the Triggering Conditions. Common Shares issuable upon conversion of the Convertible Shares will be fully paid and nonassessable and will not have preemptive rights.

         Preemptive Rights.  The  Convertible  Shares  do not  have  preemptive
         -----------------
rights.

WARRANTS

         At June 1, 1998, the Company had outstanding share purchase warrants as follows:

              (1) Share purchase warrants (the "September Warrants") governed by an indenture dated September 17, 1996 (the "September Warrants"), between the Company and the Trustee, as trustee and warrant agent, to purchase 1,093,482 Common Shares at an exercise price of $10.00 per share until August 31, 1998. If the closing bid for the Common Shares is in excess of $15.00 per share on each of 20 consecutive trading days, the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

              (2) Share purchase warrants, issued as part of the fees paid to the Company's placement agents in private placements of the Company's securities in Canada and the United States during 1996, to purchase 99,180 Common Shares at an exercise price of $6.25 per share until August 31, 1998. The Company has the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Shares on AMEX is at least $15.00 per share on each of 20 consecutive trading days.

              (3) Share purchase warrants issued in connection with the private placement of the Convertible Shares in December 1997 to purchase 2,000,000 Common Shares at an exercise price of $12.00 per share until December 24, 2002. The Company may force the exercise of the warrants upon satisfaction of all the Triggering Conditions.

         The share amounts and exercise prices of all outstanding share purchase warrants are subject to adjustment under certain circumstances, including any subdivision, consolidation, or reclassification of the Common Shares or any reorganization of the Company.

CONVERTIBLE SECURITIES AND STOCK OPTIONS

         At June 1, 1998, the Company had outstanding convertible subordinated notes in an aggregate principal amount of $2,600,000 convertible into 400,000 Common Shares, 13,333,333 Convertible Shares convertible into 2,666,666 Common Shares, and stock options held by employees, directors and officers of, and consultants to, the Company exercisable for a total of 1,460,000 Common Shares.


                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         Following is a summary of the principal Canadian federal income tax considerations by Felesky Flynn, Barristers and Solicitors, tax counsel to the Company, under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder generally applicable to a holder who acquires Common Shares pursuant to this offering and who, for purposes of the Tax Act, holds such shares as capital property and deals at arm's length with the Company. Generally, Common Shares will be considered to be capital property to a holder provided the holder does not hold the Common Shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Special rules apply to non-resident insurers that carry on an insurance business in Canada and elsewhere.

         This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative and assessing policies and practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). For the purposes of this summary, it has been assumed that the Tax Act will be amended as proposed, although no assurance can be given in this regard. This summary is not exhaustive of all possible federal income tax consequences and, except for the Proposed Amendments, does not anticipate any changes in the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not applicable to subscribers who are traders or dealers in securities, a holder that is a "financial institution" as defined in the Tax Act for purposes of the mark-to-market rules, or to a holder of an interest which would be a "tax shelter investment" as defined in the Proposed Amendments.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISERS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

         The following applies to holders who acquire Common Shares pursuant to this offering, who are not resident in Canada for purposes of the Tax Act and who do not use or hold and are not deemed to use or hold their Common Shares in, or in the course of, carrying on a business in Canada.

DISPOSITIONS OF COMMON SHARES

         A non-resident holder will, upon a disposition or deemed disposition of Common Shares, not be subject to taxation in Canada on any gain realized on the disposition unless the shares are "taxable Canadian property" for the purposes of the Tax Act and no relief is afforded under an applicable tax convention between Canada and the country of residence of the holder. Since the Common Shares are listed on a prescribed stock exchange for the purposes of the Tax Act, Common Shares held by a non-resident holder will generally not be "taxable Canadian property" unless, at any time during the five-year period immediately preceding the disposition, the non-resident holder, persons with whom the non-resident holder did not deal at arm's length, or the non-resident holder together with such persons, owned or had the right to acquire 25% or more of the issued shares of any class of the capital of the Company. Any interest in shares or options in respect of shares will be considered to be the equivalent of ownership of such shares for purposes of the definition of taxable Canadian property.

         Subject to the comments set out below in respect of the application of the Canada-United States Income Tax Convention, 1980 (the "Convention") to U.S. resident holders, non-residents whose shares constitute "taxable Canadian property" will be subject to taxation thereon on the same basis as Canadian residents unless otherwise exempted by an applicable tax convention between Canada and the country of residence of the holder.

         Pursuant to the Convention, shareholders of the Company that are residents in the U.S. for the purposes of the Convention and whose shares might otherwise be "taxable Canadian property" may be exempt from Canadian taxation in respect of any gains on the disposition of the Common Shares, provided the principal value of the Company is not derived from real property located in Canada at the time of disposition.

         Non-resident holders who might hold their Common Shares as "taxable Canadian property" should consult their own tax advisers with respect to the income tax consequences of a disposition of their Common Shares.

         Non-resident holders whose shares are repurchased by the Company, except in respect of certain purchases made by the Company in the open market, will be deemed to have received the payment of a dividend by the Company in an amount equal to the excess paid over the paid-up capital of the Common Shares so purchased. Such deemed dividend will be excluded from the holder's proceeds of disposition of the Common Shares for the purposes of computing any capital gain or loss but will be subject to Canadian non-resident withholding tax in the manner described below under "--Dividends."

DIVIDENDS

         Dividends received by a non-resident holder of Common Shares will be subject to Canadian withholding tax at the rate of 25% of the amount thereof unless the rate is reduced under the provisions of an applicable tax convention between Canada and the country of residence of the holder. The provisions of the Convention generally reduce the rate to 15%. A further reduction to 5% under the Convention will be available if the recipient is a company which owns at least 10% of the voting shares of the Company.

                              INVESTMENT CANADA ACT

         The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non- Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. The Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares or "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business. The ICA will have no effect on the acquisition of Shares covered by this Prospectus.

         Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Company's Articles. There are no other decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Shares, except as discussed elsewhere herein.

OTHER

         The foregoing is only a brief description of the rights and limitations of the Common Shares and is subject to and qualified by reference to all applicable provisions of the Business Corporations Act (Alberta) and the Company's Articles.

                                 TRANSFER AGENT

         CIBC Mellon Trust Company and ChaseMellon Shareholder Services L.L.C. are co-transfer agents and co-registrars for the Common Shares.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be offered and sold from time to time by the Selling Shareholders. Such offers and sales may be made at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which such Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Company reserves the right to suspend transfers of the Shares offered hereby if, in its reasonable judgment, such suspension is necessary to ensure that all material information about the Company has been properly disseminated to the public.

         The Company has advised each Selling Shareholder that he or she and any such brokers, dealers or agents who effect a sale of the Shares offered hereby are subject to the prospectus delivery requirements under the Securities Act. The Company also has advised each Selling Shareholder that in the event of a "distribution" of his shares, such Selling Shareholder and any broker, dealer or agent who participates in such distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules under the Exchange Act.

         The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

         Any commission paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares offered hereby as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company agreed to register the shares of certain Selling Shareholders under the Securities Act pursuant to various agreements. The Company is bearing substantially all of the costs relating to the registration of the Shares offered hereby, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of such Shares and the legal fees incurred by the Selling Shareholders, all of which will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for the Company by Ballem MacInnes, Calgary, Alberta. William DeJong, a partner in Ballem MacInnes, is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company as of July 31, 1997, and for the year then ended have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statement of operations of the Company for the year ended July 31, 1996, has been included in this Prospectus in reliance upon the report of Shikaze Ralston, Chartered Accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

         The financial statements of the Hearing Care Associates Group as of July 31, 1996, and July 31, 1995, and the financial statements of the Midwest Division of Hearing Health Services, Inc., as of June 30, 1996, and June 30, 1995, have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         Effective December 20, 1996, upon the recommendation of the board of directors and approval by the shareholders, the Company retained KPMG Peat Marwick LLP as its independent auditors, replacing Shikaze Ralston. The Company made the change in independent auditors due to its significant and growing operations in the United States and its need to draw upon the services and expertise of a large international accounting and auditing firm. The report of Shikaze Ralston on the consolidated financial statements of the Company referred to above does not contain an adverse opinion or disclaimer of opinion and is not qualified as to uncertainty, audit scope, or accounting principles. In addition, there were no disagreements with Shikaze Ralston on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Shikaze Ralston, would have caused them to make reference to the subject matter of the disagreements in connection with their report. Before engaging KPMG Peat Marwick LLP as its new independent certified public accountants, the Company did not consult with them regarding any matters related to the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements or any other such matters.

                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2 relating to the shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement and exhibits.

         The Company is also subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. A copy of the Registration Statement and other reports, proxy statements, or other information filed by the Company may found at the Commission's site on the World Wide Web. The address of such site is http://www.sec.gov. All such reports may also be inspected and copied at the offices of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D. C., upon the payment of the fees prescribed by the Commission.

         The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.

                         PRO FORMA FINANCIAL INFORMATION

         The "Sonus Combined" column set forth in the unaudited pro forma condensed combined statement of operations for the year ended July 31, 1997, assumes that the acquisition of the Hearing Care Associates Group on October 1, 1996, and the acquisition of the Midwest Division of Hearing Health Services, Inc., on October 31, 1996 (the "Acquisitions"), had occurred on August 1, 1996. The unaudited pro forma combined financial information includes all of the operations of the 25 clinics acquired in the Acquisitions.

         The unaudited pro forma condensed combined financial information set forth below is not necessarily indicative of the Company's combined financial position or the results of operations that actually would have occurred if the transactions had been consummated on such dates. In addition, such information is not intended to be a projection of results of operations that may be obtained by the Company in the future. The unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                         FOR THE YEAR ENDED JULY 31, 1997
                                                                     ACQUIRED                PRO FORMA                SONUS
                                                   SONUS             CLINICS(a)             ADJUSTMENTS             COMBINED
                                                  -------           -----------            -------------           ----------
                                                                (in thousands, except per share amounts)
Net revenues                                     $ 13,462             $  1,565               $      -               $ 15,027
Costs and expenses:
  Product cost of sales                             5,010                  517                      -                  5,527
  Operational expenses                              9,395                1,265                   (276(b)             10,384

  Depreciation and amortization                       790                   53                     52(c)                 895
    Total operating expenses                       15,195                1,835                   (224)                16,806
                                                ---------            ---------              ----------                ------

    Loss from operations                           (1,733)                (270)                  (224)                (1,779)

Other income                                           32                   81                      -                     40
Loss before income taxes                           (1,701)                (262)                  (224)                (1,789)

Income tax expense                                      -                  (31)                     -                    (31)
                                                ---------            ---------              ---------               --------
 Net loss                                      $   (1,701)          $     (231)            $     (224)             $  (1,708)
                                                =========            =========              =========               ========

Pro forma:
  Net loss per common share                                                                                        $   (0.42)
                                                                                                                    ========
  Weighted average number
    of shares outstanding
                                                                                                                       4,091
                                                                                                                    ========

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1)  BASIS OF PRESENTATION

         The "Sonus Combined" column set forth in the unaudited pro forma condensed combined  statements of operations for the year ended July 31, 1997, gives effect to the Acquisitions as if such transactions had occurred on August 1, 1996.

(2)  PRO FORMA ADJUSTMENTS

                                                            - 57 -


         (a)  Reflects the historical operations of the acquired clinics prior to their acquisition by the Company.

         (b)  To record the  elimination  of  non-recurring  acquisition  bonuses in the  amount of  $276,000  paid to certain employees of acquired clinics immediately prior to the closing date.

         (c)  To record  amortization  of goodwill for the  Acquisitions  in the amount of $52,000 for the year ended July 31,
              1997, as if the Acquisitions had occurred on August 1, 1996.


ACQUISITIONS (FOR PERIODS FROM AUGUST 1,1996 TO DATE OF ACQUISITION) (IN THOUSANDS)

                                    Hearing Care Associates               Midwest Division
                                     August 1, 1996 through            August 1, 1996 through
                                       September 30, 1996                 October 31, 1996                Total
                                     ----------------------            ----------------------             -----

STATEMENT OF OPERATIONS DATA:
Net patient service revenues              $   789                              $   776                $  1,565

Costs and expenses:
  Product cost of sales                       248                                  269                     517
  Operational expenses                        697                                  568                   1,265
  Depreciation and amortization                20                                   33                      53
                                           ------                              -------                  ------
    Total operating expenses                  965                                  870                   1,835
                                           ------                              -------                  ------
    Losses from operations                  (176)                                 (94)                   (270)
Other income, net                               8                                    -                       8
                                           ------                              -------                  ------
Net loss before income taxes                (168)                                 (94)                   (262)
Income tax benefit                              -                                 (31)                    (31)
                                           ------                              -------                  ------
Net loss                                  $ (168)                                 (63)                 $ (231)
                                           ======                              =======                  ======


                                                 INDEX TO FINANCIAL STATEMENTS


SONUS CORP.

Report of KPMG Peat Marwick LLP, Independent Auditors ...........................................F-2
Auditors' Report.................................................................................F-3

Consolidated Balance Sheets as of July 31, 1997 and January 31, 1998 (unaudited).................F-4
Consolidated Statements of Operations for the years ended July 31, 1997 and 1996, and for the six-month periods ended January 31, 1998 and 1997 (unaudited)............F-5
Consolidated Statements of Shareholders' Equity for the years ended July 31, 1997 and 1996 and the six-month period ended January 31, 1998 (unaudited)...........................F-6
Consolidated Statements of Cash Flows for the years ended July 31, 1997 and 1996 and the six-month periods ended January 31, 1998 and 1997 (unaudited)..........................F-7
Notes to Consolidated Financial Statements.......................................................F-9

HEARING CARE ASSOCIATES GROUP

Independent Auditors' Report....................................................................F-23
Balance Sheet as of July 31, 1996...............................................................F-24
Statements of Operations for the years ended July 31, 1996 and 1995.............................F-25
Statements of Stockholders' Equity (Deficit) for the years ended July 31, 1996 and 1995.........F-26
Statements of Cash Flows for the years ended July 31, 1996 and 1995.............................F-27
Notes to Financial Statements...................................................................F-28

THE MIDWEST DIVISION OF HEARING HEALTH SERVICES, INC.

Independent Auditors' Report....................................................................F-32
Balance Sheets as of June 30, 1996 and October 31, 1996 (unaudited).............................F-33
Statements of Operations and Accumulated Earnings for the years ended June 30,
  1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited)................F-34
Statements of Cash Flows for the years ended June 30, 1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited).......................................F-35
Notes to Financial Statements...................................................................F-36

                                     - F-1 -

              REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS
SONUS CORP.:


         We have audited the accompanying consolidated balance sheet of Sonus Corp. (previously HealthCare Capital Corp.) and subsidiaries as of July 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonus Corp. and subsidiaries as of July 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP



Portland, Oregon
October 24, 1997, except for note 15, as to which the date is February 9, 1998, and except for note 16, as to which the date is December 24, 1997.

                                     - F-2 -

                                AUDITORS' REPORT


To the Shareholders of
HealthCare Capital Corp.

We have audited the consolidated balance sheet of HealthCare Capital Corp. and subsidiaries as of July 31, 1996, and the related statements of operations and retained earnings (deficit), cash flows and shareholders' equity for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the consolidated financial position of HealthCare Capital Corp. and subsidiaries as of July 31, 1996, and the consolidated results of their operations, and their cash flows for the year then ended in accordance with generally accepted accounting principles as adopted in the United States of America.



Vancouver, Canada                                                Shikaze Ralston
October 24, 1996                                           Chartered Accountants

                                     - F-3 -

                                   SONUS CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   July 31,                January 31,
                                                                                      1997                     1998
                                                                                  ----------              -------------
                                                                                                           (unaudited)

                                                          ASSETS
Current assets:
  Cash and cash equivalents                                                             $  1,099               $    6,150
  Investments available for sale                                                               -                    8,815
  Accounts receivable, net of allowance

    for doubtful accounts of $44 and $68, respectively                                     2,514                    2,571
Other receivables                                                                            314                      409
Inventory                                                                                    425                      662
Prepaid expenses                                                                             260                      646
                                                                                         -------                  -------
         Total current assets                                                              4,612                   19,253

Property and equipment, net                                                                2,277                    2,781
Other assets                                                                                 136                      196
Goodwill and covenants not to compete, net                                                 9,519                    9,540
                                                                                        --------                 --------
                                                                                       $  16,544                $  31,770
                                                                                        ========                 ========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank loans and short-term notes payable                                                     59                       89
  Accounts payable and accrued liabilities                                                 3,395                    4,154
  Convertible notes payable                                                                2,600                    2,600
  Capital lease obligation, current portion                                                  101                      124
  Long term debt, current portion                                                            357                      479
                                                                                         -------                  -------
         Total current liabilities                                                         6,512                    7,446

Capital lease obligation, non-current position                                               305                      307
Long term debt, non-current portion                                                          765                      590
Convertible notes payable                                                                    127                        -
                                                                                        --------                 --------
         Total liabilities                                                                 7,709                    8,343

Shareholders' equity
  Series A convertible preferred stock, no par
    value per share, 0 and 13,333,333 shares,
    respectively, authorized, issued, and outstanding                                                              15,752
  Common stock, no par value per share,
    unlimited number of shares authorized,
    5,427,657 and 5,460,583 shares, respectively,
    issued and outstanding                                                                11,131                   11,268
  Notes receivable from shareholders                                                        (124)                    (124)
  Accumulated deficit                                                                     (2,117)                  (3,298)
  Treasury stock, 3,960 and 6,960 shares,
    respectively, at cost                                                                    (33)                     (58)
  Cumulative translation adjustment                                                          (22)                    (113)
                                                                                        --------                 --------
          Total shareholders' equity                                                       8,835                   23,427
                                                                                        --------                 --------
                                                                                       $  16,544                $  31,770
                                                                                        ========                 ========
                                     See accompanying notes to consolidated financial statements.

                                                          - F-4 -

                                                    SONUS CORP.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              Year ended                                 Six months ended
                                                               July 31,                                     January 31,
                                             -------------------------------------------------------------------------------------

                                                      1997                   1996                     1998                1997
                                             -------------------------------------------------------------------------------------

Net revenues                                          $   13,462             $   2,389              $  9,416             $  4,202

Costs and expenses:
  Cost of products sold                                    5,010                 1,017                 3,119                1,547
  Clinical expenses                                        5,985                 1,197                 4,523                2,102
  General and administrative expenses                      3,410                   639                 2,388                1,240
  Depreciation and amortization                              790                   125                   600                  269
                                                        --------               -------               -------             ---------

Total costs and expenses                                  15,195                 2,978                10,630                5,158
                                                        --------               -------               -------             ---------

Loss from operations                                      (1,733)                 (589)               (1,214)                (956)

Other income (expense):
  Interest income                                             76                     8                    88                   35
  Interest expense                                           (47)                    -                   (55)                  15
  Other, net                                                   3                     -                     -                  (11)
                                                        --------               -------               -------             --------

Net loss                                              $   (1,701)            $    (581)             $ (1,181)          $     (947)
                                                        ========               =======               =======             ========

Weighted average outstanding shares                        4,010                 2,120                 4,595                3,520
                                                        ========               =======               =======             ========


Net loss per share, basic and diluted                 $    (0.42)            $   (0.27)             $  (0.26)          $    (0.27)
                                                         =======               =======               =======             ========

                               See accompanying notes to consolidated financial statements.

                                                          - F-5 -


                                                             SONUS CORP.
                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                Shareholder                           Cumulative      Total
                                     Preferred        Common      Notes       Accumulated   Treasury  Translation  Shareholders
                                       Stock           Stock    Receivable      Deficit       Stock   Adjustment      Equity
                                   -------------------------------------------------------------------------------------------

BALANCE AT JULY 31, 1995              $     -        $  175       $    -       $   165       $  -     $    (2)    $    338
  Issuance of 600,000 common
    shares under private
    placement (net proceeds)                -           416            -             -          -           -          416
  Exercise of stock options for
    120,000 common shares                   -           102            -             -          -           -          102
  Issuance of 174,400 common
    shares upon conversion
    of Company's promissory note            -           160            -             -          -           -          160
  Issuance of 381,149 common
    shares under private
    placement (net proceeds)                -         1,072            -             -          -           -        1,072
  Translation adjustment                    -             -            9             -          -           5            5
  Net loss                                  -             -            -          (581)         -           -         (581)
                                       ------        ------       ------        ------     ------      ------     --------
BALANCE AT JULY 31, 1996                    -         1,925            -          (416)         -           3        1,512

Issuance of 22,560 common shares
  in connection with receipt
  of tax credit                             -            38            -             -          -           -           38
Exercise of stock options for
  155,000 common shares                     -           316         (124)            -          -           -          192
Issuance of 587,876 common
shares
  in connection with acquisitions           -         3,291            -             -          -           -        3,291
Issuance of 1,093,482 common
  shares under private
  placement (net proceeds)                  -         5,529            -             -          -           -        5,529
Exercise of warrants for
  7,150 common shares                       -            32            -             -          -           -           32
Repurchase of 3,960 treasury
shares                                      -             -            -             -        (33)          -          (33)
Translation adjustment                      -             -            -             -          -         (25)         (25)
Net loss                                    -             -            -        (1,701)         -           -       (1,701)
                                       ------       -------       ------       -------     ------     -------       -------
BALANCE AT JULY 31, 1997                    -       $11,131         (124)       (2,117)    $  (33)    $   (22)    $  8,835

Issuance of 25,925 common shares
  for conversion of convertible notes       -           128            -             -          -           -          128
Repurchase of 1,680 treasury                -             -            -             -        (25)          -          (25)
shares
Issuance of 10,000 common shares
  upon exercise of stock options            -             9            -             -          -           -       15,752
Issuance of 13,333,333 Series A
  convertible preferred
  shares (net proceeds)                15,752             -            -             -          -           -            9
Translation adjustment                      -             -            -             -          -         (91)         (91)
Net (loss)                                  -             -            -        (1,181)         -           -       (1,181)
                                       ------        ------        ------       ------      ------     -------     -------
BALANCE AT JANUARY 31, 1998           $15,752       $11,268       $ (124)      $(3,298)    $  (58)    $  (113)    $ 23,427
                                       ======        ======        ======      ========     ======     =======     =======
 (UNAUDITED)

                                    See accompanying notes to consolidated financial statements.

                                                               - F-6 -


                                                             SONUS CORP.
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (IN THOUSANDS)

                                                                 Years ended                         Six months ended
                                                                  July 31,                             January 31,
                                                     --------------------------------------------------------------------------

                                                               1997               1996                1998                1997
                                                     --------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $  (1,701)           $  (581)          $  (1,181)             $ (947)
  Adjustments to reconcile net loss to net cash
  used in operating activities:
    Provision for bad debt expense                               47                  -                  61                   -
    Depreciation and amortization                               790                125                 600                 269
  Changes in non-cash working capital:
    Accounts receivable                                      (2,158)                (7)               (118)                 50
    Other receivables                                          (314)                 -                 (95)                  -
    Inventory                                                  (281)               (16)               (237)                 22
    Prepaid expenses                                           (219)               (25)               (386)                (10)
    Income taxes recoverable                                      9                 14                   -                   -
    Accounts payable and accrued liabilities                  2,932                 45                 759                 (99)
    Deferred purchase discounts                                   -                (23)                  -                   -
                                                             ------             ------             -------             -------
      Net cash used in operating activities                    (895)              (468)               (597)               (715)
                                                             ------             ------             -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments available for sale                                                        (8,815)                  -
  Purchase of property and equipment                         (1,941)              (293)               (519)               (384)
  Deferred acquisition costs, net                               132               (268)                (57)                  6
  Net cash paid on business acquisitions                     (3,389)              (238)               (703)             (1,664)
                                                             ------             ------             -------             -------
    Net cash used in investing activities                    (5,198)              (799)            (10,094)             (1,042)
                                                             ------             ------             -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayments) of long term debt
    and capital lease obligations                             1,382               (101)                 69                 (14)
  Deferred financing costs, net                                  42                (42)                 (3)                 40
  Advances (repayments) of bank loans and
    short-term notes payable                                     26                (75)                 30                  29
  Advances from (repayments) to shareholders                   (124)              (235)                  -                  56
  Issuance (redemption) of convertible notes                      -                (33)                  -                   -
  Issuance of common stock for cash, net of costs             5,915              1,750                  10               5,995
  Issuance of preferred stock for cash, net of costs                                                15,752                   -
  Acquisition of treasury stock                                 (33)                 -                 (25)                  -
                                                             ------             ------             -------            --------
      Net cash provided by financing activities               7,208              1,264              15,833               6,106
                                                             ------             ------             -------            --------
Net increase (decrease) in cash and cash equivalents          1,115                 (3)              5,142               3,349

Effect on cash and cash equivalents of changes
  in foreign translation rate                                   (27)                (2)                (91)                (33)
                                                            -------            -------            --------            --------

Cash and cash equivalents at the beginning of the
  period                                                         11                 16               1,099                  11
                                                            -------            -------            --------            --------

Cash and cash equivalents at the end of the period          $ 1,099           $     11           $   6,150           $   3,327
                                                             ======            =======            ========            ========

                                                              - F-7 -

                                                                 Years ended                         Six months ended
                                                                  July 31,                             January 31,
                                                     --------------------------------------------------------------------------

                                                               1997               1996                1998                1997
                                                     --------------------------------------------------------------------------
Required supplemental disclosures:
  Interest paid during period                                  $  41            $   14              $  38                  15

Non-cash financing activities:
  Issuance and assumption of long-term debt                  $ 1,025           $   206                 97              $  323
     in acquisitions

  Issuance of convertible notes in acquisitions              $ 2,600           $     -                  -             $ 2,960
  Issuance of common stock in acquisitions                   $ 3,291           $     -                  -             $ 2,494
  Conversion of convertible note                                   -                 -            $  (127)                  -
  Issuance of common stock upon conversion                         -                 -            $   127                   -

                                    See accompanying notes to consolidated financial statements.

                                                               - F-8 -

                                   SONUS CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Company
         ----------------------

         HealthCare Capital Corp. doing business as Sonus (the "Company"), an Alberta, Canada corporation, through its primary operating subsidiaries, Sonus-Canada Ltd. (formerly HC HealthCare Hearing Clinics Ltd.), a British Columbia, Canada corporation, and Sonus-USA, Inc. (formerly HealthCare Hearing Clinics, Inc.), a Washington corporation, currently owns and operates a network of 52 hearing care clinics in the United States and Western Canada. The clinics are located primarily in the metropolitan areas of Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Vancouver, British Columbia; and Calgary, Alberta. Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing, as well as new, geographic markets.

         Principles of Consolidation
         ---------------------------

         The consolidated financial statements include the Company's wholly owned subsidiaries. All significant intercompany accounts have been eliminated. The functional currency of all of the Company's Canadian operations is the Canadian dollar while the functional currency of the Company's U.S. operations is the U.S. dollar. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", assets and liabilities recorded in Canadian dollars are remeasured at current rates in existence on July 31, 1997. Exchange gains and losses from remeasurement of assets and liabilities recorded in Canadian dollars are treated as unrealized gains and losses and reported as a separate component of stockholders' equity.

         Revenue Recognition
         -------------------

         Revenues from the sale of hearing instrument products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed. As of July 31, 1997 and 1996, net revenues consisted of the following (in thousands):

                                              1997                       1996
                                             -------                   ------
        Product revenue                      $11,627                   $2,345
        Service revenue                        1,835                       44
                                             -------                   ------
                                             $13,462                   $2,389
                                             =======                   ======
         Income Taxes
         ------------

         The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Cash and Cash Equivalents
         -------------------------

         Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less.

         Inventory
         ---------

                                    - F-9 -

         Inventories are stated at the lower of cost (first in, first out) or net realizable value.

         Property and Equipment
         ----------------------

         Property and equipment are recorded at cost and depreciated as follows:

         Professional equipment                    20% declining balance
         Office equipment                          30% declining balance
         Automotive equipment                      30% declining balance
         Leasehold improvements                    Straight line over five years
         Computer equipment                        30% declining balance

         In the year of acquisition, depreciation is calculated at one-half the above noted rates. Property and equipment purchased under capitalized leases are amortized over the shorter of the lease term or their estimated useful life and such depreciation is included with depreciation expense. Property and equipment at July 31, 1997 consists of the following (in thousands):

                  Professional equipment                $    930
                  Office equipment                           481
                  Automotive equipment                        16
                  Leasehold improvements                     405
                  Computer equipment                       1,144
                                                        --------
                                                           2,976
                  Less accumulated depreciation        $    (699)
                                                        --------
                                                       $   2,277
                                                        ========

         Advertising Expenses
         --------------------

         The Company defers its advertising costs until the advertisement is actually run, at which time the full expense is recognized. Deferred advertising costs were $89,000 and $0 for the years ended July 31, 1997 and 1996, respectively. Advertising expense was $786,000 and $207,000 for the years ended July 31, 1997 and 1996, respectively.

         Goodwill and Covenants not to Compete
         -------------------------------------

         The unallocated purchase costs in excess of the net assets acquired (goodwill) is being amortized on the straight-line basis over twenty years. Non-compete agreements are amortized on the straight-line basis upon termination of the contracted employee for any reason. Goodwill and covenants not to compete as of July 31, 1997 are as follows (in thousands):

                    Goodwill                           $   8,966
                    Covenants not to compete                 955
                    Less:  accumulated amortization         (402)
                                                        --------
                                                       $   9,519
                                                        ========

         The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through discounted projected future cash flows of the acquired businesses from which the goodwill arose. Amortization charged to operations was $364,000 and $17,000 for the years ended July 31, 1997 and 1996, respectively.

                                    - F-10 -

         Deferred Acquisition and Financing Costs
         ----------------------------------------

         Costs related to the acquisition of clinics are deferred and, upon successful completion of acquisitions, are allocated to the assets acquired and are subject to the accounting policies outlined above. Costs related to potential acquisitions that are unsuccessful are expensed in the periods in which it is determined that such acquisitions are unlikely to be consummated. Costs related to issuing shares are deferred and upon the issuance of the related shares, are applied to reduce the net proceeds of the issue.

         Earnings Per Share
         ------------------

         Earnings per share is based on the weighted average number of common shares outstanding in each period. Common share equivalents represented by convertible debt and contingent shares held in escrow have not been included in the calculation of earnings per share as the effect would be anti-dilutive.

         Concentrations of Credit Risk
         -----------------------------

         Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payers, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payers.

         Fair Value of Financial Instruments
         -----------------------------------

         The carrying value of financial instruments such as cash and cash equivalents, trade receivables, notes receivable, trade payables and notes payable, approximate their fair value.

         Use of Estimates
         ----------------

         Management   of  the  Company  has  made  a  number  of  estimates  and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         Reclassifications
         -----------------

         Certain amounts in the 1996 financial statements have been reclassified in order to conform to the 1997 presentation.

         Interim Financial Statements
         ----------------------------

         The interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for an interim period are not necessarily indicative of the results of operations for a full year.

NOTE 2.  ACQUISITIONS

         During the fiscal year ended July 31, 1997, the Company purchased 39 hearing care clinics based in the United States in 12 separate transactions. In each transaction, the acquisitions were accounted for as purchase transactions. The acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition,

                                    - F-11 -
and the unallocated excess purchase price (goodwill) is being amortized on a straight line basis over 20 years. Purchase price adjustments may arise in the event working capital on the closing date deviates from the minimum working capital requirement specified in the purchase agreement. The operating results of each acquired clinic have been included in the consolidated statements of operations from each respective acquisition date.

         Certain acquisitions have been structured using the Company's common shares or debt convertible into the Company's common shares as a portion of the consideration of the transaction. The valuation of the Company's common shares given in consideration is based on the market price for a reasonable period before and after the date the terms of an acquisition are agreed to, announced and approved by regulatory authorities.

         Santa Maria Hearing Associates
         ------------------------------

         On August 1, 1996, Sonus-USA, Inc. acquired for cash certain assets of Santa Maria Hearing Associates at a cost of $50,000. The seller entered into a three year covenant not to compete with Sonus-USA, Inc. for consideration of $25,000 which was paid on January 5, 1997.

         Hearing Care Associates Group
         -----------------------------

         On October 1, 1996, Sonus-USA, Inc. completed the merger of Hearing Care Associates - Northridge, Inc., Hearing Care Associates - Glendora, Inc., and Hearing Care Associates - Glendale, Inc. (collectively "HCA") through a merger of these HCA corporations at a cost of $2,704,260. As consideration for this merger, the Company paid cash of $314,724 and issued 477,907 common shares of the Company at a price of $5.00 per share. For cash consideration of $314,724 paid on closing plus $36,137 paid on November 1, 1996, the sellers entered into covenants not to compete for a period of three years after their employment terminates.

         Hearing Health Services, Inc.
         -----------------------------

         On October 31, 1996, Sonus-USA, Inc. purchased substantially all of the assets of the Midwest Division of Hearing Health Services, Inc. at a cost of $2,960,000. Consideration for this acquisition was in the form of a secured $2,600,000 convertible note payable due October 31, 1997 and assumption of a $360,000 note payable. The former note is convertible into 400,000 common shares of the Company at a rate of $6.50 per share.

         Hearing Dynamics
         ----------------

         On December 6, 1996, Sonus-USA, Inc. merged with Hearing Dynamics ("HD"), a California corporation. The merger of HD into Sonus-USA, Inc. was consummated as a tax-free merger whereby common shares of the Company were exchanged for all the issued and outstanding shares of HD at a cost of $804,360. Consideration for this acquisition was $102,600 cash paid on closing and 81,600 common shares of the Company issued at a price of $8.60 per share. A total of 23,600 shares are subject to restrictions on sale or transfer. Such restrictions will lapse as to one-third of such shares on November 30 in each of 1997, 1998, and 1999. In addition, 16,000 of the shares are being held by the Company (the "Contingent Shares"). If for any of the three years ending on November 30, 1997, 1998 or 1999, the income of HD before interest, taxes, depreciation and amortization and after a corporate overhead allocation falls below 20% of the net revenues of the business for such year, the seller may elect to pay the Company $1.00 or cancel one-fifth of a Contingent Share for each $1.72 of shortfall. One-fifth of a Contingent Share is also required to be canceled or a dollar retained for each $1.72 of long-term liabilities of the business as of the date of closing of the acquisition and for each $1.72 of net accounts receivable that remains uncollected after a specified time period. For cash consideration of $25,000 paid on closing, the seller entered into a covenant not to compete for a period of one year after employment terminates.

                                    - F-12 -

         FHC, Inc.
         ---------

         On December 17, 1996, Sonus-USA, Inc. acquired all of the outstanding shares of FHC, Inc., a New Mexico corporation, at a cost of $400,000. Consideration for this acquisition was $250,000 cash paid on closing and a three-year promissory note of $150,000 bearing interest at 6 1/2% per annum. For consideration of $112,233 payable over a three-year period, the sellers also entered into covenants not to compete for a period of three years from the date of closing.

         Hearing Care Associates - Los Angeles, Inc.
         -------------------------------------------

         On January 9, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Care Associates - Los Angeles, Inc. for total consideration of $301,000. For cash consideration of $112,500, the sellers entered into covenants not to compete for a period of three years after employment terminates.


         Hearing Care Associates - Arcadia, Inc.
         ---------------------------------------

         On February 28, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Care Associates - Arcadia, Inc. at a cost of $410,338 cash paid on closing. For cash consideration of $130,170, the sellers entered into covenants not to compete for a period of three years after employment terminates.

         Hearing Care Associates - Sherman Oaks, Inc.
         --------------------------------------------

         On March 6, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Care Associates - Sherman Oaks, Inc. at a cost of $26,568 cash paid on closing. For cash consideration of $33,783, the sellers entered into covenants not to compete for a period of three years after employment terminates.

         Auditory Vestibular Center, Inc.
         --------------------------------

         On March 14, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Auditory Vestibular Center, Inc. for total consideration of $84,306. For cash consideration of $28,580, the sellers entered into covenants not to compete for a period of three years after employment terminates.

         Hearing Care Associates - Lancaster, Inc.
         -----------------------------------------

         On April 8, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Care Associates - Lancaster, Inc. for total consideration of $136,751. For cash consideration of $61,877, the sellers entered into covenants not to compete for a period of three years after employment terminates.

         Hearing Improvement Center, Inc.
         --------------------------------

         On June 6, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Improvement Center, Inc. for consideration of $500,000 cash paid on closing, 28,368 common shares of the Company issued at a price of $7.05 per share, a two-year promissory note in the amount of $132,624 payable in quarterly installments including interest at 6% per annum and a three-year promissory note in the amount of $282,036 with accrued interest at a rate of 6% per annum payable at the end of the first year and the balance of the note, including interest, payable in equal monthly installments over the remaining term. For cash consideration of $50,000, the sellers entered into covenants not to compete for a period of three years after employment terminates.

                                    - F-13 -

         Dakota Hearing Aid Service
         --------------------------

         On July 8, 1997, Sonus-USA, Inc. acquired for cash certain assets of Dakota Hearing Aid Service at a cost of $40,000. The seller entered into a three-year covenant not to compete with Sonus-USA, Inc. for cash consideration of $10,000.

NOTE 3.  FINANCING ARRANGEMENTS

         Bank Loan
         ---------

         Sonus-Canada Ltd. maintains a revolving bank demand loan bearing interest at the bank's prime rate plus 1% per annum (5.75% at July 31, 1997), secured by a general security agreement covering all assets of Sonus-Canada Ltd., the postponement of claim by the shareholders and the guarantee of a shareholder. The loan provides for a maximum credit limit of $182,000. At July 31, 1997, no amounts were outstanding under the loan.

         Line of Credit
         --------------

         In July 1997, Sonus-USA, Inc. obtained a $500,000 line of credit from Phonak, Inc., a hearing instrument manufacturer. The line of credit is secured by a portion of Sonus-USA, Inc.'s accounts receivable, is guaranteed by the Company, and bears interest at the prime rate on a fully floating basis. Debt service is interest only, payable monthly until July 16, 1998, when all amounts outstanding under the line of credit will be due. At July 31, 1997, no amounts were outstanding under the line of credit.

         Short-term Notes Payable
         ------------------------

         Sonus-USA, Inc. and Sonus-Canada Ltd. have entered into short-term, non-interest bearing notes with certain hearing instrument manufacturers. The outstanding balance of the notes as of July 31, 1997 was $59,000.

NOTE 4.  LONG-TERM DEBT

         Long-term debt consists of the following at July 31, 1997 (in thousands except for installment amounts):

         Secured   bank   loan   payable   in
         installments  of $726 per month plus
         interest   calculated  at  the  bank
         prime    rate   plus    1-1/2%   per annum........................ $ 7

         Equipment loan from a supplier.  The
         loan   requires    fifty-two   equal
         installments  every  four  weeks  of
         $2,124 including interest calculated
         at   the    rate    of    10%    per annum......................... 75

         Unsecured  note  payable  in  annual
         installments    of   $50,000    plus
         interest   calculated  at  6.5%  per
         annum, maturing on December 17, 1999 ............................. 150

         Unsecured, non-interest bearing note
         payable in quarterly installments of
         $9,352,  maturing  on  December  31,
         1999..............................................................  94

         Equipment loans from suppliers, with
         maturities   ranging  from  October,
         1999 to  December,  2018 and monthly
         payments,   including   interest  at
         rates ranging

                                    - F-14 -
         from 0% to 9% per annum  aggregating $3,165.......................  82

         Unsecured  note  payable  in monthly
         installments  of  $1,357   including
         interest  calculated  at the rate of
         8% per annum,  maturing  on February
         1, 1999...........................................................  23

         Note   payable   requiring   monthly
         installments   of   $351   including
         interest   calculated   at  18%  per
         annum,   maturing   on   April   15,  2002........................  13

         Note  payable  requiring  payment of
         accrued  interest of $17,395 on June
         6, 1998,  and  monthly  installments
         thereafter   of  $12,500   including
         interest  calculated at 6% per annum
         compounded monthly, maturing on June 6, 2000...................... 282

         Note  payable  requiring   quarterly
         installments  of  $17,716  including
         interest calculated at 6% per annum,
         maturing on  June 6, 1999......................................... 133

         Secured   note   payable   requiring
         monthly   installments   of   $1,000
         including interest  calculated at 6%
         per  annum,   maturing  February  1, 1999.......................... 23

         Note   payable    requiring   annual
         installments    of   $120,000   plus
         interest calculated at 6% per annum,
         maturing       on       July      1, 1999......................... 240
                                                                         ------

                                                                          1,122

Less  current portion..................................................... (357)
                                                                         ------

                                                                         $  765
                                                                          =====

         The maturities of long-term debt are as follows (in thousands): 1998 - $357; 1999 - $459; 2000 - $237; 2001 - $11; 2002 - $4; thereafter $54.

                                    - F-15 -

NOTE 5.  CAPITAL LEASES

         The following is a schedule by year of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 31, 1997 (in thousands):

     1998.................................................                $ 132
     1999.................................................                  127
     2000.................................................                  126
     2001.................................................                   88
                                                                      ---------
     Total minimum lease payments.........................                  473
     Less:  amount representing interest..................                  (67)
                                                                      ---------
     Present value of minimum lease payments..............                  406
     Less current portion.................................                 (101)
                                                                      ---------
                                                                           $305
                                                                      =========

         Total assets under capitalized leases at July 31, 1997, were $305,000, net of accumulated depreciation of $131,000.

NOTE 6.  CONVERTIBLE NOTES PAYABLE

         Convertible notes payable consist of the following at July 31, 1997 (in thousands except for per share amounts):

Non-interest bearing note due on demand;
  convertible into common shares of
  the Company at a rate of $5.00 per share................ $   127

Non-interest bearing note due October 31, 1997;
  convertible into common shares of
  the Company at a rate of $6.50 per share................   2,600
                                                           -------
                                                           $ 2,727
                                                           =======

NOTE 7.  SHAREHOLDERS' EQUITY

         Common Stock
         ------------

         On February 28, 1996, the Company issued 340,000 special warrants at a price of $3.70 for gross proceeds of $1,250,690. The special warrants provided for the conversion of each February special warrant to 1.1 units. Each unit consisted of one common share and one share purchase warrant. The February special warrants were converted into common shares at no additional cost to the holder on February 28, 1997. Each share purchase warrant represents the right to purchase one common share at a price of $5.50 until expiration on February 28, 1998.

         A private placement in Canada of 162,000 special warrants was consummated by the Company in September 1996 and a private placement in the United States of 829,800 special warrants was consummated by the Company in December 1996. Such special warrants are collectively referred to as the September special warrants. The aggregate offering price for the September special warrants was $1,012,500 for those sold in Canada and $5,186,250 for those sold in the United States. Each of the September special warrants placed in Canada entitled the holder to receive 1.1 common shares and 1.1 share purchase warrants, with each such warrant exercisable for one common share at a price of $10.00 per share. Each of the September special warrants placed in the United States

                                    - F-16 -
entitled the holder thereof to receive one common share and one share purchase warrant to purchase an additional common share for $10.00 per share.

         In connection with the offering of the September special warrants in Canada, the Company's placement agent (the Canadian Agent) received a selling commission consisting of $48,625 in cash and 6,800 September special warrants exercisable for one common share and one share purchase warrant to purchase an additional common share for $10.00 per share and was granted an option to acquire 16,200 share purchase warrants, each exercisable for one common share at a price of $6.25 per share. The Canadian Agent also received a $61,987 syndication fee and a $37,097 corporate finance fee.

         In connection with the placement of the September special warrants in the United States, the Company's two placement agents (the U.S. Agents) each received a selling commission equal to 9 percent of the gross proceeds in the form of September special warrants, or a total of 74,682 September special warrants. One of the U.S. Agents also received 4,000 September special warrants in payment of its corporate finance fee. Such September special warrants are exercisable for one common share and a share purchase warrant to purchase one additional common share for $10.00 per share. In addition, the U.S. Agents received an option to acquire 42,980 and 40,000 share purchase warrants, respectively, with each warrant exercisable for one common share at a price of $6.25 per share. All of the share purchase warrants issued in September or December 1996 are subject to certain rights of the Company to force exercise or cancellation.

         A total of 1,050,000 outstanding shares were held in escrow at July 31, 1997. All such shares are registered in the shareholders' respective names with all voting rights attached and exercisable by the respective registered shareholder. The escrowed shares are restricted as to transferability. The release of 200,000 shares was subject to lapse of time provisions; the shares were released on October 21, 1997. The release of the remaining 850,000 shares is subject to the following provisions:

         o One share will be released for each $0.40 of cash flow generated by the Company;

         o Release shall only be made pursuant to a written application to The Alberta Stock Exchange; and

         o The maximum number of shares to be released in any year to a shareholder shall be one-third of the original number of shares held in escrow on behalf of such shareholder.

         Stock Option Plans
         ------------------

         The Company has two stock option plans, the Stock Option Plan ("1993 Plan") and the Stock Award Plan ("1996 Plan") pursuant to which the Company may grant to officers, directors, employees and consultants incentive and non-qualified options to purchase up to 10% of the outstanding common shares under the 1993 Plan and up to 600,000 common shares under the 1996 Plan, subject to applicable regulatory limits. The 1996 Plan is subject to shareholder approval at the Company's 1997 annual meeting. The exercise price of options granted under the plans may not be less than 75% of the fair market value of the Company's common shares at the date of grant (100% for tax-qualified incentive stock options). Options become exercisable at the date of grant or in equal annual installments over a period of one to four years from the date of grant. The options generally expire five years after the date of grant.

         The 1996 Plan also provides for the granting of stock appreciation rights, restricted units, performance awards and other stock-based awards. The Company had no such awards or rights outstanding at July 31, 1997 or 1996.

                                    - F-17 -

         The activity during the years ended July 31, 1997 and 1996 was as follows:


                                                       1997                                        1996
                                                   ------------                                --------
                                                                 Weighted-                                  Weighted-
                                                                  Average                                    Average
                                          Options             Exercise Price            Options           Exercise Price
                                     ----------------     ----------------------   ----------------   ---------------------

Outstanding - beginning of year             340,000                  $4.15                90,000                 $1.40
      Granted                               368,400                  $6.85               370,000                 $3.95
      Exercised                            (155,000)                 $2.05              (120,000)                $ .85
      Canceled                              (65,000)                 $7.50                     -                 $   -
                                       -----------------       ----------------   -------------------      -----------------
Outstanding - end of year                   488,400                  $6.40               340,000                 $4.15
                                       =================       ================   ===================      =================
Exercisable at end of year                  177,500                  $5.95
                                                                     -----

Weighted-average fair
value of options granted
during the year                                                      $4.45                                       $6.15




         The  following  table  summarizes   information   about  stock  options
outstanding at July 31, 1997:

                                          Options Outstanding                                Options Exercisable
                      -----------------------------------------------------------  ----------------------------------------

                                                Weighted-
                             Number              Average            Weighted-             Number              Weighted -
     Range of             Outstanding           Remaining            Average            Exercisable            Average
  Exercise Prices            as of             Contractual          Exercise               as of               Exercise
                         July 31, 1997             Life               Price            July 31, 1997            Price
--------------------  --------------------  ------------------  -----------------  ---------------------  ------------------
  $0.25 -- $1.00                   10,000                2.66              $0.90                 10,000              $ 0.90
  $1.25 -- $1.50                   60,000                3.39              $1.40                 60,000              $ 1.40
  $3.50 -- $3.75                   25,000                3.55              $3.60                 17,500              $ 3.60
  $5.50 -- $5.75                   50,000                4.77              $5.60                      -               $   -
  $6.25 -- $6.75                  120,000                4.18              $6.50                      -               $   -
  $7.00 -- $7.50                  133,400                4.49              $7.30                      -               $   -
  $9.75 -- $10.50                  90,000                3.57             $10.00                 90,000              $10.00
--------------------  --------------------  ------------------  -----------------  ---------------------  ------------------

  $0.05 -- $2.10                  488,400                4.05              $6.40                177,000              $5.959

         The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income (loss) and net income
(loss) per share is required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and has been determined as if the Company had accounted for all 1997 and 1996 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income (loss) or net income (loss) per share for future years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes multiple option-pricing model. The following weighted average assumptions were used for grants in 1997 and 1996: risk- free interest rates of 5.94% and 6.43%, respectively, an expected option life of 4.92 years and 4.24 years, respectively, expected volatility of 96% and dividend yield of zero.

         The Black-Scholes method is one of many models used to calculate the fair value of options that are freely tradable, fully transferable and that have no vesting restrictions. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

                                     - F-18 -

         Had compensation cost for these plans been determined based on the fair value of awards at the grant date, as prescribed by SFAS 123, net loss or net loss per share would have been as follows:

                                                            1997            1996
                                                            ----            ----
                                                           (in thousands, except
                                                              per share data)
         Net loss applicable to common shareholders:
              As reported                               $(1,701)        $  (581)
              Pro forma (1)                             $(2,121)        $(1,172)
         Net loss per share:
              As reported                               $ (0.42)        $ (0.27)
              Pro forma (1)                             $ (0.55)        $ (0.55)



(1) SFAS 123 applies to awards granted in fiscal years that begin after December 15, 1994. Consequently, the effects of applying SFAS 123 shown here are not likely to be representative of the effects in future years due to the exclusion of awards granted in prior years but vesting (and therefore expensed) in 1996 and 1997.

NOTE 8.  INCOME TAXES

         HealthCare Capital Corp. and its Canadian subsidiaries file separate corporate income tax returns on a stand-alone basis in Canada. Sonus-USA, Inc. files separate corporate income tax returns in the United States.

         There was no provision for income taxes for the years ended July 31, 1997 and 1996 as the Company incurred net operating losses.

         The components of temporary differences that give rise to significant portions of deferred income taxes at July 31, 1997 and 1996 are as follows (in thousands):

                                                             1997         1996
                                                             ----         ----
         Deferred tax assets:
              Net operating losses carried forward      $     839   $      344
              Allowance for doubtful accounts                  44          ---
              Other                                           ---           24
                                                        ---------    ---------
                                                              883          368
         Deferred tax liabilities:
             Goodwill and start-up costs                      (54)         ---
             Other                                            ---          (21)
                                                        ---------    ---------
                                                              829          347
         Less valuation allowance                            (829)        (347)
                                                        ---------    ---------
                                                       $      ---   $      ---
                                                        =========    =========

         A reconciliation of the Company's expected tax expense using the statutory income tax rate to the actual effective rate is as follows:

                                                             1997         1996
                                                             ----         ----
         Tax benefit at statutory rate                        (34)%        (34)%

                                    - F-19 -

           Adjustment for higher Canadian tax rate            ---        (11)
           Capitalized costs deducted for tax purposes        ---         (6)
           Expenses not deductible for tax purposes             5         10
           Change in valuation allowance                       29         41
                                                            -----      -----
           Tax rate per financial statements                  ---%       ---%
                                                            =====      =====

         At July 31, 1997, the Company had approximate net operating loss carryforwards for tax purposes which, if not utilized, expire in the years ended as follows (in thousands):

                                                                            UNITED
                                                   CANADA                   STATES                      TOTAL
                                                   ------                   ------                      -----

         2001                                $         18                 $    ---                   $    18
         2002                                          35                      ---                        35
         2003                                         711                      ---                       711
         2004                                          45                      ---                        45
         2011                                         ---                      303                       303
         2012                                         ---                      906                       906
                                                ---------                 --------                 ---------
                                              $       809                   $1,209                    $2,018
                                               ==========                 ========                 =========

NOTE 9.  RELATED PARTY TRANSACTIONS

         William DeJong is a partner in the Calgary, Alberta law firm of Ballem MacInnes and is a director of the Company. Total fees, disbursements and government sales tax paid to Ballem MacInnes by the Company for legal services as of July 31, 1997 and 1996 were $168,000 and $37,000, respectively (converted from Canadian dollars at July 31, 1997 and 1996).

         In connection with the acquisition of the Midwest Division of Hearing Health Services, Inc., Sonus-USA, Inc. assumed a promissory note with a balance of $360,000 payable to Kathy Foltner, an officer of the Company. The promissory note is payable in equal annual installments of $120,000 beginning July 1, 1997, and bears interest at 6% per annum.

         Gregory J. Frazer, Ph.D., an officer and director of the Company, was a shareholder in certain Hearing Care Associates corporations which the Company acquired during the year ended July 31, 1997. Total consideration paid to Mr. Frazer and his wife in connection with the acquisitions and related noncompetition agreements totaled $933,000 in cash and 294,071 common shares of the Company at a price of $5.00 per share.

         Brandon M. Dawson, an officer and director of the Company, exercised options for 50,000 shares of Common Stock at $1.35 per share (converted from Canadian dollars at May 8, 1997). In connection with such exercise, the Company loaned Mr. Dawson $67,500 to pay the aggregate exercise price of the options. The loan is secured by the stock underlying the exercise of the options and accrues interest at 10% per annum. Gene K. Balzer, Ph.D., a director of the Company, exercised options for 40,000 common shares at $1.40 per share (converted from Canadian dollars at May 19, 1997). In connection with such exercise, the Company loaned Mr. Balzer $56,000 to pay the aggregate exercise price of the options. The loan is secured by the stock underlying the exercise of the options and accrues interest at 10% per annum.

                                    - F-20 -

NOTE 10.  401(K) PLAN

         The Company sponsors a 401(k) plan for all employees who have satisfied minimum service and age requirements. Employees may contribute up to 20% of their compensation to the plan. The Company does not match employee contributions.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

         Operating Leases
         ----------------

         The following is a schedule by year of future minimum lease payments for non-cancelable operating leases at July 31, 1997 (in thousands):

         1998                                                 $   658
         1999                                                     531
         2000                                                     468
         2001                                                     229
         2002                                                     107
         Thereafter                                               146
                                                              -------
         Total minimum lease payments                         $ 2,139
                                                              =======

         Rental expense under operating leases was $810,000 and $208,000 for the years ended July 31, 1997 and 1996, respectively.

         Insurance
         ---------

         In the normal course of business, the Company may become a defendant or plaintiff in various lawsuits. Although a successful claim for which the Company is not fully insured could have a material effect on the Company's financial condition, management is of the opinion that it maintains insurance at levels sufficient to insure itself against the normal risk of operations.

NOTE 12.  SUBSEQUENT EVENTS

         On August 27, 1997, Sonus-USA, Inc. purchased all of the outstanding shares of Hearing Care Associates - Santa Monica, Inc. at a cost of $258,268 cash paid on closing. For cash consideration of $114,135, the sellers entered into covenants not to compete for a period of three years after employment terminates.

NOTE 13.  CANADIAN VERSUS U.S. GAAP

         As of July 31, 1997 and 1996, there were no material differences between Canadian generally accepted accounting principles ("GAAP") and U.S. GAAP.

                                    - F-21 -

NOTE 14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a tabulation of the unaudited quarterly results of operations for the year ended July 31, 1997 (in thousands, except per share data):

                                                                             Quarter ended
                                                           --------------------------------------------------------------------
                                                              October           January            April              July
                                                                1996              1997              1997              1997
                                                                ----              ----              ----              ----

Net revenue                                                  $    1,268        $    2,933        $    4,355       $     4,906
 Operating loss                                                    (299)             (672)             (444)             (318)
Net loss                                                           (298)             (649)             (432)             (322)

 Earnings before interest,
   depreciation and amortization (1)                               (247)             (454)             (251)                9

Net loss per share                                           $    (0.10)       $    (0.15)      $     (0.10)      $     (0.05)



(1) Earnings before  interest,  depreciation  and  amortization is provided  because it is a measure  commonly used by acquisition companies.  It is presented to enhance an understanding of the Company's  operating  results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated.

NOTE 15.  REVERSE STOCK SPLIT

         Effective February 9, 1998, the shareholders approved a one-for-five reverse stock split of the Common Shares. All share and per share information appearing in the accompanying financial statements and related notes has been restated to give effect to the reverse stock split of the Common Shares.

NOTE 16.  ISSUANCE OF PREFERRED SHARES

         On December 24, 1997, the Company completed the sale of 13,333,333 shares of the Company's Series A Convertible Preferred Shares, without nominal or par value (the "Convertible Shares"), together with warrants to purchase an additional 2,000,000 Common Shares, at an exercise price of $12.00 per share to an investor for net proceeds of $15,752,000. The Convertible Shares may be converted at any time, in whole or in part, into Common Shares at the rate of one Common Share for every five Convertible Shares, subject to adjustment on the occurrence of certain events. Each Convertible Share is presently entitled to one-fifth of a vote on matters presented to shareholders of the Company for action.

         The holder of the Convertible Shares is entitled to receive, when, as, and if declared by the board of directors of the Company out of the Company's assets legally available for payment, cumulative dividends from the date of original issuance, payable annually at a rate of 5% per annum on a base amount of $1.35 per share. All accrued and unpaid dividends will be forfeited upon conversion of the Convertible Shares. The dividend rate is subject to increase on specified dates in the event that certain conditions have not been met.

                                    - F-22 -

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of Hearing Care Associates Group as of July 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hearing Care Associates Group as of July 31, 1996, and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP

Portland, Oregon
February 14, 1997

                                    - F-23 -


                                     HEARING CARE ASSOCIATES GROUP

                                             BALANCE SHEET

                                             JULY 31, 1996


                                                 ASSETS

Current assets:

    Cash and cash equivalents                                                                $ 243,167
    Trade accounts receivable, net of allowance for doubtful accounts of $22,130               711,028
    Related party receivable                                                                    97,372
    Prepaid expenses and other current assets                                                   22,013
                                                                                                ------

       Total current assets                                                                  1,073,580

Equipment and fixtures, net                                                                    209,717
Intangible assets, at cost, less accumulated amortization                                      163,387
Deferred taxes                                                                                  20,600
Other assets, net                                                                                9,678
                                                                                                ------

       Total assets                                                                         $1,476,962
                                                                                            ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                                         $ 575,362
    Notes payable                                                                              106,438
    Related party payable                                                                      437,512
    Accrued payroll and related costs                                                          141,175
    Other accrued expenses and current liabilities                                             261,719
                                                                                               -------

       Total current liabilities                                                             1,522,206

Stockholders' equity (deficit):
    Common stock; authorized 24,000 shares;
       issued and outstanding 2,600 shares                                                      70,000
    Accumulated deficit                                                                       (115,244)
                                                                                              --------

       Total stockholders' deficit                                                             (45,244)
                                                                                               -------
                                                                                            $1,476,962
                                                                                            ==========

See accompanying notes to financial statements.

                                                - F-24 -

                          HEARING CARE ASSOCIATES GROUP

                            STATEMENTS OF OPERATIONS

                       YEARS ENDED JULY 31, 1996 AND 1995


                                                  1996               1995
                                                  ----               ----

Product sales                                $   3,480,056       $   2,740,612
Product cost of sales                            1,393,554             659,941
                                              ------------        ------------

                                                 2,086,502           2,080,671

Net patient service revenue                        673,115             513,129

Expenses:
    Selling expenses                             2,949,340           2,147,185
    General and administrative expenses            320,763             151,433
                                              ------------        ------------

                                                 3,270,103           2,298,618
                                              ------------        ------------

        (Loss) income from operations             (510,486)            295,182

    Other income (expense) net                      11,727              (9,817)

        (Loss) income before income taxes         (498,759)            285,365
                                             -------------       -------------

    Income tax (benefit) expense                   (22,900)            108,883
                                             -------------       -------------

        Net (loss) income                   $     (475,859)     $      176,482
                                             =============       =============


See accompanying notes to financial statements.

                                    - F-25 -

                                     HEARING CARE ASSOCIATES GROUP

                                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                        YEARS ENDED JULY 31, 1996 AND 1995

                                                                                              Total
                                                                                           Stockholders'
                                        Common Stock                       Accumulated            Equity
                                           Shares          Par Value         Deficit        (Deficit)
                                           ------          ---------         -------        ---------

Balances at July 31, 1994                      2,600    $      70,000    $      184,133    $    254,133

Net income                                         -                -           176,482         176,482
                                       -------------    -------------    --------------    ------------

Balances at July 31, 1995                      2,600           70,000           360,615         430,615

Net loss                                           -                -         (475,859)        (475,859)
                                       -------------    -------------    -------------     ------------


Balances at July 31, 1996                      2,600    $      70,000    $    (115,244)    $    (45,244)
                                       =============    =============    =============     ============

See accompanying notes to financial statements.

                                                - F-26 -

                                           HEARING CARE ASSOCIATES GROUP
                                             STATEMENTS OF CASH FLOWS
                                        YEARS ENDED JULY 31, 1996 AND 1995

                                                                                1996                    1995
                                                                                ----                    ----
Cash flows from operating activities:
    Net (loss) income                                                      $   (475,859)            $     176,482
    Adjustments to reconcile net (loss) income to
    net cash provided by (used in) operations:
        Depreciation and amortization                                            68,091                    61,422
        Deferred income taxes                                                    54,000                   (34,178)
        Changes in current assets and liabilities:
            Increase in accounts receivable                                    (147,794)                 (358,299)
            Decrease (increase) in notes receivable - related party              57,067                   (20,131)
            (Increase) decrease in prepaid
                expenses and other current assets                               (37,548)                   13,568
            Increase in accounts payable                                        173,483                    56,197
            Increase in accrued expenses and
                other current liabilities                                       223,671                    71,144
                                                                           ------------             -------------

                Net cash used in operating activities                           (84,889)                  (33,795)
                                                                           ------------             -------------

Cash flows from investing activities:
    Purchases of equipment and fixtures                                         (66,597)                  (17,313)
    Acquisition of intangible assets                                            (17,493)                   (3,245)
                                                                           ------------             -------------

                Net cash used in investing activities                           (84,090)                  (20,558)
                                                                           ------------             -------------

Cash flows from financing activities:
    Net proceeds from related parties                                           248,578                  255,095
    Repayments on notes payable                                                 (85,176)                 (71,800)
                                                                           ------------             ------------

                Net cash provided by financing activities                       163,402                  183,295
                                                                           ------------             ------------

                Net increase (decrease) in cash and
                  cash equivalents                                               (5,577)                 128,942

Cash and cash equivalents at beginning of year                                  248,744                  119,802
                                                                           ------------             ------------

Cash and cash equivalents at end of year                                   $    243,167             $    248,744
                                                                           ============             ============

Supplemental disclosures of cash flow information:
    Interest paid                                                          $     21,104             $     13,349
                                                                           ============             ============

    Income taxes paid                                                      $          0             $    143,061
                                                                           ============             ============

See accompanying notes to financial statements.

                                                - F-27 -

                          HEARING CARE ASSOCIATES GROUP
                          NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 1996


(1) ORGANIZATION AND OPERATIONS

    Hearing Care Associates Group (the "Company") consists of three California corporations: Hearing Care Associates - Northridge, Inc., Hearing Care Associates - Glendale, Inc., and Hearing Care Associates -Glendora, Inc. The Company provides hearing rehabilitation services through a network of eleven clinics located in the Los Angeles, California, metropolitan area.

    The accompanying financial statements reflect the combined operations of these three corporations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

    (b) NET REVENUES

    Revenues from the sale of hearing instrument products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

    (c) EQUIPMENT AND FIXTURES

    Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on an accelerated basis over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on an accelerated basis. Estimated useful lives of the assets are:

        Professional equipment                                 7 - 10 years
        Furniture and fixtures                                 7 - 10 years
        Office equipment                                        5 - 7 years
        Leasehold improvements                                      7 years

    (d) INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
                                                                     (Continued)

                                    - F-28 -

    (e) INTANGIBLE ASSETS

    Intangible assets consist of non-compete agreements, purchased patient listings and goodwill (the cost in excess of net assets acquired in a purchase transaction). Goodwill and patient listings are being amortized on a straight-line basis over 15 years. Non-compete agreements are amortized on a straight-line basis over the life of the contract.

    (f) CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

    (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The  carrying  value  of  financial   instruments  such  as  cash  and  cash
    equivalents, trade receivables, notes receivable, trade payables and notes payable, approximate their fair value.

    (h) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at July 31, 1996:

        Professional equipment                               $    254,431
        Office equipment                                          193,736
        Furniture and fixtures                                    143,921
        Leasehold improvements                                     76,627
                                                             ------------

                                                                  668,715

        Less accumulated depreciation                             458,998
                                                             ------------
                                                             $    209,717
                                                             ============

    Depreciation expense for fiscal 1996 and 1995 was $57,172 and $49,236, respectively.

(4) NOTES PAYABLE

    Equipment loans payable to supplier.  The
    loans are due April 15, 1998, and require
    total  monthly  installments  of  $2,000,
    including interest calculated at the rate
    of 9 percent per annum.                                   $    106,438
                                                              ============

(5) INCOME TAXES

    The components of the 1996 and 1995 provision (benefit) for income taxes are
    as follows:                                                      (Continued)

                                    - F-29 -

                                              Year Ended July 31
                                              ------------------
                                            1996            1995
                                            ----            ----

         Current:
            Federal                    $     (76,900)   $     120,449
            State                                  0           22,612
                                       -------------    -------------

                                             (76,900)         143,061
                                       -------------    -------------

         Deferred:
            Federal                           45,465          (28,776)
            State                              8,535           (5,402)
                                       -------------    -------------

                                              54,000          (34,178)
                                       -------------    -------------

              Total                    $     (22,900)   $     108,883
                                       =============    =============


    At July 31, 1995, the difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate was due primarily to state tax expense, net of federal tax benefit. At July 31, 1996, the difference between the total income tax benefit and the income tax benefit computed using the statutory federal income tax rate was due primarily to state tax benefit, net of federal effect, as well as an increase in the valuation allowance.

    The net deferred tax asset of $20,600 at July 31, 1996, consists primarily of net operating loss carryovers and differences resulting from using the cash method of accounting for income tax purposes. No valuation allowance was deemed necessary at July 31, 1995. An increase in the valuation allowance during the year resulted in a valuation allowance at July 31, 1996 of approximately $156,000.

    At July 31, 1996, the Company has a net operating loss carryforward for federal income tax purposes of approximately $274,000.



(6) OPERATING LEASES

    The Company leases offices and equipment under noncancelable operating leases which require future minimum annual rentals as follows:

         Year ending July 31:
           1997                                 $     241,139
           1998                                       207,000
           1999                                       208,908
           2000                                       212,731
           2001                                       216,665
           Thereafter                                 376,956
                                                -------------

                                                $   1,463,399
                                                =============
                                                                     (Continued)

                                    - F-30 -

    Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $208,868 and $236,293, respectively.

(7) RELATED PARTY TRANSACTIONS

    The Company receives advances to fund operations from stockholders who are also employees and officers of the Company. The balance due to these stockholders is $437,512 at July 31, 1996. Employees who are stockholders have also received periodic advances from the Company. The total amount due to the Company from these employees is $97,372 at July 31, 1996, all of which is due within the next fiscal year.

(8) SUBSEQUENT EVENT

    As of October 1, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the province of Alberta, Canada.

    As of September 30, 1996, the Company declared a bonus to a clinic manager in the amount of $236,000. The bonus was payable upon the completion of the acquisition of the Company by HealthCare Hearing Clinics, Inc.

                                    - F-31 -

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the related statements of operations and accumulated earnings and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the results of its operations and cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP

Portland, Oregon
January 16, 1997

                                    - F-32 -


                                          THE MIDWEST DIVISION OF HEARING
                                          HEALTH SERVICES, INC. DBA SONUS

                                                  BALANCE SHEETS


                                                                             June 30,                October 31,
                                                                               1996                     1996
                                                                           -----------               -----------
                                                                                                     (Unaudited)
                                                      ASSETS
Current Assets
    Cash and cash equivalents                                              $     139,396            $     108,240
    Trade accounts receivable, net of allowance
        for doubtful accounts of $57,297                                         313,614                  301,567
    Accounts receivable - other                                                      965                      512
    Inventory                                                                     62,619                   43,161
    Prepaid expenses and other current assets                                     11,049                   35,808
                                                                           -------------            -------------

            Total current assets                                                 527,643                  489,288

Equipment and fixtures, net                                                      389,523                  364,879
Deferred taxes                                                                    39,179                   39,179
Other assets, net                                                                 25,628                   24,212
                                                                           -------------            -------------

                                                                                 454,330                  428,270
                                                                           -------------            -------------

            Total assets                                                   $     981,973            $     917,558
                                                                           =============            =============

                                         LIABILITIES AND RETAINED EARNINGS

Current liabilities:
    Accounts payable                                                       $     221,399            $     224,238
    Accrued payroll and related costs                                            127,164                  101,433
    Patient deposits                                                              23,927                   36,330
    Other accrued expenses                                                        23,538                   27,937
    Capital lease obligations                                                      8,875                    1,775
                                                                           -------------            -------------

            Total current liabilities                                            404,903                  391,713

Related party payable                                                            277,923                  279,126
                                                                           -------------            -------------

            Total liabilities                                                    682,826                  670,839
                                                                           -------------            -------------

Retained earnings                                                                299,147                  246,719
                                                                           -------------            -------------

            Total liabilities and retained earnings                        $     981,973            $     917,558
                                                                           =============            =============

See accompanying notes to financial statements.

                                                      - F-33 -


                                     THE MIDWEST DIVISION OF HEARING
                                     HEALTH SERVICES, INC. DBA SONUS

                            STATEMENTS OF OPERATIONS AND ACCUMULATED EARNINGS




                                                                                    Four Months
                                              Years Ended June 30                Ended October 31
                                          --------------------------        --------------------------
                                            1996            1995              1996             1995
                                            ----            ----              ----             ----
                                                                                    (Unaudited)

Product sales                          $   2,983,955    $   2,878,986    $      930,926    $  1,147,596
Product cost of sales                        934,038        1,031,409           337,488         355,090
                                       -------------    -------------    --------------    ------------

                                           2,049,917        1,847,577           593,438         792,506

Net patient service revenue                  478,702          463,383           174,913         166,412

Expenses:
   Selling expenses                        1,981,736        1,827,201           709,106         687,539
   General and administrative
     expenses                                424,943          356,999           142,957         126,731
                                       -------------    -------------    --------------    ------------

                                           2,406,679        2,184,200           852,063         814,270
                                       -------------    -------------    --------------    ------------

     Income (loss) from operations           121,940          126,760          (83,712)         144,648
                                       -------------    -------------    -------------     ------------

   Interest income                             1,593                -               485               -
                                       -------------    -------------    --------------    ------------

                                               1,593                -               485               -
                                       -------------    -------------    --------------    ------------

     Net income (loss) before
        income taxes                         123,533          126,760          (83,227)         144,648
                                       -------------    -------------    -------------     ------------

Income tax expense (benefit)                  47,687           41,024          (30,799)          57,298
                                       -------------    -------------    -------------     ------------

Net income (loss)                             75,846           85,736          (52,428)          87,350

Accumulated earnings,
    beginning of period                      223,301          137,565           299,147         223,301
                                       -------------    -------------    --------------    ------------

Accumulated earnings, end of period    $     299,147    $     223,301    $      246,719    $    310,651
                                       =============    =============    ==============    ============

See accompanying notes to financial statements.

                                                 - F-34 -

                                          THE MIDWEST DIVISION OF HEARING
                                          HEALTH SERVICES, INC. DBA SONUS
                                             STATEMENTS OF CASH FLOWS

                                                                                       Four Months
                                                Years Ended June 30                 Ended October 31
                                               ------------------------          ------------------------

                                                  1996           1995              1996             1995
                                                  ----           ----              ----             ----
                                                                                    (Unaudited)
Cash flows from operating activities:
  Net income (loss)                         $      75,846    $      85,736    $     (52,428)    $     87,350
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operations:
     Depreciation                                 108,430           90,677           41,200           16,218
     Deferred taxes                               (13,471)           7,226                -                -
     Changes in current assets and liabilities:
     (Increase) decrease in accounts receivable   (18,170)        (199,543)          12,047           53,717
     Decrease (increase) in inventory              49,179           (9,676)          19,458           46,672
     Decrease (increase) in prepaids and
       other assets                                11,302          (27,126)         (22,890)           1,144
     (Decrease) increase in accounts payable      (80,598)          94,897            2,839         (117,433)
     Increase (decrease) in accrued liabilities    15,918           (2,906)         (25,731)          (3,536)
     (Decrease) increase in patient deposits      (20,926)          18,439           12,403            8,897
     (Decrease) increase in other liabilities      (1,037)          58,974          (26,400)          43,115
                                            -------------     ------------     ------------     ------------

       Net cash provided by (used in)
         operating activities                     126,473          116,698          (39,502)         136,144
                                            -------------     ------------     ------------     ------------

Cash flows from investing activities:
  Purchases of equipment and fixtures            (103,853)        (202,904)         (16,556)         (41,243)
                                            -------------     ------------     ------------     ------------

       Net cash used in investing activities     (103,853)        (202,904)         (16,556)         (41,243)
                                            -------------     ------------     --------------   -------------

Cash flows from financing activities:
  Net payments on capital leases                  (24,556)               -           (7,100)         (10,356)
  Net (repayments to) proceeds from
    related parties                                (6,188)         180,497           32,002          (19,799)
                                            -------------     ------------     ------------     ------------

       Net cash (used in) provided by
         financing activities                     (30,744)         180,497           24,902          (30,155)
                                            -------------     ------------     ------------     ------------

Net (decrease) increase in cash and cash
  equivalents                                      (8,124)          94,291          (31,156)          64,746

Cash and cash equivalents at
   beginning of period                            147,520           53,229          139,396          147,520

Cash and cash equivalents at
  end of period                             $     139,396     $    147,520     $    108,240     $    212,266
                                            =============     ============     ============     ============

Supplemental disclosures of cash flow
   information:
    Interest paid                           $       4,068     $     14,437    $         820     $      1,025
                                            =============     ============    =============     ============
    Income taxes paid                       $      61,158     $     33,798    $           0     $     57,298
                                            =============     ============    =============     ============

Schedule of non cash investing and financing
  activities:
    Capital lease obligation                $           -     $     33,431    $          -      $         -
                                            =============     ============    ============      ===========

See accompanying notes to financial statements.

                                                 - F-35 -

                                     THE MIDWEST DIVISION OF HEARING
                                     HEALTH SERVICES, INC. DBA SONUS

                                      NOTES TO FINANCIAL STATEMENTS


(1) ORGANIZATION AND OPERATIONS

    The Midwest Division of Hearing Health Services, Inc. dba Sonus (the Company) consists of the Michigan and Illinois operations of Hearing Health Services, Inc., a Delaware corporation. The Company provides diagnostic, rehabilitation and preventative hearing health care products and services to patients through 14 clinics located in Michigan and Illinois.

    The Michigan and Illinois operations of Hearing Health Services, Inc. operated under separate management independent from other Hearing Health Services, Inc., locations. The accompanying financial statements reflect all significant costs of operations for the Midwest Division of Hearing Health Services, Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents include cash on-hand and short-term investments with original maturities of 90 days or less.

  (b) NET REVENUES

      Revenues from the sale of hearing instrument products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

  (c) INVENTORY

      Inventory is stated at the lower of cost, determined on the first-in, first-out method, or market value. Inventory consists of hearing instruments and batteries, which have been purchased from vendors for resale to customers.

  (d) EQUIPMENT AND FIXTURES

      Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on the straight-line method over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on the straight-line method. Estimated useful lives of the assets are:

             Professional equipment                          7 years
             Furniture and fixtures                          5 years
             Office equipment                                5 years
             Leasehold improvements                      1 - 5 years
                                                                     (Continued)

                                    - F-36 -

  (e) INCOME TAXES

      The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


  (f)  CONCENTRATIONS OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. At times such amounts may be in excess of the FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

  (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The  carrying  value  of  financial  instruments  such  as cash  and  cash
      equivalents,   trade  receivables,   notes  payable  and  trade  payables,
      approximate their fair value.

  (h) USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (i)  INTERIM FINANCIAL STATEMENTS

      In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented.

(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at June 30, 1996:

     Professional equipment                             $     329,453
     Office equipment                                         194,327
     Furniture and fixtures                                    74,445
     Leasehold improvements                                    64,480
                                                        -------------

                                                              662,705

     Less accumulated depreciation and amortization          (273,182)
                                                            ---------

                                                        $     389,523
                                                        =============

                                                                     (Continued)

                                    - F-37 -

    Property and equipment at June 30, 1996 includes assets acquired under capital leases of $23,402, net of accumulated depreciation of $10,029.

    Depreciation expense for fiscal years 1996 and 1995 was $108,430 and $90,677, respectively.

(4) INCOME TAXES

    The Company is a division of, and its operations are included in the tax return for, Hearing Health Services, Inc. Income taxes on the accompanying financial statements are provided on a stand-alone basis as if the Company filed its own tax return.

    The components of the 1996 and 1995 provision (benefit) for income taxes are as follows:

                                               Year Ended June 30,
                                           ---------------------------
                                             1996             1995
                                             ----             ----
Current:
   Federal                              $      51,492     $     28,456
   State                                        9,666            5,342
                                        -------------     ------------

                                               61,158           33,798
                                        -------------     ------------
Deferred:
   Federal                                    (11,342)           6,083
   State                                       (2,129)           1,143
                                        -------------     ------------
                                              (13,471)           7,226
                                        -------------     ------------

     Total                              $      47,687     $     41,024
                                        =============     ============
                                                                     (Continued)

                                    - F-38 -

The difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate for the years ended June 30, 1996 and 1995 is as follows:

                                              1996                 1995
                                              ----                 ----

         Computed tax expense at
         statutory rate                       34.0%                34.0%
         State tax expense, net of
         federal taxes                         4.0%                 2.1%
         Nondeductible expenses                0.6%                 4.2%
                                               ---                  ---

         Total                                38.6%                40.3%
                                              =====                ====


The deferred income tax asset of $39,179 at June 30, 1996 relates primarily to certain reserves not currently deductible for tax purposes. No valuation allowance was deemed necessary and there was no change in the valuation allowance from the prior year. It is more likely than not that the entire amount of the deferred tax asset will be realized due to the taxable income from the carryback availability in prior years.

(5)      LEASES

         (a)      OPERATING LEASES

         The Company leases office and equipment under noncancellable operating leases which require future minimum annual rentals as follows:

                      Year ending June 30
                      1997                              $ 171,811
                      1998                                152,483
                      1999                                101,023
                      2000                                 54,387
                      2001                                 50,156
                      Thereafter                           89,090
                                                           ------

                                                        $ 618,950
                                                        =========

         Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $195,369 and $194,821, respectively.
                                                                     (Continued)

                                    - F-39 -

   (b) CAPITAL LEASES

       The Company leases certain professional equipment under capital leases expiring through 1996. Future minimum lease payments related to capital leases at June 30, 1996 are as follows:

             Total minimum lease payments
               (payable in fiscal year 1997)                  $ 9,900
             Amounts representing interest                      1,025

             Present value of net minimum
             lease payments                                   $ 8,875
                                                              =======

(6)      RELATED PARTY TRANSACTIONS

              The Company receives advances to fund operations from related partnerships managed by Foster Management. The balance due from the Company to these partnerships is $277,923 at June 30, 1996.

              The balance of the related party payable was not assumed by HealthCare Hearing Clinics, Inc., in its acquisition of the Company subsequent to year-end (see note 8). Therefore, the related party payable balance is reflected as a non-current liability on the accompanying financial statements.

              The Company also leases corporate office space from a related party under an agreement which expires in February, 2003. Rent expense recorded for fiscal 1996 was $12,528.

(7)      DEFINED CONTRIBUTION PLAN

              The Company sponsors a defined contribution plan that provides eligible employees (employees that have been employed for 12 months from their date of hire) the opportunity to accumulate funds for their retirement. The plan does not require Company contributions, nor have any contributions been made by the Company for the years ended June 30, 1996 and 1995.

(8)      SUBSEQUENT EVENT

              As of October 31, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the Province of Alberta, Canada.

                                    - F-40 -